As Filed with the Securities and Exchange Commission on February 2, 2007
Registration No. 333-137267

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 2
to

Form S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

EQUITY OFFICE PROPERTIES TRUST
(Exact name of registrant as specified in its charter)

Maryland	36-4151656
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

Two North Riverside Plaza, Suite 2100
Chicago, Illinois 60606
(312) 466-3300
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

EOP OPERATING LIMITED PARTNERSHIP
(Exact name of registrant as specified in its charter)

Delaware	36-4156801
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

Two North Riverside Plaza, Suite 2100
Chicago, Illinois 60606
(312) 466-3300
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Stanley M. Stevens, Esq.
Executive Vice President, Chief Legal Counsel and Secretary
Two North Riverside Plaza, Suite 2100
Chicago, Illinois 60606
(312) 466-3300
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to

Imad I. Qasim, Esq.
Kevin F. Blatchford, Esq.
Sidley Austin LLP
One South Dearborn
Chicago, Illinois 60603
(312) 853-7000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

The registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this Prospectus is not complete and may be changed. The selling securityholders may not resell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any Jurisdiction where the offer or sale is not permitted.

PROSPECTUS

$1,500,000,000

EOP Operating Limited Partnership
4.00% Exchangeable Senior Notes due 2026

Fully and Unconditionally Guaranteed by
Equity Office Properties Trust

We issued a total of $1.5 billion aggregate principal amount of our 4.00% Exchangeable Senior Notes due 2026 in a private placement completed in June 2006.

The notes bear interest at the rate of 4.00% per year, payable on January 15 and July 15 of each year, beginning January 15, 2007. The notes will mature on July 15, 2026. However, on or after January 18, 2012, we may redeem the notes in whole or in part for cash at 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest (including additional interest, if any). We may not redeem the notes prior to January 18, 2012 except to the extent necessary to preserve the status of Equity Office Properties Trust as a real estate investment trust. On January 18, 2012, July 15, 2016 and July 15, 2021, as well as following the occurrence of certain change in control transactions prior to January 18, 2012, holders may require us to repurchase notes in whole or in part for cash at 100% of the principal amount of the notes to be repurchased plus accrued and unpaid interest (including additional interest, if any).

The notes are exchangeable for common shares of beneficial interest, par value $0.01 per share, of Equity Office Properties Trust, a Maryland real estate investment trust, which we refer to as the “EOP common shares,” prior to the close of business on the second business day prior to the stated maturity date at any time on or after July 15, 2025 and also under the following circumstances: (i) if the closing sale price of the EOP common shares reaches a specified threshold over a specified time period; (ii) if the trading price of the notes is below a specified threshold for a specified time period; (iii) if those notes have been called for redemption; (iv) upon the occurrence of the specified transactions described in this prospectus; or (v) if EOP common shares cease to be listed on a U.S. national or regional securities exchange or quoted on the Nasdaq National Market for 30 consecutive trading days. Upon an exchange of notes we will deliver cash and EOP common shares, if any, with an aggregate value, which we refer to as the “exchange value,” equal to the exchange rate multiplied by the average price (as defined in this prospectus) of EOP common shares as follows: (i) an amount in cash, which we refer to as the “principal return,” equal to the lesser of (a) the principal amount of the exchanged notes and (b) the exchange value; and (ii) if the exchange value is greater than the principal return, an amount with a value equal to the difference between the exchange value and the principal return, which we refer to as the “net amount.” The net amount may be paid, at our option, in cash, EOP common shares or a combination of cash and EOP common shares.

The initial exchange rate for each $1,000 principal amount of notes is 23.2542 EOP common shares. This is equivalent to an initial exchange price of approximately $43.00 per EOP common share. For a discussion of the circumstances in which the exchange rate will be subject to adjustment, see “Description of Notes — Exchange Rate Adjustments” in this prospectus. In addition, if certain change in control transactions occur prior to January 18, 2012 and a holder elects to exchange notes in connection with any such transaction, we will increase the exchange rate in connection with such exchange.

The notes are senior unsecured obligations of EOP Operating Limited Partnership and rank equally with all of our other senior unsecured indebtedness and are effectively subordinated to our secured indebtedness and to all liabilities and preferred equity of our subsidiaries. Equity Office Properties Trust is a co-obligor on the notes and fully and unconditionally guarantees them. However, Equity Office Properties Trust has no significant operations, other than as the general partner of EOP Operating Limited Partnership, and no material assets, other than its investment in us.

EOP Operating Limited Partnership and Equity Office Properties Trust do not intend to apply for listing of the notes on any securities exchange or for inclusion of the notes in any automated quotation system. The notes are designated for trading in The PORTALsm Market of the National Association of Securities Dealers, Inc. The notes sold using this prospectus, however, will no longer be eligible for trading in The PORTALsm Market of the National Association of Securities Dealers Inc. Pursuant to a registration rights agreement, EOP Operating Limited Partnership and Equity Office Properties Trust have agreed to file this shelf registration statement permitting the resale of the notes and EOP common shares, if any, issued upon the exchange of the notes. If EOP Operating Limited Partnership or Equity Office Properties Trust fail to comply with specified obligations under the registration rights agreement, additional interest will be payable on the notes.

The selling securityholders identified in this prospectus may offer from time to time up to $1.5 billion aggregate principal amount of the notes and EOP common shares issuable upon exchange of the notes. The notes and the EOP common shares may be offered, in market transactions, in negotiated transactions or otherwise, and at prices and on terms which will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. See “Plan of Distribution” on page 89 for additional information on the methods of sale.

The EOP common shares are listed on the New York Stock Exchange under the symbol “EOP.” On January 31, 2007, the last reported sales price of Equity Office Properties Trust’s common shares on the New York Stock Exchange was $55.55 per share.

INVESTING IN THESE SECURITIES INVOLVES RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 8, AS WELL AS THE RISK FACTORS CONTAINED IN DOCUMENTS EQUITY OFFICE PROPERTIES TRUST AND EOP OPERATING LIMITED PARTNERSHIP FILES WITH THE SECURITIES AND EXCHANGE COMMISSION AND WHICH ARE INCORPORATED BY REFERENCE IN THIS PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is February   , 2007.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process for the delayed offering and sale of securities pursuant to Rule 415 under the Securities Act of 1933. Under the shelf process, the selling securityholders may, from time to time, sell the offered securities described in this prospectus in one or more offerings. Additionally, under the shelf process, in certain circumstances, we may provide a prospectus supplement that will contain specific information about the terms of a particular offering by one or more securityholders. We may also provide a prospectus supplement to add, update or change information contained in this prospectus.

This prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement. We have omitted parts of the registration statement in accordance with the rules and regulations of the SEC. For further information, we refer you to the registration statement on Form S-3 of which this prospectus is a part, including its exhibits. Statements contained in this prospectus and any accompanying prospectus supplement about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters.

You should rely only on the information contained or incorporated by reference in this prospectus and, if applicable, any prospectus supplement. We have not authorized anyone to provide you with any other information. If you receive any other information, you should not rely on it. No offer to sell these securities is being made in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus and, if applicable, any prospectus supplement or any document incorporated by reference in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of this prospectus or on the front cover of the applicable documents or as specifically indicated in the document. Our business, financial condition, results of operations and prospects may have changed since that date.

As used in this prospectus, unless the context otherwise requires, the terms “we,” “us,” “our” and “EOP Partnership” refer to EOP Operating Limited Partnership and its subsidiaries and not to Equity Office Properties Trust, and the term “Equity Office” refers to Equity Office Properties Trust and its subsidiaries, including EOP Operating Limited Partnership, unless the context otherwise requires.

You should read both this prospectus and any prospectus supplement together with the additional information described under the caption “Where You Can Find More Information” on page ii in this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

Equity Office and EOP Partnership file annual, quarterly and special reports, proxy statements (Equity Office only) and other information with the SEC. The filings of Equity Office and EOP Partnership with the SEC are available to the public on the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document that Equity Office or EOP Partnership files with the SEC at its public reference room at Room 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room and their copy charges. You can inspect reports, proxy statements and other information that Equity Office or EOP Partnership files at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

The information incorporated by reference is an important part of this prospectus. Any statement contained in a document which is incorporated by reference in this prospectus is automatically updated and superseded if information contained in this prospectus, or information that Equity Office or EOP Partnership later files with the SEC, prior to the termination of this offering, modifies or replaces this information. The following documents filed with the SEC are incorporated by reference in this prospectus:

•	Annual Report on Form 10-K of Equity Office for the year ended December 31, 2005;

•	Annual Report on Form 10-K of EOP Partnership for the year ended December 31, 2005, as amended by its Form 10-K/A filed on July 25, 2006;

•	Quarterly Reports on Form 10-Q of Equity Office for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006;

•	Quarterly Reports on Form 10-Q of EOP Partnership for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006;

•	Current Reports on Form 8-K of Equity Office filed on March 9, 2006, May 23, 2006, May 31, 2006, June 28, 2006, July 13, 2006, August 23, 2006, August 24, 2006, September 28, 2006, November 20, 2006, December 7, 2006, December 11, 2006, December 27, 2006, December 29, 2006, January 3, 2007, January 11, 2007, January 16, 2007, January 18, 2007, January 22, 2007 (both reports), January 25, 2007 (both reports), January 29, 2007, February 1, 2007 and February 2, 2007;

•	Current Reports on Form 8-K of EOP Partnership filed on May 23, 2006, June 28, 2006, July 13, 2006, two filed on August 24, 2006, September 28, 2006, November 20, 2006, December 7, 2006, December 27, 2006, December 29, 2006, January 3, 2007, January 11, 2007, January 16, 2007, January 18, 2007, January 22, 2007 (both reports), January 25, 2007 (both reports), January 29, 2007, February 1, 2007 and February 2, 2007;

•	Current Report on Form 8-K (reporting on Item 2.05) of Equity Office and EOP Partnership filed on August 1, 2006;

•	Current Report on Form 8-K/A of Equity Office and EOP Partnership filed on November 21, 2006;

•	Proxy statement on Schedule 14A of Equity Office Properties Trust filed on December 29, 2006, and the related Proxy Statement Supplements filed on January 29, 2007 and February 2, 2007;

•	the description of EOP common shares of beneficial interest contained in a Registration Statement on Form 8-A filed with the SEC on June 19, 1997, as amended on July 5, 2001; and

•	all documents filed by either Equity Office or EOP Partnership with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (which we refer to in this prospectus as the “Exchange Act”) (other than current reports furnished under Item 2.02 or 7.01 of Form 8-K) after the date of this prospectus.

To receive a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents), call or write Equity Office Properties Trust, Two North Riverside Plaza, Suite 2100, Chicago, Illinois 60606, Attention: Secretary, Telephone number: (312) 466-3300.

FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which relate to, without limitation, future economic performance, plans and objectives of each of Equity Office and EOP Partnership for future operations and projections of revenue and other financial items, which can be identified by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “estimate” or “continue” or the negative thereof or other variations thereof or compatible terminology. These forward-looking statements are based on management’s present expectations and beliefs about future events. As with any projection or forecast, these statements are subject to risks and uncertainties, including those described or referred to under the caption “Risk Factors” in this prospectus and in the SEC filings of Equity Office and EOP Partnership. These risks and uncertainties could cause actual results to differ materially from those contemplated or implied by forward-looking statements. Important factors that could cause actual results to differ materially from those reflected in such forward-looking statements and that should be considered in evaluating the outlook of Equity Office and EOP Partnership include, but are not limited to, the following:

•	while our occupancy and market rents are increasing, we continue to experience rent roll down in certain markets (although at levels that are significantly less than recent years) as leases expire and are renewed at current rates; our operations also may continue to be negatively impacted by the effect of increased expenses

(including energy, real estate taxes, insurance and repairs and maintenance expense) and significant tenant improvement and leasing costs;

•	although new construction in our principal markets is not high relative to historic levels, we may face increased competition in certain of our markets as buildings currently planned or under development are completed and begin to lease up;

•	our long-term leases cause our operating results to lag improving market conditions;

•	our geographic market diversity may cause our overall operating results to be less favorable than operating results in the strongest markets;

•	in order to continue to pay distributions to our common shareholders and unitholders at anticipated levels, we must borrow funds or sell assets;

•	we were a net seller of real estate in 2005 and expect to continue to sell a significant amount of assets during the remainder of 2006 and in 2007, which may further reduce our income from continuing operations and funds from operations;

•	future disposition activity may also result in gains or losses on sale of real estate, earnings dilution and impairment charges;

•	our performance and share value are subject to risks associated with the real estate industry;

•	new acquisitions may fail to perform as expected;

•	our ability to dispose of assets on terms we find acceptable will be subject to market conditions we do not control;

•	our properties face significant leasing competition;

•	competition for acquisitions or an oversupply of properties for sale could adversely affect us;

•	we face potential adverse effects from tenant bankruptcies or insolvencies; and

•	a hurricane, earthquake or terrorist act could adversely affect our business and, as a result of our self-insurance levels, such losses, or other potential losses, will not be fully covered by third-party insurance.

These and other risks and uncertainties are detailed from time to time in filings by Equity Office and EOP Partnership with the SEC, including their respective Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Except with respect to material changes in such risk factors as may be reflected from time to time in our quarterly filings, Equity Office and EOP Partnership are under no obligation to, and expressly disclaim any obligation to, update or alter its forward-looking statements, whether as a result of changes, new information, subsequent events or otherwise. You are cautioned not to place undue reliance on forward-looking statements contained in this prospectus.

SUMMARY

The information below is only a summary of more detailed information included elsewhere in this prospectus or the documents incorporated herein by reference. This summary does not contain all the information that is important to you or that you should consider before investing in the notes and the EOP common shares for which the notes, in certain circumstances, are exchangeable. As a result, you should read this entire prospectus, as well as the information incorporated herein by reference, carefully.

As used in this prospectus, unless the context otherwise requires, the terms “we,” “us,” “our” and “EOP Partnership” refer to EOP Operating Limited Partnership and its subsidiaries and not to Equity Office Properties Trust, and the term “Equity Office” refers to Equity Office Properties Trust and its subsidiaries, including EOP Operating Limited Partnership, unless the context otherwise requires.

Equity Office Properties Trust and EOP Operating Limited Partnership

General

Equity Office is the largest publicly traded owner and manager of office properties in the United States. Equity Office owns, manages, leases and develops office properties. At September 30, 2006, Equity Office had a national office portfolio comprised of whole or partial interests in 585 office buildings located in 16 states and the District of Columbia. Equity Office owns premium quality office buildings. At September 30, 2006, Equity Office owned buildings in 24 markets and 100 submarkets.

Equity Office is a Maryland real estate investment trust that was formed in 1996 and began operations in 1997. EOP Partnership was also organized in 1996 and began operations in 1997. Equity Office is the sole general partner of EOP Partnership, a Delaware limited partnership. Equity Office owns substantially all of its assets and conducts substantially all of its operations through EOP Partnership and its subsidiaries. As of September 30, 2006, Equity Office owned 90% of the partnership units of EOP Partnership. The remaining units in EOP Partnership are held by various limited partners who have the right to require redemption of their units at any time from Equity Office.

The principal executive offices of Equity Office and EOP Partnership are located at Two North Riverside Plaza, Suite 2100, Chicago, Illinois 60606, and the telephone number is (312) 466-3300.

Recent Developments

Acquisition of EOP Partnership and Equity Office

On November 19, 2006, EOP Partnership and Equity Office issued a joint press release announcing that they have signed a definitive merger agreement to be acquired by affiliates of The Blackstone Group pursuant to two separate concurrent mergers. Consummation of the mergers is subject to the terms and conditions set forth in the merger agreement. We refer to the mergers with The Blackstone Group as the “Blackstone mergers” and the merger agreement, as amended and as it may be further amended from time to time, as the “Blackstone merger agreement.”

On January 17, 2007, Equity Office received an unsolicited, non-binding proposal letter from Dove Parent LLC, an entity formed by Vornado Realty Trust, Starwood Capital Group Global, LLC and Walton Street Capital LLC (which we refer to as the “third party group proposal”) to acquire Equity Office and EOP Partnership.

Shortly after EOP Partnership and Equity Office entered into negotiations with the third party group, and following negotiations with affiliates of The Blackstone Group, The Blackstone Group offered to increase the merger consideration payable under the Blackstone merger agreement conditioned upon an increase in the termination fee payable in connection with the termination of the Blackstone merger agreement under certain circumstances. On January 24, 2007, the Blackstone merger agreement was amended to, among other things, increase the cash merger consideration to be paid to Equity Office’s shareholders to $54.00 per common share from $48.50 per common share, increase the cash merger consideration to be paid to the limited partners of EOP Partnership to $54.00 per unit from $48.50 per unit and increase the termination fee to $500 million from $200 million.

On February 1, 2007, Equity Office received an offer from Vornado Realty Trust with respect to the third party group proposal. The offer states that Vornado Realty Trust proposes to acquire Equity Office for $56 per common share, payable (i) $31 in cash and (ii) in Vornado Realty Trust common shares having a value (based on an average price during a period prior to the closing specified in the transaction documents) equal to $25, except that the fraction of a Vornado Realty Trust common share that would be issued per EOP common share would not be less than 0.1852 nor more than 0.2174. The offer states that this collar assures that the overall value of the Vornado Realty Trust offer would remain $56 per EOP common share so long as the Vornado Realty Trust common share price remains between $115 per share and $135 per share. A copy of the Vornado Realty Trust offer letter has been filed as an exhibit to an Equity Office and EOP Partnership current report on Form 8-K filed with the SEC on February 1, 2007 (and which is incorporated by reference in this prospectus).

If the Blackstone mergers are consummated (or some other “change in control” transaction occurs), holders of notes will have certain exchange rights and make whole rights as described under “Description of Notes — Exchange Rights — Make Whole Upon Certain Change in Control Transactions” and “Description of Notes — Exchange Rights — Exchange upon Specified Transactions.” We urge you to read carefully the Blackstone merger agreement and any amendment thereto in their entirety. A copy of the Blackstone merger agreement, as amended, can be found in the public filings made by EOP Partnership and Equity Office with the SEC, which are available without charge at http://www.sec.gov.

On February 1, 2007, the Equity Office board of trustees met to consider the Vornado Realty Trust offer and unanimously determined to reaffirm its recommendation that its shareholders approve the Blackstone merger and the Blackstone merger agreement.

We also urge you to review the public filings made by Equity Office and EOP Partnership with the SEC for any further developments regarding the Blackstone mergers, the Vornado offer and any other developments regarding a possible acquisition of Equity Office. See “Where You Can Find More Information.”

Consent Solicitation and Proposed Amendments with respect to the Notes

On December 26, 2006, EOP Partnership commenced a solicitation seeking consents to proposed amendments relating to the notes, the indenture relating to the notes and the registration rights agreement relating to the notes (which we refer to as the “registration rights agreement”). The proposed amendments would eliminate substantially all of the restrictive covenants, eliminate certain events of default, modify covenants regarding mergers and consolidations and modify or eliminate certain other provisions contained in the indenture as it relates to the notes and in the notes themselves. In addition, the proposed amendments relating to the registration rights agreement would terminate EOP Partnership’s and Equity Office’s obligations thereunder, including their obligations to maintain a registration statement with respect to the notes and the EOP common shares issuable upon exchange of the notes (such as the registration statement of which this prospectus is a part), other than the obligations to pay liquidated damages upon registration defaults and to indemnify holders of notes under the circumstances set forth in the registration rights agreement. The consent solicitation was conducted in connection with the Blackstone mergers pursuant to the terms of the Blackstone merger agreement.

On January 10, 2007, EOP Partnership announced that the consent solicitation with respect to the notes had expired and that the requisite consents required to adopt the proposed amendments to the indenture, the notes and the registration rights agreement had been obtained. A supplemental indenture to the indenture relating to the notes which contains the proposed amendments to the indenture and the notes has been executed and delivered by EOP Partnership, Equity Office and the trustee with respect to the notes under the indenture and is effective. Also, an amendment to the registration rights agreement has been executed and delivered by EOP Partnership and Equity Office and is effective. The proposed amendments included in the supplemental indenture and the amendment to the registration rights agreement will each only become operative upon consummation of the merger of Equity Office as part of the Blackstone mergers in accordance with the terms and conditions of the Blackstone merger agreement, provided that a “change in control” as defined in the indenture has occurred with respect to the notes (and consummation of the Equity Office merger as part of the Blackstone mergers will constitute a “change in control”). See “Description of Notes — Repurchase at Option of Holders Upon Change of Control” and “— Exchange Rights.” EOP Partnership’s obligation to pay the consent fee with respect to the consent solicitation is subject to certain conditions set forth in the consent solicitation statement dated December 26, 2006, as amended from time to time, including the condition that the closings of the Blackstone mergers pursuant to the Blackstone merger agreement shall have occurred or then be occurring. For more information regarding the consent solicitation, we refer you to the press releases of Equity Office relating thereto, which have been filed as exhibits to current reports on Form 8-K filed by EOP Partnership and Equity Office with the SEC and which are incorporated by reference into this prospectus. See “Where You Can Find More Information.”

The Offering

This summary is not a complete description of the notes. You should read the full text and more specific details contained elsewhere in this prospectus. For a more detailed description of the notes, see the section entitled “Description of Notes” in this prospectus.

In this portion of the summary, the terms “we,” “us,” “our” and “EOP Partnership” refer only to EOP Partnership and not to any of its subsidiaries.

Issuer of Notes	EOP Operating Limited Partnership.

Co-Obligor/Guarantor of Notes	Equity Office Properties Trust, our general partner.

Issuer of Common Shares Upon Exchange of Notes in Certain Circumstances	Equity Office Properties Trust, our general partner.

Notes Offered	$1,500,000,000 aggregate principal amount of 4.00% Exchangeable Senior Notes due 2026.

Ranking of Notes	The notes are our senior unsecured obligations and rank equally with all of our other senior unsecured indebtedness. However, the notes are effectively subordinated to all of our secured indebtedness (to the extent of the collateral securing the same) and to all liabilities and preferred equity of our subsidiaries.

Parent Guarantee	The notes are guaranteed by Equity Office, but Equity Office has no significant operations, other than as our general partner and no material assets, other than its investment in us.

Interest	The notes bear interest at a rate of 4.00% per year. Interest will be payable semi-annually in arrears on January 15 and July 15 of each year, beginning January 15, 2007.

Maturity	The notes will mature on July 15, 2026 unless previously redeemed, repurchased or exchanged by us in accordance with their terms prior to such date.

Redemption of Notes at Our Option	Prior to January 18, 2012, we may not redeem the notes except to preserve the status of Equity Office as a real estate investment trust for U.S. federal income tax purposes (which we refer to in this prospectus as a “REIT”). However, on or after January 18, 2012, we may redeem the notes in whole or in part, upon not less than 30 nor more than 60 days’ prior written notice to holders of the notes, for cash equal to 100% of the principal amount of the notes to be redeemed plus any unpaid interest (including additional interest, if any) accrued to the redemption date.

Repurchase of Notes at Each Holder’s Option on Certain Dates	Holders of notes may require us to repurchase their notes in whole or in part on January 18, 2012, July 15, 2016 and July 15, 2021 for cash equal to 100% of the principal amount of the notes to be repurchased plus any unpaid interest (including additional interest, if any) accrued to the repurchase date.

Repurchase of Notes at Each Holder’s Option Upon Certain Change in Control Transactions	If Equity Office or EOP Partnership undergoes certain change in control transactions prior to January 18, 2012, holders of notes may require us to repurchase their notes in whole or in part for cash equal to 100% of the principal amount of the notes to be repurchased plus any unpaid interest (including additional interest, if any) accrued to the repurchase date.

Exchange Rights	Holders may exchange their notes based on the applicable exchange rate (described below) prior to the close of business on the second business day prior to the stated maturity date at any time on or after July 15, 2025 and also under any of the following circumstances:

• during any calendar quarter beginning after September 30, 2006 (and only during such calendar quarter), if, and only if, the closing sale price of EOP common shares for at least 20 trading days (whether or not consecutive) in the period of 30 consecutive trading days ending on the last trading day of the preceding calendar quarter is greater than 125% of the exchange price per EOP common share in effect on the applicable trading day;

• during the five consecutive trading-day period following any five consecutive trading-day period in which the trading price of the notes was less than 98% of the product of the closing sale price of EOP common shares multiplied by the applicable exchange rate;

• if those notes have been called for redemption, at any time prior to the close of business on the third business day prior to the redemption date;

• upon the occurrence of specified transactions described under “Description of Notes — Exchange Rights” in this prospectus; or

• if EOP common shares are not listed on a U.S. national or regional securities exchange or quoted on the Nasdaq National Market for 30 consecutive trading days.

By delivering to the holder cash and EOP common shares, if any, we will satisfy our obligation with respect to the notes tendered for exchange. Accordingly, upon exchange of a note, accrued and unpaid interest will be deemed to be paid in full, rather than cancelled, extinguished or forfeited.

Exchange Rate	The initial exchange rate for each $1,000 principal amount of notes is 23.2542 EOP common shares, payable in cash and, at our election, EOP common shares, as described under “Description of Notes — Exchange Settlement” in this prospectus. This is equivalent to an initial exchange price of $43.00 per EOP common share. In addition, if certain change in control transactions occur prior to January 18, 2012 and a holder elects to exchange notes in connection with any such transaction, we will increase the exchange rate in connection with such exchange by a number of additional EOP common shares based on the date such transaction becomes effective and the price paid per EOP common share in such transaction as described under “Description of Notes — Exchange Rights — Make Whole Upon Certain Change in Control Transactions” in this prospectus. The exchange rate may also be adjusted under certain other circumstances, including the payment of cash dividends in excess of Equity Office’s current regular quarterly common share cash dividend of $0.33 per share, but will not be adjusted for accrued and unpaid interest on the notes. See “Description of Notes — Exchange Rate Adjustments” in this prospectus.

Exchange Settlement	Upon an exchange of notes we will deliver cash and, at our election, EOP common shares, with an aggregate value, which we refer to as the “exchange value,” equal to the exchange rate multiplied by the average price of EOP common shares as follows: (i) an amount in cash, which we refer to as the “principal return,” equal to the lesser of (a) the principal amount of the exchanged notes and (b) the exchange value and (ii) if the exchange value is greater than the principal return, an amount with a value equal to the difference between the exchange value and the principal return, which we refer to as the “net amount.” The net amount may be paid, at our option, in cash, EOP common shares or a combination of cash and EOP common shares. We refer to any cash delivered upon an exchange of notes as part of the net amount as the “net cash amount” and we refer to any EOP common shares delivered upon an exchange of notes as the “net shares.” Any portion of the net amount that we elect for Equity Office to issue as net shares will be equal to the sum of the daily share amounts (calculated as described under “Description of Notes — Exchange Settlement” in this prospectus) for each trading day in the 10 consecutive trading-day period referred to below, except that we will pay cash in lieu of any fractional EOP common shares issuable, at our option, as net shares based on the average price of EOP common shares.

The “average price” of EOP common shares will be equal to the average of the closing sale prices of EOP common shares over the 10 consecutive trading-day period commencing on the third trading day following the date the notes are tendered for exchange.

We will pay the principal return and cash for fractional shares, and deliver net shares or pay the net cash amount, as applicable, to holders upon an exchange of their notes no later than the third business day following the last trading day of the 10 consecutive trading-day period referred to above.

Restrictions on Ownership	In order to assist Equity Office in maintaining its qualification as a REIT for U.S. federal income tax purposes, no person may own, or be deemed to own by virtue of the attribution rules of the Internal Revenue Code of 1986, as amended (which we refer to in this prospectus as the “Code”), more than 9.9% in value or number, whichever is more restrictive, of the issued and outstanding shares of any class or series of shares of beneficial interest in Equity Office, subject to certain exceptions. In case of requests for waivers or modifications of such limit by persons that are not individuals or treated as individuals under the Internal Revenue Code, the board of trustees of Equity Office is required to waive or modify such limit if, among other things, evidence satisfactory to it is presented that such ownership would not jeopardize Equity Office’s status as a REIT. Notwithstanding any other provision of the notes, no holder of notes is entitled to exchange such notes for EOP common shares to the extent that receipt of such EOP common shares would cause such holder

(together with such holder’s affiliates) to exceed the ownership limit contained in the declaration of trust of Equity Office. See “Description of Shares of Beneficial Interest — REIT Ownership Limitations” in this prospectus.

No Shareholder Rights for Holders of Notes	Holders of notes, as such, will not have any rights as shareholders of Equity Office (including, without limitation, voting rights and rights to receive dividends or other distributions on EOP common shares).

Registration Rights	We and Equity Office have agreed to file, at our expense, with the SEC within 90 calendar days after the original issuance of the notes, and to use our respective reasonable best efforts to cause to become effective within 180 calendar days after the original issuance of the notes, a shelf registration statement, or otherwise make a shelf registration statement available, with respect to the resale of the notes and the EOP common shares that may be issuable upon exchange of the notes. See “Description of Notes — Registration Rights; Additional Interest” in this prospectus.

If EOP Partnership and Equity Office fail to comply with specified obligations under the registration rights agreement, additional interest will be payable on the notes. See “Description of Notes — Registration Rights; Additional Interest” in this prospectus. This prospectus is part of the shelf registration statement filed pursuant to the terms of the registration rights agreement.

Trading	The notes are designated for trading on The PORTAL Market. The notes sold using this prospectus, however, will no longer be eligible for trading on The PORTAL Market. We have not applied, and do not intend to apply, for the listing of the notes on any securities exchange or for quotation on any automated dealer quotation system. EOP common shares are listed on the New York Stock Exchange under the symbol “EOP.”

Use of Proceeds	We will not receive any proceeds from the sale of any securities offered by this prospectus.

Book-Entry Form	The notes are issued in book-entry only form and will be represented by one or more permanent global certificates deposited with a custodian for, and registered in the name of a nominee of, The Depository Trust Company, commonly known as DTC, in New York, New York. Beneficial interests in a global certificate representing the notes are shown on, and transfers will be effected only through, records maintained by DTC and its direct and indirect participants and such interests may not be exchanged for certificated notes, except in limited circumstances described in “Description of Notes — Book-Entry System.”

Material U.S. Federal Income Tax Considerations	The notes and the EOP common shares that may be issuable upon exchange of the notes are subject to special and complex U.S. federal income tax rules. Prospective investors are strongly urged to consult their own tax advisors with respect to the federal, state, local and foreign tax consequences of purchasing, owning and disposing of the notes and EOP common shares for which the notes, in certain circumstances, are exchangeable. See “Material U.S. Federal Income Tax Considerations” in this prospectus.

Risk Factors	You should read carefully the “Risk Factors” beginning on page 8 of this prospectus, as well as the risk factors relating to our business that are incorporated by reference in this prospectus, for certain considerations relevant to an investment in the notes and the EOP common shares for which the notes, in certain circumstances, are exchangeable.

RISK FACTORS

You should carefully consider the risks described below, as well as the risks described in the documents incorporated by reference in this prospectus, before making a decision to invest in the notes and the EOP common shares for which the notes, in certain circumstances, are exchangeable. These risks are not the only ones faced by Equity Office and EOP Partnership. Additional risks not presently known or that are currently deemed immaterial could also materially and adversely affect the financial condition, results of operations, business and prospects of Equity Office and its subsidiaries, including EOP Partnership. The trading price of the notes and the EOP common shares for which the notes, under certain circumstances are exchangeable, could decline due to any of these risks, and you may lose all or part of your investment. This prospectus and the documents incorporated herein by reference also contain forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by Equity Office and EOP Partnership described below and in the documents incorporated herein by reference, including (i) each of Equity Office’s and EOP Partnership’s Annual Report on Form 10-K for the year ended December 31, 2005, as amended by Part II — Item 1A included in each of Equity Office and EOP Partnership’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006 and (ii) documents Equity Office or EOP Partnership file with the SEC after the date of this prospectus and which are deemed incorporated by reference in this prospectus.

Risks Related to this Offering

The effective subordination of the notes may limit our ability to satisfy our obligations under the notes.

The notes are senior unsecured obligations of EOP Partnership and rank equally with all of our other senior unsecured indebtedness. However, the notes are effectively subordinated to all of the secured indebtedness of EOP Partnership to the extent of the value of the collateral securing such indebtedness. As of September 30, 2006, EOP Partnership, exclusive of its subsidiaries, had no outstanding secured indebtedness. The indenture governing the notes does not prohibit us from incurring additional secured indebtedness in the future. Consequently, in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to us, the holders of any secured indebtedness will be entitled to proceed directly against the collateral that secures such secured indebtedness. Therefore, such collateral will not be available for satisfaction of any amounts owed under our unsecured indebtedness, including the notes, until such secured indebtedness is satisfied in full.

The notes also are effectively subordinated to all unsecured and secured liabilities and preferred equity of the subsidiaries of EOP Partnership. In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to any such subsidiary, EOP Partnership, as an equity owner of such subsidiary, and therefore holders of our debt, including the notes, will be subject to the prior claims of such subsidiary’s creditors, including trade creditors, and preferred equity holders. As of September 30, 2006, the total liabilities (exclusive of intercompany debt, trade payables, distributions payable, accrued expenses and other liabilities) and preferred equity of our consolidated subsidiaries was approximately $3.2 billion. In addition, as of September 30, 2006, our share of the total liabilities (exclusive of intercompany debt, trade payables, distributions payable, accrued expenses and other liabilities) and preferred equity of the entities which we account for under the equity method of accounting was approximately $167.7 million. The indenture governing the notes does not prohibit our subsidiaries from incurring additional indebtedness or issuing preferred equity in the future.

We may not have the cash necessary to pay the principal return or to repurchase the notes on specified dates or following certain change in control transactions.

Upon an exchange of notes in accordance with their terms, we will be required to pay the principal return of such notes in cash. Holders of notes also have the right to require us to repurchase the notes for cash on January 18, 2012, July 15, 2016 and July 15, 2021 or upon the occurrence of certain change in control transactions prior to January 18, 2012. Any of our future debt agreements or securities may contain similar provisions. We may not have sufficient funds to pay the principal return or make the required repurchase of notes, as the case may be, in cash at the applicable time and, in such circumstances, may not be able to arrange the necessary financing on favorable terms. In addition, our ability to pay the principal return or make the required repurchase, as the case may be, may be limited by law or the terms of other debt agreements or securities. However, our failure to pay the principal return or make the required repurchase, as the case may be, would constitute an event of default under the indenture governing the notes which, in turn, could constitute an event of default under other debt agreements or securities, thereby resulting in their acceleration and required prepayment and further restrict our ability to make such payments and repurchases. Since Equity Office may determine, in its discretion whether or not to utilize cash to satisfy any or all of the net amount, no assurance can be provided that any cash will be received in satisfaction of the net amount.

Equity Office has no significant operations, other than as our general partner, and no material assets, other than its investment in us.

Equity Office is a co-obligor on the notes and fully and unconditionally guarantees them. However, Equity Office has no significant operations, other than as our general partner, and no material assets, other than its investment in us. Furthermore, Equity Office’s guarantee of notes is effectively subordinated to all unsecured and secured liabilities (exclusive of intercompany debt, trade payables, distributions payable, accrued expenses and other liabilities) and preferred equity of its subsidiaries (including the entities we account for under the equity method of accounting), which, as of September 30, 2006, totaled approximately $15.3 billion in the aggregate.

There is currently no trading market for the notes, and an active liquid trading market for the notes may not develop or, if it develops, be maintained.

There is no existing trading market for the notes. The notes are designated for trading on The PORTAL Market. However, notes sold pursuant to this prospectus will no longer be eligible for trading on The PORTAL Market. We do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes on any automated dealer quotation system. Although the initial purchasers have advised us that they intend to make a market in the notes, they are not obligated to do so and may discontinue any market-making at any time without notice. Accordingly, an active public trading market may not develop for the notes and, even if one develops, may not be maintained. If an active public trading market for the notes does not develop or is not maintained, the market price and liquidity of the notes is likely to be adversely affected and holders may not be able to sell their notes at desired times and prices or at all. If any of the notes are traded after their purchase, they may trade at a discount from their purchase price.

The liquidity of the trading market, if any, and future trading prices of the notes will depend on many factors, including, among other things, the market price of EOP common shares, prevailing interest rates, the financial condition, results of operations, business, prospects and credit quality of Equity Office and its subsidiaries, including us, and other comparable entities, the market for similar securities and the overall securities market, and may be adversely affected by unfavorable changes in any of these factors, some of which are beyond our control and others of which would not affect debt that is not convertible or exchangeable into capital stock. Historically, the market for convertible or exchangeable debt has been volatile. Market volatility could materially and adversely affect the notes, regardless of the financial condition, results of operations, business, prospects or credit quality of Equity Office and its subsidiaries, including us.

The notes have a number of features that may adversely affect the value and trading prices of the notes, including exchange conditions and the lack of financial covenants. Furthermore, even if the exchange conditions are met, since the exchange value of the notes is dependent on the closing sale price of EOP common shares, volatile or depressed market prices for EOP common shares is likely to have a similar effect on the trading prices of the notes. It is impossible to assure holders of notes that the closing sale price of EOP common shares in the future will not have an adverse effect on the trading prices of the notes.

Holders of notes will not be entitled to any rights with respect to EOP common shares, but will be subject to all changes made with respect to EOP common shares.

Holders of notes are not entitled to any rights with respect to EOP common shares (including, without limitation, voting rights and rights to receive any dividends or other distributions on EOP common shares), but holders of notes are subject to all changes affecting EOP common shares. Holders of notes are entitled to the rights afforded EOP common shares only if and when EOP common shares are delivered to them upon an exchange of notes. For example, in the event that an amendment is proposed to the declaration of trust or bylaws of Equity Office requiring shareholder approval and the record date for determining the shareholders of record entitled to vote on the amendment occurs prior to a holder’s receipt of EOP common shares upon an exchange of notes, such holder will not be entitled to vote on the amendment, although such holder will nevertheless be subject to any changes affecting EOP common shares.

The price of EOP common shares may fluctuate significantly.

The market price of EOP common shares may fluctuate significantly in response to many factors, including:

•	actual or anticipated changes in operating results or business prospects;

•	changes in financial estimates by securities analysts;

•	an inability to meet or exceed securities analysts’ estimates or expectations;

•	conditions or trends in our industry or sector;

•	the performance of other office REITs and related market valuations;

•	announcements by Equity Office or its competitors of significant acquisitions, strategic partnerships, divestitures, joint ventures or other strategic initiatives;

•	hedging or arbitrage trading activity in EOP common shares;

•	changes in interest rates and other macroeconomic factors such as job growth;

•	capital commitments;

•	additions or departures of key personnel; and

•	future sales of EOP common shares or securities convertible into, or exchangeable or exercisable for, EOP common shares.

Holders who receive EOP common shares upon exchange of their notes are subject to the risk of volatile and depressed market prices of EOP common shares. In addition, many of the factors listed above are beyond our control. These factors may cause the market price of EOP common shares to decline, regardless of the financial condition, results of operations, business or prospects of Equity Office and its subsidiaries. It is impossible to assure exchanging holders that the market prices of EOP common shares will not fall in the future.

The conditional exchange feature of the notes may prevent an exchange of notes prior to July 15, 2025. We also have the right to deliver all cash upon an exchange of notes and holders may not receive any EOP common shares upon exchange.

The notes are exchangeable prior to the close of business on the second business day prior to the stated maturity date at any time on or after July 15, 2025 and also if the closing sale price of EOP common shares reaches a specified threshold over a specified time period, if the trading price of the notes is below a specified threshold for a specified time period or if certain specified transactions or events occur and then only at prescribed times. See “Description of Notes — Exchange Rights” in this prospectus. If these conditions are not met, holders of notes will not be able to exchange their notes prior to July 15, 2025 and therefore may not be able to receive the value of the consideration for which the notes would otherwise be exchangeable. In addition, even if such conditions are met, upon an exchange of notes, we are required to pay the principal return in cash and, to the extent any net amount exists, we may elect to pay the entire net amount in cash. As a result, we are not required to cause Equity Office to deliver any EOP common shares upon an exchange of notes. Therefore, holders may not be able to obtain any benefits of future ownership of EOP common shares upon any such exchange and would be required to incur the related transaction costs to purchase EOP common shares with the cash consideration received upon such exchange, including EOP common shares that holders may require in order to cover short positions.

The premium payable on notes exchanged in connection with certain change in control transactions prior to January 18, 2012 may not adequately compensate holders for the lost option time value of their notes as a result of any such change in control.

If certain transactions that constitute a change of control occur prior to January 18, 2012, under certain circumstances, we will increase the exchange rate by a number of additional EOP common shares. This increased exchange rate will apply only to holders who exchange their notes in connection with any such transaction. The number of the additional EOP common shares will be determined based on the date on which the transaction becomes effective and the price paid per EOP common share in such transaction, as described under “Description of Notes — Exchange Rights — Make Whole Upon Certain Change in Control Transactions” in this prospectus. While the number of additional EOP common shares is designed to compensate holders for the lost option time value of the notes as a result of such transaction, the amount of the premium payable is only an approximation of such lost value and may not adequately compensate holders for such loss. In addition, notwithstanding the foregoing, if (i) such transaction occurs on or after January 18, 2012, or (ii) the price paid per EOP common share in the transaction is less than $36.21 or equal to or in excess of $100.00, the exchange rate will not be increased. In no event will the number of EOP common shares issuable upon an exchange of a note exceed 27.6166, subject to adjustment under certain circumstances, regardless of when the transaction becomes effective or the price paid per EOP common share in the transaction.

The exchange rate of the notes may not exceed 27.6166 EOP common shares and may not be adjusted for all dilutive events.

The exchange rate of the notes may not exceed 27.6166 EOP common shares for each $1,000 principal amount of notes, subject to adjustment in certain cases. As a result, holders of the notes will not realize the benefits of an increase to the exchange rate otherwise described in this prospectus if such increase, together with previous increases, would result in the issuance of a number of EOP common shares upon exchange in excess of such specified maximum amount.

The exchange rate of the notes is subject to adjustment for certain events, including, but not limited to, certain dividends on EOP common shares, the issuance of certain rights, options or warrants to holders of EOP common shares, subdivisions or combinations of EOP common shares, certain distributions of assets, debt securities, capital stock or cash to holders of EOP common shares and certain tender or exchange offers as described under “Description of Notes — Exchange Rate Adjustments” in this prospectus. The exchange rate will not be adjusted for other events, such as an issuance of EOP common shares for cash, that may adversely affect the trading price of the notes and EOP common shares. There can be no assurance that an event will not occur that is adverse to the interests of the holders of the notes and their value but does not result in an adjustment to the exchange rate.

The definition of a change in control requiring us to repurchase notes is limited and therefore the market price of the notes may decline if EOP Partnership or Equity Office enters into a transaction that is not a change in control under the indenture.

The term “change in control,” as used in the notes and the indenture, is limited and may not include every transaction that might cause the market price of the notes to decline. As a result, our obligation to repurchase the notes upon a change in control may not preserve the value of the notes in the event of a highly leveraged transaction, reorganization, certain mergers or similar transactions.

Upon exchange of the notes, holders may receive less consideration than expected because the value of EOP common shares may decline between the day that the exchange right is exercised and the day the value of the EOP common shares is determined.

The exchange value that holders will receive upon exchange of notes are determined on the basis of the closing sale price of EOP common shares on the New York Stock Exchange for each of the 10 consecutive trading days beginning on the third trading day following the date the notes are tendered for exchange. Accordingly, if the price of EOP common shares decreases after the exchange right is exercised, the exchange value will be adversely affected.

The net share settlement feature of the notes may have adverse consequences.

The net share settlement feature of the notes, as described under “Description of Notes — Exchange Settlement” in this prospectus, may:

•	result in holders receiving no shares upon exchange or fewer shares relative to the exchange value of the notes;

•	reduce our liquidity because we will be required to pay the principal return in cash and all or a portion of the net amount, if any, may be paid, at our option, in cash as well;

•	delay holders’ receipt of the proceeds upon exchange; and

•	subject holders to market risk before receiving any shares upon exchange.

Ownership limitations in the declaration of trust of Equity Office may impair the ability of holders to exchange notes for EOP common shares.

In order to assist Equity Office in maintaining its qualification as a REIT for U.S. federal income tax purposes, no person may own, or be deemed to own by virtue of the attribution rules of the Internal Revenue Code, more than 9.9% in value or number, whichever is more restrictive, of the issued and outstanding shares of any class or series of shares of beneficial interest in Equity Office, subject to certain exceptions. In case of requests for waivers or modifications of such limit by persons that are not individuals or treated as individuals under the Internal Revenue Code, the board of trustees of Equity Office is required to waive or modify such limit if, among other things, evidence satisfactory to it is presented that such ownership would not jeopardize Equity Office’s status as a REIT. Notwithstanding any other provision of the notes, no holder of notes is entitled to exchange such notes for EOP common shares to the extent that receipt of such EOP common shares would cause such holder (together with such holder’s affiliates) to exceed the ownership limit contained in the declaration of trust of Equity Office. See “Description of Shares of Beneficial Interest — REIT Ownership Limitations” in this prospectus.

U.S. Federal Income Tax Risks Related to the Notes

Certain of the possible adjustments to the exchange rate (or the failure to make certain adjustments to the exchange rate) may result in a deemed distribution from Equity Office or in a deemed payment of interest by us to a holder of a note.

The exchange rate for the notes is subject to adjustment under certain circumstances. If certain of the possible adjustments to the exchange rate of the notes are made, a holder may be deemed to have received a distribution from Equity Office or additional interest from us. See “Material U.S. Federal Income Tax Considerations” in this prospectus.

The exchange of notes for cash and any EOP common shares will be taxable for holders.

Upon any exchange of notes for cash and, at our election, any EOP common shares, a U.S. holder will recognize gain or loss in an amount equal to the difference between the amount realized and such holder’s adjusted basis in such notes.

We will withhold U.S. federal income tax from payments to non-U.S. holders of notes upon a redemption or exchange of notes for cash and any common shares.

We intend to withhold applicable U.S. federal income tax from any amount paid to non-U.S. holders of notes upon a redemption or exchange of notes for cash and any common shares. We also intend to withhold applicable U.S. federal income tax from any amount paid to non-U.S. holders with respect to deemed distributions or additional payments from us that may result in connection with certain adjustments made to the conversion rate of the notes. See “Material U.S. Federal Income Tax Considerations” in this prospectus.

RECENT DEVELOPMENTS

Acquisition of EOP Partnership and Equity Office

On November 19, 2006, EOP Partnership and Equity Office issued a joint press release announcing that they have signed a definitive merger agreement to be acquired by affiliates of The Blackstone Group pursuant to two separate concurrent mergers. Consummation of the mergers is subject to the terms and conditions set forth in the merger agreement. We refer to the mergers with The Blackstone Group as the “Blackstone mergers” and the merger agreement, as amended and as it may be further amended from time to time as the “Blackstone merger agreement.”

On January 17, 2007, Equity Office received an unsolicited, non-binding proposal letter from Dove Parent LLC, an entity formed by Vornado Realty Trust, Starwood Capital Group Global, LLC and Walton Street Capital LLC (which we refer to as the “third party group proposal”) to acquire Equity Office and EOP Partnership.

Shortly after EOP Partnership and Equity Office entered into negotiations with the third party group, and following negotiations with affiliates of The Blackstone Group, The Blackstone Group offered to increase the merger consideration payable under the Blackstone merger agreement conditioned upon an increase in the termination fee payable in connection with the termination of the Blackstone merger agreement under certain circumstances. On January 24, 2007, the Blackstone merger agreement was amended to, among other things, increase the cash merger consideration to be paid to Equity Office’s shareholders to $54.00 per common share from $48.50 per common share, increase the cash merger consideration to be paid to the limited partners of EOP Partnership to $54.00 per unit from $48.50 per unit and increase the termination fee to $500 million from $200 million.

On February 1, 2007, Equity Office received an offer from Vornado Realty Trust with respect to the third party group proposal. The offer states that Vornado Realty Trust proposes to acquire Equity Office for $56 per common share, payable (i) $31 in cash and (ii) in Vornado Realty Trust common shares having a value (based on an average price during a period prior to the closing specified in the transaction documents) equal to $25, except that the fraction of a Vornado Realty Trust common share that would be issued per EOP common share would not be less than 0.1852 nor more than 0.2174. The offer states that this collar assures that the overall value of the Vornado Realty Trust offer would remain $56 per EOP common share so long as the Vornado Realty Trust common share price remains between $115 per share and $135 per share. A copy of the Vornado Realty Trust offer letter has been filed as an exhibit to an Equity Office and EOP Partnership current report on Form 8-K filed with the SEC on February 1, 2007 (and which is incorporated by reference in this prospectus).

On February 1, 2007, the Equity Office board of trustees met to consider the Vornado Realty Trust offer and unanimously determined to reaffirm its recommendation that its shareholders approve the Blackstone merger and the Blackstone merger agreement.

If the Blackstone mergers are consummated (or some other “change in control” transaction occurs), holders of notes will have certain exchange rights and make whole rights as described under “Description of Notes — Exchange Rights — Make Whole Upon Certain Change in Control Transactions” and “Description of Notes — Exchange Rights — Exchange upon Specified Transactions.” We urge you to read carefully the Blackstone merger agreement and any amendment thereto in their entirety. A copy of the Blackstone merger agreement, as amended, can be found in the public filings made by EOP Partnership and Equity Office with the SEC, which are available without charge at http://www.sec.gov.

We also urge you to review the public filings made by Equity Office and EOP Partnership with the SEC for any further developments regarding the Blackstone mergers, the Vornado offer and any other developments regarding a possible acquisition of Equity Office. See “Where You Can Find More Information.”

Consent Solicitation and Proposed Amendments with respect to the Notes

On December 26, 2006, EOP Partnership commenced a solicitation seeking consents to proposed amendments relating to the notes, the indenture relating to the notes and the registration rights agreement relating to the notes (which we refer to as the “registration rights agreement”). The proposed amendments would eliminate substantially all of the restrictive covenants, eliminate certain events of default, modify covenants regarding mergers and consolidations and modify or eliminate certain other provisions contained in the indenture as it relates to the notes and in the notes themselves. In addition, the proposed amendments relating to the registration rights agreement would terminate EOP Partnership’s and Equity Office’s obligations thereunder, including their obligations to maintain a registration statement with respect to the notes and the EOP common shares issuable upon exchange of the notes (such as the registration statement of which this prospectus is a part), other than the obligations to pay liquidated damages upon registration defaults and to indemnify holders of notes under the circumstances set forth in the registration rights agreement. The consent solicitation was conducted in connection with the Blackstone mergers pursuant to the terms of the Blackstone merger agreement.

On January 10, 2007, EOP Partnership announced that the consent solicitation with respect to the notes had expired and that the requisite consents required to adopt the proposed amendments to the indenture, the notes and the registration rights agreement had been obtained. A supplemental indenture to the indenture relating to the notes which contains the proposed amendments to the indenture and the notes has been executed and delivered by EOP Partnership, Equity Office and the trustee with respect to the notes under the indenture and is effective. Also, an amendment to the registration rights agreement has been executed and delivered by EOP Partnership and Equity Office and is effective. The proposed amendments included in the supplemental indenture and the amendment to the registration rights agreement will each only become operative upon consummation of the merger of Equity Office as part of the Blackstone mergers in accordance with the terms and conditions of the Blackstone merger agreement, provided that a “change in control” as defined in the indenture has occurred with respect to the notes (and consummation of the Equity Office merger as part of the Blackstone mergers will constitute a “change in control”). See “Description of Notes — Repurchase at Option of Holders Upon Change of Control” and “— Exchange Rights.” EOP Partnership’s obligation to pay the consent fee with respect to the consent solicitation is subject to certain conditions set forth in the consent solicitation statement dated December 26, 2006, as amended from time to time, including the condition that the closings of the Blackstone mergers pursuant to the Blackstone merger agreement shall have occurred or then be occurring. For more information regarding the consent solicitation, we refer you to the press releases of Equity Office relating thereto, which have been filed as exhibits to current reports on Form 8-K filed by EOP Partnership and Equity Office with the SEC and which are incorporated by reference into this prospectus. See “Where You Can Find More Information.”

USE OF PROCEEDS

We will not receive any cash proceeds from the sale of the notes offered by this prospectus or the EOP common shares into which the notes are, in certain circumstances exchangeable.

RATIOS OF EARNINGS TO FIXED CHARGES

The ratios of earnings to fixed charges of each of EOP Partnership and Equity Office for each of the periods indicated are as follows:

	Nine Months
	Ended
	September 30,	Year Ended December 31,
	2006	2005		2004		2003		2002		2001

Ratio of earnings to fixed charges	(a )	1.2	x	1.3	x	1.5	x	1.6	x	1.5x

(a)	Earnings for the nine months ended September 30, 2006 were inadequate to cover fixed charges by $37.6 million. The deficiency was due to a non-cash impairment charge of $188.9 million recorded during the third quarter of 2006 (of which $54.4 million was recorded in continuing operations and $134.5 million in discontinued operations).

The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For this purpose, earnings consist of income before income taxes, allocation to minority interests, income from investments in unconsolidated joint ventures and net gain on sales of real estate plus fixed charges, amortization of capitalized interest, distributed income of investments in unconsolidated joint ventures less capitalized interest and minority interest in pre-tax income of subsidiaries that have not incurred fixed charges. Fixed charges consist of interest expense, capitalized interest and loan amortization costs.

PRICE RANGE OF EQUITY OFFICE PROPERTIES TRUST COMMON SHARES

The EOP common shares began trading on the New York Stock Exchange (the “NYSE”) on July 8, 1997 under the symbol “EOP.” On January 31, 2007, closing price per EOP common share on the NYSE was $55.55, and there were approximately 3,039 holders of record of the EOP common shares. The table below sets forth the historical quarterly high and low sales prices and closing price per EOP common share as reported on the NYSE, and the distributions paid on the EOP common shares with respect to each period.

	High	Low	Close	Distribution

2007
First Quarter (through January 31)	$55.60	$48.05	$55.55	$—
2006
Fourth Quarter	$49.10	$39.39	$48.17	$0.33
Third Quarter	40.32	36.02	39.76	0.33
Second Quarter	36.87	31.78	36.51	0.33
First Quarter	35.00	29.71	33.58	0.33
2005
Fourth Quarter	$33.17	$28.20	$30.33	$0.50
Third Quarter	35.79	31.31	32.71	0.50
Second Quarter	34.39	30.00	33.10	0.50
First Quarter	31.17	27.45	30.13	0.50
2004
Fourth Quarter	$29.86	$27.11	$29.12	$0.50
Third Quarter	28.95	25.71	27.25	0.50
Second Quarter	29.20	23.90	27.20	0.50
First Quarter	30.39	27.81	28.89	0.50

The Equity Office declaration of trust provides that the board of trustees will endeavor to declare and pay distributions as necessary for Equity Office to qualify as a REIT under the Internal Revenue Code. However, shareholders do not have any right to a distribution unless and until authorized by the board of trustees and declared and publicly announced by Equity Office. Distributions also may not be paid on the EOP common shares unless all accumulated but unpaid distributions on each outstanding series of preferred shares of Equity Office have been declared and paid or set apart for payment. The only source of cash for distributions by Equity Office is distributions received from EOP Partnership. EOP Partnership and Equity Office are subject to certain financial covenants and ratios which could have the effect of limiting their ability to pay distributions on partnership units and EOP common shares, respectively.

DESCRIPTION OF NOTES

The following description summarizes certain terms and provisions of the notes, the indenture and the registration rights agreement that we entered into in connection with the notes, does not purport to be complete and is subject to, and qualified in its entirety by reference to, the actual terms and provisions of the notes, the indenture and the registration rights agreement, which are incorporated herein by reference

Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the notes, the indenture or the registration rights agreement, as applicable. As used in this section, the terms “we,” “us,” “our” or “EOP Partnership” refer to EOP Operating Limited Partnership and not to any of its subsidiaries, and the term “Equity Office” refers to Equity Office Properties Trust and not to any of its subsidiaries (including EOP Partnership). Unless the context otherwise requires, the term “interest” includes additional interest, if any, due under the registration rights agreement.

Please see “Recent Developments — Acquisition of EOP Partnership and Equity Office” for information regarding the Blackstone merger agreement pursuant to which EOP Partnership and Equity Office have agreed to be acquired by affiliates of The Blackstone Group and, if the Blackstone mergers are consummated (or some other “change in control” transaction occurs), holders of notes will have certain exchange rights and make whole rights.

Please see “Recent Developments — Consent Solicitation and Proposed Amendments with respect to the Notes” for a description of proposed amendments to the indenture and the notes which will become operative in the event that the Blackstone mergers are consummated and the conditions to the consent solicitation with respect to the notes have been satisfied or waived (to the extent EOP Partnership has the right to waive a condition).

General

The notes have been issued pursuant to an indenture, dated as of August 29, 2000, which EOP Partnership and Equity Office have entered into with U.S. Bank National Association (formerly, U.S. Bank Trust National Association), as trustee, as supplemented by the first supplemental indenture thereto, dated as of June 18, 2001, and the second supplemental indenture thereto, dated as of June 27, 2006. We refer to the indenture as supplemented by the first and second supplemental indentures thereto as the “indenture.”

The terms of the notes include those provisions contained in the notes and the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The notes are subject to all such terms, and holders of notes are referred to the notes, the indenture and the Trust Indenture Act for a statement thereof. Copies of the indenture and the form of the notes are available for inspection at the corporate trust office of the trustee, currently located at 100 Wall Street, 16th Floor, New York, New York 10004.

The notes are senior unsecured obligations of EOP Partnership and rank equally with each other and with all of our other senior unsecured indebtedness. However, the notes are effectively subordinated to our mortgages and other secured indebtedness (to the extent of the value of the collateral securing the same) and to all preferred equity and liabilities, whether secured or unsecured, of our subsidiaries. As of September 30, 2006, we had outstanding, exclusive of our subsidiaries, $11.9 billion of senior unsecured indebtedness (exclusive of intercompany debt, trade payables, distributions payable, accrued expenses and other liabilities) and no secured indebtedness. As of September 30, 2006 our consolidated subsidiaries had outstanding an aggregate of $3.2 billion of preferred equity and liabilities (exclusive of intercompany debt, trade payables, distributions payable, accrued expenses and other liabilities) and our share of the total liabilities (exclusive of intercompany debt, trade payables, distributions payable, accrued expenses and other liabilities) and preferred equity of the entities which we account for under the equity method of accounting were approximately $167.7 million. The indenture does not prohibit us or any of our subsidiaries from incurring additional indebtedness or issuing preferred equity in the future. See “Risk Factors — The effective subordination of the notes may limit our ability to satisfy our obligations under the notes” in this prospectus.

The notes are initially limited to the aggregate principal amount of $1,500,000,000. We may, without the consent of holders of the notes, increase the principal amount of the notes by issuing additional senior debt securities in the future on the same terms and conditions, except for any difference in the issue price and interest accrued prior to the issue date of the additional senior debt securities, and with the same CUSIP number as the notes offered hereby, provided that such additional senior debt securities constitute part of the same issue as the notes offered hereby for U.S. federal income tax purposes. The notes and any additional senior debt securities would rank equally and ratably and would be treated as a single series of debt securities for all purposes under the indenture.

The notes are issued only in fully registered, book-entry form, in denominations of $1,000 and integral multiples thereof, except under the limited circumstances described below under “— Book-Entry System” in this prospectus.

Holders may exchange notes at the office of the exchange agent, present notes for registration of transfer at the office of the registrar for the notes and present notes for payment at maturity at the office of the paying agent. We have appointed the trustee as the initial exchange agent, registrar and paying agent for the notes.

If any interest payment date, stated maturity date, redemption date or repurchase date is not a business day, the payment otherwise required to be made on such date will be made on the next business day without any additional payment as a result of such delay. The term “business day” means, with respect to any note, any day, other than a Saturday, Sunday or any other day on which banking institutions in The City of New York are authorized or obligated by law or executive order to close. All payments will be made in U.S. dollars.

The terms of the notes provide that we are permitted to reduce interest payments and payments upon a redemption, repurchase or exchange of notes otherwise payable to a holder for any amounts we are required to withhold by law. For example, non-U.S. holders of notes may, under some circumstances, be subject to U.S. federal withholding tax with respect to payments of interest on the notes. Moreover, holders of exchangeable debt instruments such as the notes may, in certain circumstances, be deemed to have received distributions with respect to Equity Office stock if the exchange price of such instruments is adjusted even though such holders have not received any cash or property as a result of such adjustments, which deemed distribution (in the case of a non-U.S. holder) will be subject to a U.S. federal withholding tax. See “Material U.S. Federal Income Tax Considerations” in this prospectus. We will set-off any such withholding tax that we are required to pay against payments of interest payable on the notes and payments upon a redemption, repurchase or exchange of notes.

Equity Office is a co-obligor of the notes and fully and unconditionally guarantees them. See “— Guarantee” below. Equity Office has no significant operations, other than as our general partner, and no material assets, other than its investment in us.

The indenture does not contain any provisions that would necessarily protect holders of notes if we or Equity Office were involved in a highly leveraged transaction, reorganization, merger or other similar transaction that may adversely affect us or them. Furthermore, the notes contain certain features that could deter or discourage third party acquisition proposals that could be beneficial to holders.

We or one of our affiliates may, to the extent permitted by applicable law, at any time purchase notes in the open market, by tender at any price or by private agreement. Any note purchased by us or our affiliates (a) after the date that is two years from the latest issuance of the notes may, to the extent permitted by applicable law, be reissued or sold or may be surrendered to the trustee for cancellation or (b) on or prior to the date referred to in clause (a), will be surrendered to the trustee for cancellation. Any notes surrendered for cancellation may not be reissued or resold and will be canceled promptly.

Interest

Interest on the notes accrues at the rate of 4.00% per year from and including June 27, 2006 or the most recent interest payment date to which interest has been paid or provided for, and will be payable semi-annually in arrears on January 15 and July 15 of each year, beginning January 15, 2007. The interest so payable will be paid to each holder in whose name a note is registered at the close of business on the January 1 or July 1 (whether or not a business day) immediately preceding the applicable interest payment date. Interest on the notes is computed on the basis of a 360-day year consisting of twelve 30-day months. In addition, we may be required to pay additional interest on the notes as provided below under “— Registration Rights; Additional Interest” below.

Upon an exchange of notes, accrued interest thereon will be deemed to be paid by delivery of the consideration due to the exchanging holder upon such exchange, except that holders of notes on a record date will be entitled to receive interest payable on the related interest payment date even if such notes are exchanged after such record date and on or prior to such interest payment date. However, unless we have called the notes for redemption on a redemption date that falls after a record date for an interest payment date and on or prior to the related interest payment date, holders who surrender their notes for exchange after such record date and on or prior to such interest payment date must pay to the exchange agent upon exchange an amount in cash equal to the interest payable by us on such interest payment date. The foregoing sentence shall not, however, apply to notes with overdue interest or additional interest at the time of the exchange, with respect to such overdue interest or additional interest, as applicable. No other payment or adjustment will be made for accrued interest on an exchanged note.

If we redeem the notes, or if a holder surrenders a note for repurchase by us in accordance with the terms of such note, we will pay accrued and unpaid interest (including additional interest, if any) to the holder that surrenders such note for redemption or repurchase, as the case may be. However, if an interest payment date falls on or prior to the redemption date or repurchase date for a note, we will pay the accrued and unpaid interest (including additional interest, if any) due on that interest payment date instead to the record holder of such note at the close of business on the related record date.

Maturity

The notes will mature on July 15, 2026 and will be paid against presentation and surrender thereof at the corporate trust office of the trustee unless (1) earlier redeemed by us at our option or repurchased by us at a holder’s option at certain times as described under “— Our Redemption Rights,” “— Repurchase at Option of Holders on

Certain Dates” or “— Repurchase at Option of Holders Upon a Change in Control” below or (2) exchanged at a holder’s option as permitted under “— Exchange Rights” below. The notes will not be entitled to the benefits of, or be subject to, any sinking fund.

Our Redemption Rights

We do not have the right to redeem any notes prior to January 18, 2012, except to preserve the status of Equity Office as a REIT. If, at any time, we determine it is necessary to redeem the notes in order to preserve the status of Equity Office as a REIT, we may redeem the notes, in whole or in part, for cash equal to 100% of the principal amount of the notes plus unpaid interest (including additional interest, if any) accrued to the redemption date. In addition, on or after January 18, 2012, we will have the right to redeem the notes in whole or in part, at any time or from time to time, for cash equal to 100% of the principal amount of the notes to be redeemed plus unpaid interest (including additional interest, if any) accrued to the redemption date. Written notice of redemption must be delivered to holders of the notes not less than 30 nor more than 60 days prior to the redemption date.

If the paying agent holds money sufficient to pay the redemption price due on a note on the redemption date in accordance with the terms of the indenture, then, on and after the redemption date, that note will cease to be outstanding and interest on that note will cease to accrue, whether or not the holder effects a book-entry transfer of that note or delivers that note to the paying agent. Thereafter, all other rights of the holder of that note terminate, other than the right to receive the redemption price and additional interest, if any, due on the redemption date.

If we decide to redeem the notes in part, the trustee will select the notes to be redeemed (in principal amounts of $1,000 and integral multiples thereof) on a pro rata basis or such other method it deems fair and appropriate. If the trustee selects a portion of a note for partial redemption and a holder exchanges a portion of the same note, the exchanged portion will be deemed to be from the portion selected for redemption.

In the event of any redemption of notes in part, we will not be required to:

•	issue or register the transfer or exchange of any note during a period beginning at the opening of business 15 days before any selection of notes for redemption and ending at the close of business on the earliest date on which the relevant notice of redemption is deemed to have been given to all holders of notes to be so redeemed, or

•	register the transfer or exchange of any note so selected for redemption, in whole or in part, except the unredeemed portion of any note being redeemed in part.

If we call notes for redemption, a holder may exchange its notes only until the close of business on the third business day immediately preceding the redemption date, unless we fail to pay the redemption price. See “Exchange Rights — Exchange upon Notice of Redemption” below.

Repurchase at Option of Holders on Certain Dates

Holders of notes may require us to repurchase their notes in whole or in part (in principal amounts of $1,000 and integral multiples thereof) on January 18, 2012, July 15, 2016 and July 15, 2021 for cash equal to 100% of the principal amount of the notes to be repurchased plus unpaid interest (including additional interest, if any) accrued to the repurchase date. To exercise its repurchase right, a holder must deliver a written repurchase notice to the paying agent, which initially is the trustee, during the period beginning at any time from the opening of business on the date that is 30 days prior to the repurchase date until the close of business on the third business day prior to the repurchase date. Our repurchase obligation will be subject to certain additional conditions.

On or before the 30th day prior to each repurchase date, we will provide to the trustee, any paying agent and to all holders of the notes, and to beneficial owners as required by applicable law, a notice stating, among other things:

•	the repurchase price;

•	the name and address of the trustee and any paying agent;

•	that notes with respect to which the holder has delivered a repurchase notice may be exchanged, if otherwise exchangeable, only if the holder withdraws the repurchase notice in accordance with the terms of the indenture; and

•	the procedures that holders must follow to require us to repurchase their notes.

We will also disseminate a press release through Dow Jones & Company, Inc. or Bloomberg Business News containing the information specified in such notice or publish that information in a newspaper of general circulation in The City of New York or on Equity Office’s web site, or through such other public medium as we deem appropriate at that time.

A holder’s notice electing to require us to repurchase notes must specify:

•	if such notes are in certificated form, the certificate number(s) of the notes to be repurchased;

•	the principal amount of notes to be repurchased, in integral multiples of $1,000, provided that the remaining principal amount of notes is in an authorized denomination; and

•	that the notes are to be repurchased by us pursuant to the applicable provisions of the indenture and the notes.

Holders may withdraw any repurchase notice in whole or in part by a written notice of withdrawal delivered to the paying agent prior to the close of business on the third business day prior to the repurchase date. If a holder of notes delivers a repurchase notice, it may not thereafter surrender such notes for exchange unless such repurchase notice is withdrawn as permitted below. The notice of withdrawal must specify:

•	the name of the holder;

•	the principal amount of notes in respect of which the repurchase notice is being withdrawn, which must be an integral multiple of $1,000;

•	if the notes subject to the withdrawal notice are in certificated form, the certificate number(s) of all notes subject to the withdrawal notice; and

•	the principal amount of notes, if any, that remains subject to the repurchase notice, which must be an integral multiple of $1,000.

If the notes are in book-entry form, the above notices must also comply with the appropriate procedures of The Depository Trust Company, or “DTC.”

Holders electing to require us to repurchase notes must either effect book-entry transfer of notes in book-entry form in compliance with appropriate DTC procedures or deliver the notes in certificated form, together with necessary endorsements, to the paying agent prior to the repurchase date to receive payment of the repurchase price on the repurchase date. We will pay the repurchase price within two business days after the later of the repurchase date or the time of such transfer or delivery of the notes.

If the paying agent holds funds sufficient to pay the repurchase price of the notes on the repurchase date, then on and after such date:

•	such notes will cease to be outstanding;

•	interest on such notes will cease to accrue; and

•	all rights of holders of such notes will terminate except the right to receive the repurchase price.

Such will be the case whether or not book-entry transfer of the notes in book-entry form is made and whether or not notes in certificated form, together with the necessary endorsements, are delivered to the paying agent.

No notes may be repurchased by us at the option of the holders thereof if there has occurred and is continuing an event of default with respect to the notes (other than a default in the payment of the repurchase price for those notes). In addition, we may also be unable to repurchase the notes in accordance with their terms. See “Risk Factors — We may not have the cash necessary to pay the principal return and any net amount upon an exchange of notes or to repurchase the notes on specified dates or following certain change in control transactions” in this prospectus.

To the extent legally required in connection with a repurchase of notes, we will comply with the provisions of Rule 13e-4 and other tender offer rules under the Exchange Act then applicable, if any, and will file a Schedule TO or any other schedule required under the Exchange Act.

We may arrange for a third party to purchase any notes for which we receive a valid repurchase notice that is not withdrawn, in the manner and otherwise in compliance with the requirements set forth in the terms of the notes applicable to the offer to repurchase the notes. If a third party purchases any notes under these circumstances, then interest will continue to accrue on those notes and those notes will continue to be outstanding after the repurchase date and will be fungible with all other notes then outstanding. The third party subsequently may resell those purchased notes to other investors.

Repurchase at Option of Holders Upon a Change in Control

If a change in control occurs at any time prior to January 18, 2012, holders of notes may require us to repurchase their notes in whole or in part for cash equal to 100% of the principal amount of the notes to be repurchased plus unpaid interest (including additional interest, if any) accrued to the repurchase date. If a change in control occurs on or after January 18, 2012, holders of notes will not have any right to require us to repurchase their notes, except as described above under “— Repurchase at Option of Holders on Certain Dates”.

Within 20 days after the occurrence of a change in control, we are obligated to give to the holders of the notes notice of the change in control and of the repurchase right arising as a result of the change in control and the repurchase date (which may be no earlier than 15 days and no later than 30 days after the date of such notice). We must also deliver a copy of this notice to the trustee. We will also disseminate a press release through Dow Jones & Company, Inc. or Bloomberg Business News announcing the occurrence of the change in control or publish that information in a newspaper of general circulation in The City of New York, or on Equity Office’s web site, or through such other public medium as we deem appropriate at that time.

To exercise its repurchase right, a holder of notes must deliver to the trustee prior to the close of business on the third business day prior to the repurchase date written notice of such holder’s exercise of its repurchase right. Such notice must state:

•	if such notes are in certificated form, the certificate number(s) of the notes to be repurchased;

•	the portion of the principal amount of notes to be repurchased, in multiples of $1,000, provided that the remaining principal amount of notes is in an authorized denomination; and

•	that the notes are to be repurchased by us pursuant to the applicable provisions of the notes.

Holders may withdraw any repurchase notice in whole or in part by a written notice of withdrawal delivered to the paying agent prior to the close of business on the third business day prior to the repurchase date. If a holder of notes delivers a repurchase notice, it may not thereafter surrender such notes for exchange unless such repurchase notice is withdrawn as permitted below. The notice of withdrawal must specify:

•	the name of the holder;

•	the principal amount of notes in respect of which the repurchase notice is being withdrawn, which must be an integral multiple of $1,000;

•	if the notes subject to the withdrawal notice are in certificated form, the certificate number(s) of all notes subject to the withdrawal notice; and

•	the principal amount of notes, if any, that remains subject to the repurchase notice, which must be an integral multiple of $1,000.

If the notes are in book-entry form, the above notices must comply with the appropriate procedures of DTC.

Holders electing to require us to repurchase notes must either effect book-entry transfer of notes in book-entry form in compliance with appropriate DTC procedures or deliver the notes in certificated form, together with necessary endorsements, to the paying agent prior to the repurchase date to receive payment of the repurchase price on the repurchase date. We will pay the repurchase price within two business days after the later of the repurchase date or the time of such transfer or delivery of the notes.

If the paying agent holds funds sufficient to pay the repurchase price of the notes on the repurchase date, then on and after such date:

•	such notes will cease to be outstanding;

•	interest on such notes will cease to accrue; and

•	all rights of holders of such notes will terminate except the right to receive the repurchase price.

Such will be the case whether or not book-entry transfer of the notes in book-entry form is made and whether or not notes in certificated form, together with the necessary endorsements, are delivered to the paying agent.

A “change in control” will be deemed to have occurred at the time that any of the following occurs:

•	consummation of any transaction or event (whether by means of a share exchange or tender offer applicable to EOP common shares, a liquidation, consolidation, recapitalization, reclassification, combination or merger of Equity Office or a sale, lease or other transfer of all or substantially all of the consolidated assets of Equity Office) or a series of related transactions or events pursuant to which all of the outstanding EOP common shares are exchanged for, converted into or constitute solely the right to receive cash, securities or other property;

•	any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable), other than Equity Office, EOP Partnership or any majority-owned subsidiary of Equity Office or EOP Partnership or any employee benefit plan of Equity Office, EOP Partnership or such subsidiary, is or becomes the “beneficial owner,” directly or indirectly, of more than 70% of the total voting power in the aggregate of all classes of shares of beneficial interest of Equity Office then outstanding entitled to vote generally in elections of trustees;

•	during any period of 12 consecutive months after the date of original issuance of the notes (for so long as Equity Office is our general partner immediately prior to such transaction or series of related transactions), persons who at the beginning of such 12 month period constituted the board of trustees of Equity Office, together with any new persons whose election was approved by a vote of a majority of the persons then still comprising the board of trustees who were either members of the board of trustees at the beginning of such period or whose election, designation or nomination for election was previously so approved, cease for any reason to constitute a majority of the board of trustees of Equity Office; or

•	Equity Office ceases to be our general partner or ceases to control us; provided, however, that the pro rata distribution by Equity Office to its shareholders of its shares of beneficial interest or shares of any of Equity Office’s other subsidiaries will not, in and of itself, constitute a change in control for purposes of this definition.

However, even if any of the events specified in the preceding four bullet points have occurred, except as indicated below, a “change in control” will not be deemed to have occurred if either:

(A) the closing sale price of EOP common shares for any five trading days within (1) the period of 10 consecutive trading days ending immediately after the later of the change in control or the public announcement of the change in control, in the case of a change in control relating to an acquisition of capital stock, or (2) the period of 10 consecutive trading days ending immediately after the change in control, in the case of a change in control relating to a merger, consolidation or asset sale, equals or exceeds 105% of the exchange price applicable to the notes on each of those trading days; provided, however, that the exception to the definition of “change in control” specified in this clause (A) shall not apply in the context of a “change of control” as described under “— Exchange Rights — Exchange Upon Specified Transactions” or “— Exchange Rights — Make Whole Upon Certain Change in Control Transactions” below; or

(B) at least 90% of the consideration (excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights) in a merger, consolidation or other transaction otherwise constituting a change in control consists of shares of common stock (or depositary receipts or other certificates representing common equity interests) traded on a national securities exchange or quoted on the Nasdaq National Market or another established automated over-the-counter trading market in the United States (or will be so traded or quoted immediately following such merger, consolidation or other transaction) and as a result of the merger, consolidation or other transaction the notes become exchangeable into such shares of common stock (or depositary receipts or other certificates representing common equity interests).

For purposes of these provisions “person” includes any syndicate or group that would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act.

The definition of “change in control” includes a phrase relating to the sale, lease or other transfer of “all or substantially all” of the consolidated assets of Equity Office. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of the sale, lease or other transfer of less than all of the consolidated assets of Equity Office may be uncertain.

No notes may be repurchased by us at the option of the holders thereof if there has occurred and is continuing an event of default with respect to the notes (other than a default in the payment of the repurchase price for those notes). In addition, we may also be unable to repurchase the notes in accordance with their terms. See “Risk Factors — We may not have the cash necessary to pay the principal return and any net amount upon an exchange of notes or to repurchase the notes on specified dates or following certain change in control transactions” in this prospectus.

To the extent legally required in connection with a repurchase of notes, we will comply with the provisions of Rule 13e-4 and other tender offer rules under the Exchange Act then applicable, if any, and will file a Schedule TO or any other required schedule under the Exchange Act.

We may arrange for a third party to purchase any notes for which we receive a valid repurchase notice that is not withdrawn, in the manner and otherwise in compliance with the requirements set forth in the terms of the notes applicable to the offer to repurchase the notes. If a third party purchases any notes under these circumstances, then interest will continue to accrue on those notes and those notes will continue to be outstanding after the repurchase date and will be fungible with all other notes then outstanding. The third party subsequently may resell those purchased notes to other investors.

No Shareholder Rights for Holders of Notes

Holders of notes, as such, do not have any rights as shareholders of Equity Office (including, without limitation, voting rights and rights to receive any dividends or other distributions on EOP common shares).

Exchange Rights

Subject to the restrictions on transfer and ownership of EOP common shares and the conditions described below, holders may exchange their notes for cash, EOP common shares or a combination of cash and EOP common shares, at our option, initially at an exchange rate of 23.2542 EOP common shares per $1,000 principal amount of notes (equivalent to an initial exchange price of $43.00 per EOP common share). The exchange rate and the equivalent exchange price in effect at any given time are referred to in this prospectus as the “exchange rate” and the “exchange price,” respectively, and will be subject to adjustment as described herein.

Upon exchange of a note, a holder will not receive any cash payment of interest (unless such exchange occurs after a record date and on or prior to the interest payment date to which it relates) and we will not adjust the exchange rate to account for accrued and unpaid interest. Our delivery to the holder of cash and, if applicable, EOP common shares, if any, will be deemed to satisfy our obligation with respect to notes tendered for exchange. Accordingly, upon an exchange of notes, any accrued but unpaid interest will be deemed to be paid in full, rather than cancelled, extinguished or forfeited.

Holders of notes at the close of business on a record date for an interest payment will receive payment of interest payable on the corresponding interest payment date notwithstanding the exchange of such notes at any time after the close of business on the applicable regular record date. Notes tendered for exchange by a holder after the close of business on any record date for an interest payment and on or prior to the corresponding interest payment date must be accompanied by payment of an amount equal to the interest that the holder is to receive on the notes; provided, however, that no such payment will be required to be made (1) if we have specified a redemption date that is after such record date and on or prior to such interest payment date or (2) with respect to overdue interest (including additional interest), if any overdue interest exists at the time of exchange with respect to such notes.

If a holder exchanges notes and we elect to deliver EOP common shares, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of EOP common shares upon the exchange, if any, unless the tax is due because the holder requests the shares to be issued or delivered to a person other than the holder, in which case the holder will pay that tax prior to receipt of such EOP common shares.

If a holder wishes to exercise its exchange right, such holder must deliver an irrevocable duly completed and manually signed exchange notice, together, if the notes are in certificated form, with the certificated security, to the exchange agent along with appropriate endorsements and transfer documents, if required or, if the notes are in book-entry form, comply with appropriate procedures of DTC, and pay any transfer or similar tax, if required. The exchange agent will, on the holder’s behalf, exchange the notes into cash and EOP common shares, if any. Holders may obtain copies of the required form of the exchange notice from the exchange agent.

If a holder has already delivered a repurchase notice as described under either “— Repurchase at Option of Holders on Certain Dates” or “— Repurchase at Option of Holders Upon a Change in Control” above, with respect to a note, that holder may not tender that note for exchange until the holder has properly withdrawn the repurchase notice.

Upon surrender of a note for exchange, the holder shall deliver to us cash equal to the amount that we are required to deduct and withhold under applicable law in connection with such exchange; provided, however, that if the holder does not deliver such cash, we may deduct and withhold from the consideration otherwise deliverable to such holder the amount required to be deducted and withheld under applicable law.

Holders may surrender their notes for exchange for cash, EOP common shares or a combination of cash and EOP common shares, at our option, at the applicable exchange rate prior to the close of business on the second business day immediately preceding the stated maturity date at any time on or after July 15, 2025 and also under any of the following circumstances:

•	during any calendar quarter beginning after September 30, 2006 (and only during such calendar quarter) if, and only if, the closing sale price of EOP common shares for at least 20 trading days (whether or not consecutive) in the period of 30 consecutive trading days ending on the last trading day of the preceding calendar quarter is more than 125% of the exchange price per EOP common share in effect on the applicable trading day;

•	during the five consecutive trading-day period following any five consecutive trading-day period in which the trading price of the notes was less than 98% of the product of the closing sale price of EOP common shares multiplied by the applicable exchange rate;

•	if those notes have been called for redemption, at any time prior to the close of business on the third business day prior to the redemption date;

•	during prescribed periods upon the occurrence of specified transactions discussed below; or

•	if EOP common shares are not listed on a U.S. national or regional securities exchange or quoted on the Nasdaq National Market for 30 consecutive trading days.

“Closing sale price” of EOP common shares or other capital stock or similar equity interests or other publicly traded securities on any date means the closing sale price per share (or, if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported on the principal United States securities exchange on which EOP common shares or such other capital stock or similar equity interests or other securities are traded or, if EOP common shares or such other capital stock or similar equity interests or other securities are not listed on a United States national or regional securities exchange, as reported by the Nasdaq National Market or by the

National Quotation Bureau Incorporated or another established over-the-counter trading market in the United States. The closing sale price will be determined without regard to after-hours trading or extended market making. In the absence of the foregoing, we will determine the closing sale price on such basis as we consider appropriate.

“Trading day” means a day during which trading in securities generally occurs on the NYSE or, if EOP common shares are not then listed on the NYSE, on the principal other United States national or regional securities exchange on which EOP common shares are then listed or, if EOP common shares are not then listed on a United States national or regional securities exchange, on the Nasdaq National Market or, if EOP common shares are not then quoted on the Nasdaq National Market, in the principal other market on which EOP common shares are then traded.

Make Whole Upon Certain Change in Control Transactions

If a change in control occurs prior to January 18, 2012 as a result of a transaction described in the first or second bullets of the definition of change in control (as set forth above under “— Repurchase at Option of Holders upon a Change in Control”) and a holder elects to exchange its notes in connection with such change in control as described below under “— Exchange Rights — Exchange Upon Specified Transactions,” we will increase the applicable exchange rate for the notes surrendered for exchange by a number of additional EOP common shares (which we refer to in this prospectus as the “additional change in control shares”) as described below. An exchange of notes will be deemed for these purposes to be “in connection with” such a change in control if the notice of exchange of the notes is received by the exchange agent from and including the effective date of the change in control up to and including the 30th business day following the effective date of the change in control.

The number of additional change in control shares will be determined by reference to the table below and is based on the date on which such change in control transaction becomes effective (which we refer to in this prospectus as the “effective date”) and the price (which we refer to in this prospectus as the “stock price”) paid per EOP common share in such transaction. If the holders of EOP common shares receive only cash in the change in control transaction, the stock price shall be the cash amount paid per EOP common share. Otherwise, the stock price shall be the average of the closing sale prices of EOP common shares on the 10 consecutive trading days up to but excluding the effective date.

The stock prices set forth in the first row of the table (i.e., the column headers) will be adjusted as of any date on which the exchange rate of the notes is adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the exchange rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the exchange rate as so adjusted. In addition, the number of additional change in control shares will be subject to adjustment in the same manner as the exchange rate as set forth below under “— Exchange Rate Adjustments.”

The following table sets forth the stock price and number of additional change in control shares of Equity Office to be received per $1,000 principal amount of notes:

	Stock Price
Effective Date	$36.21	$40.00	$45.00	$50.00	$60.00	$70.00	$80.00	$90.00	$100.00

June 27, 2006	4.3624	3.1072	2.0598	1.4864	0.9190	0.6840	0.5749	0.5031	0.4507
July 15, 2007	4.3624	3.0078	1.9270	1.3190	0.7702	0.5661	0.4734	0.4150	0.3722
July 15, 2008	4.3624	2.8765	1.7748	1.1194	0.6071	0.4406	0.3692	0.3246	0.2918
July 15, 2009	4.3624	2.6984	1.5273	0.8772	0.4301	0.3145	0.2669	0.2365	0.2132
July 15, 2010	4.3624	2.4372	1.1807	0.5665	0.2407	0.1847	0.1600	0.1424	0.1285
July 15, 2011	4.3624	2.0126	0.5727	0.1616	0.0725	0.0617	0.0541	0.0482	0.0435
January 18, 2012	4.3624	1.7458	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact stock prices and effective dates may not be set forth in the table, in which case:

(1) if the stock price is between two stock price amounts in the table or the effective date is between two dates in the table, the additional change in control shares will be determined by straight-line interpolation between the number of additional change in control shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year;

(2) if the stock price is equal to or in excess of $100.00 per EOP common share (subject to adjustment), no additional change in control shares will be issued upon exchange; and

(3) if the stock price is less than $36.21 per EOP common share (subject to adjustment), no additional change in control shares will be issued upon exchange.

Notwithstanding the foregoing, in no event will the total number of EOP common shares issuable upon exchange exceed 27.6166 per $1,000 principal amount of notes, subject to adjustment in the same manner as the exchange rate as set forth below under “— Exchange Rate Adjustments.”

Our obligation to deliver the additional change in control shares could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

Exchange Upon Satisfaction of Market Price Condition

A holder may surrender any of its notes for exchange during any calendar quarter beginning after September 30, 2006 (and only during such calendar quarter) if, and only if, the closing sale price of EOP common shares for at least 20 trading days (whether or not consecutive) in the period of 30 consecutive trading days ending on the last trading day of the preceding calendar quarter is more than 125% of the exchange price per EOP common share in effect on the applicable trading day. Equity Office’s board of trustees will make appropriate adjustments, in its good faith determination, to account for any adjustment to the exchange rate that becomes effective, or any event requiring an adjustment to the exchange rate where the ex-dividend date of the event occurs, during that 30 consecutive trading-day period.

Exchange Upon Satisfaction of Trading Price Condition

A holder may surrender any of its notes for exchange during the five consecutive trading-day period following any five consecutive trading-day period in which the trading price per $1,000 principal amount of notes (as determined following a reasonable request by a holder of the notes) was less than 98% of the product of the closing sale price of EOP common shares multiplied by the applicable exchange rate.

The “trading price” of the notes on any date of determination means the average of the secondary market bid quotations per $1,000 principal amount of notes obtained by the trustee for a $5,000,000 principal amount of notes at approximately 3:30 p.m., New York City time, on such determination date from two independent nationally recognized securities dealers we select, which may include the initial purchasers of the notes; provided that if at least two such bids cannot reasonably be obtained by the trustee, but one such bid can reasonably be obtained by the trustee, then one bid shall be used. If the trustee cannot reasonably obtain at least one bid for a $5,000,000 principal amount of notes from a nationally recognized securities dealer or, in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the notes, then the trading price per $1,000 principal amount of notes will be deemed to be less than 98% of the product of the closing sale price of EOP common shares and the exchange rate on such determination date.

The trustee has no obligation to determine the trading price of the notes unless we have requested such determination, and we have no obligation to make such request unless a holder provides us with reasonable evidence that the trading price per $1,000 principal amount of notes is less than 98% of the product of the closing sale price of EOP common shares and the exchange rate, whereupon we shall instruct the trustee to determine the trading price of the notes beginning on the next trading day and on each successive trading day until the trading price is greater than or equal to 98% of the product of the closing sale price of EOP common shares and the exchange rate.

Exchange Upon Notice of Redemption

A holder may surrender for exchange any of the notes called for redemption at any time prior to the close of business on the third business day prior to the redemption date, even if the notes are not otherwise exchangeable at such time. The right to exchange notes will expire at that time, unless we default in making the payment due upon redemption. A holder may exchange fewer than all of its notes so long as the notes exchanged are an integral multiple of $1,000 principal amount and the remaining principal amount of notes is in an authorized denomination.

However, if a holder has already delivered a repurchase notice with respect to a note, such holder may not surrender that note for exchange until it has withdrawn such notice in accordance with the terms of the notes.

Exchange Upon Specified Transactions

If Equity Office elects to:

•	distribute to all holders of EOP common shares certain rights entitling them to purchase, for a period expiring within 45 days, EOP common shares at less than the closing sale price of EOP common shares on the trading day immediately preceding the declaration date of such distribution; or

•	distribute to all holders of EOP common shares assets, debt securities or certain rights to purchase securities of EOP Partnership or Equity Office, which distribution has a per share value exceeding 15% of the closing sale price of EOP common shares on the trading day immediately preceding the declaration date of such distribution, we must notify the holders of notes at least 20 days prior to the ex-dividend date for such distribution. Once we have given that notice, holders may surrender their notes for exchange at any time until the earlier of the close of business on the business day prior to the ex-dividend date or an announcement that such distribution will not take place; provided, however, that a holder may not exercise this right to exchange if the holder may participate, on an as-exchanged basis, in the distribution without exchange of the notes. The ex-dividend date is the first date upon which a sale of the EOP common shares does not automatically transfer the right to receive the relevant distribution from the seller of the EOP common shares to its buyer.

In addition, if EOP Partnership or Equity Office is a party to a consolidation, merger or binding share exchange pursuant to which all of the EOP common shares would be exchanged for cash, securities or other property that is not otherwise a change in control, a holder may surrender its notes for exchange at any time from and including the date that is 15 business days prior to the anticipated effective time of the transaction up to and including five business days after the actual date of such transaction. We will notify holders as promptly as practicable following the date we publicly announce such transaction (but in no event less than 15 business days prior to the anticipated effective time of such transaction).

If a change in control occurs as a result of a transaction described in the first or second bullets of the definition of change in control (as set forth above under “— Repurchase at Option of Holders Upon a Change in Control”), a holder will have the right to exchange its notes at any time from and including the effective date of such transaction up to and including the 30th business day following the effective date of the transaction, subject to expiration of a holder’s exchange right with respect to any notes submitted for repurchase. We will notify holders as promptly as practicable following the date we publicly announce such change in control (but in no event later than five business days prior to the effective date of such change in control).

If EOP Partnership or Equity Office is a party to a consolidation, merger or binding share exchange pursuant to which all of the EOP common shares are exchanged for cash, securities or other property, then at the effective time of the transaction any exchange of notes and the exchange value will be based on the kind and amount of cash, securities or other property that a holder of notes would have received if such holder had exchanged its notes for EOP common shares immediately prior to the effective time of the transaction. For purposes of the foregoing, where a consolidation, merger or binding share exchange involves a transaction that causes EOP common shares to be converted into the right to receive more than a single type of consideration based upon any form of stockholder election, such consideration will be deemed to be the weighted average of the types and amounts of consideration received by the holders of EOP common shares that affirmatively make such an election. If a change in control occurs prior to January 18, 2012 as a result of a transaction described in the first or second bullets of the definition thereof, we will adjust the exchange rate for notes tendered for exchange in connection with the transaction, as described above under “— Exchange Rights — Make Whole Upon Certain Change in Control Transactions”.

Exchange Upon Delisting of EOP Common Shares

A holder may surrender any of its notes for exchange at any time beginning on the first business day after EOP common shares have ceased to be listed on a United States national or regional securities exchange or quoted on the Nasdaq National Market for a 30 consecutive trading-day period.

Exchange Settlement

Upon an exchange of notes, we will deliver, in respect of each $1,000 principal amount of notes tendered for exchange in accordance with their terms:

•	cash in an amount (which we refer to in this prospectus as the “principal return”) equal to the lesser of (a) the principal amount of notes surrendered for exchange and (b) the exchange value, and

•	if the exchange value is greater than the principal return, an amount (which we refer to in this prospectus as the “net amount”) in cash or EOP common shares with an aggregate value equal to the difference between the exchange value and the principal return as described in this prospectus.

We may elect to deliver any portion of the net amount in cash (which we refer to as the “net cash amount”) or EOP common shares, and any portion of the net amount we elect to deliver in EOP common shares (which we refer to in this prospectus as the “net shares”) will be the sum of the daily share amounts (calculated as described below) for each trading day during the applicable exchange period. Prior to the close of business on the second trading day following the date on which notes are tendered for exchange, we will inform holders of such notes of our election to pay cash for all or a portion of the net amount and, if applicable, the portion of the net amount that will be paid in cash and the portion that will be delivered in the form of net shares.

We will deliver cash in lieu of any fractional EOP common shares issuable in connection with payment of the net shares based upon the average price.

The “exchange value” for each $1,000 principal amount of notes is equal to (a) the applicable exchange rate, multiplied by (b) the average price.

The “applicable exchange period” means the 10 consecutive trading-day period commencing on the third trading day following the date the notes are tendered for exchange.

The “average price” is equal to the average of the closing sale prices of EOP common shares for each trading day in the applicable exchange period.

The “daily share amount” for each $1,000 principal amount of notes and each trading day in the applicable exchange period is equal to the greater of:

•	zero; and

•	a number of EOP common shares determined by the following formula:

(closing sale price of EOP common shares on such trading day × applicable exchange rate) — ($1,000 + net cash amount, if any)
10 × closing sale price of EOP common shares on such trading day

The exchange value, principal return, net amount, net cash amount and the number of net shares, as applicable, will be determined by us promptly after the end of the applicable exchange period. We will pay the principal return and cash in lieu of fractional shares, and deliver net shares or pay the net cash amount, as applicable, no later than the third business day following the last trading day of the applicable exchange period.

Exchange Rate Adjustments

The exchange rate shall be adjusted from time to time as follows:

(i) If Equity Office issues EOP common shares as a dividend or distribution on EOP common shares to all holders of EOP common shares, or if Equity Office effects a share split or share combination, the exchange rate will be adjusted based on the following formula:

ER1 = ER0 × OS1/OS0

where

ER0 = the exchange rate in effect immediately prior to the adjustment relating to such event

ER1 = the new exchange rate in effect taking such event into account

OS0 = the number of EOP common shares outstanding immediately prior to such event

OS1 = the number of EOP common shares outstanding immediately after such event.

Any adjustment made pursuant to this paragraph (i) shall become effective on the date that is immediately after (x) the date fixed for the determination of shareholders entitled to receive such dividend or other distribution or (y) the date on which such split or combination becomes effective, as applicable. If any dividend or distribution described in this paragraph (i) is declared but not so paid or made, the new exchange rate shall be readjusted to the exchange rate that would then be in effect if such dividend or distribution had not been declared.

(ii) If Equity Office issues to all holders of EOP common shares any rights, warrants, options or other securities entitling them for a period of not more than 45 days after the date of issuance thereof to subscribe for or purchase EOP common shares, or issues to all holders of EOP common shares securities convertible into EOP common shares for a period of not more than 45 days after the date of issuance thereof, in either case at an exercise price per EOP common share or a conversion price per EOP common share less than the closing sale price of EOP common shares on the business day immediately preceding the time of announcement of such issuance, the exchange rate will be adjusted based on the following formula:

ER1 = ER0 × (OS0+X)/(OS0+Y)

where

ER0 = the exchange rate in effect immediately prior to the adjustment relating to such event

ER1 = the new exchange rate taking such event into account

OS0 = the number of EOP common shares outstanding immediately prior to such event

X =	the total number of EOP common shares issuable pursuant to such rights, warrants, options, other securities or convertible securities

Y =	the number of EOP common shares equal to the quotient of (A) the aggregate price payable to exercise such rights, warrants, options, other securities or convertible securities and (B) the average of the closing sale prices of EOP common shares for the 10 consecutive trading days prior to the business day immediately preceding the date of announcement for the issuance such rights, warrants, options, other securities or convertible securities.

For purposes of this paragraph (ii), in determining whether any rights, warrants, options, other securities or convertible securities entitle the holders to subscribe for or purchase, or exercise a conversion right for, EOP common shares at less than the applicable closing sale price of EOP common shares, and in determining the aggregate exercise or conversion price payable for such EOP common shares, there shall be taken into account any consideration received by Equity Office for such rights, warrants, options, other securities or convertible securities and any amount payable on exercise or conversion thereof, with the value of such consideration, if other than cash, to be determined by Equity Office’s board of trustees. If any right, warrant, option, other security or convertible security described in this paragraph (ii) is not exercised or converted prior to the expiration of the exercisability or convertibility thereof, the new exchange rate shall be readjusted to the exchange rate that would then be in effect if such right, warrant, option, other security or convertible security had not been so issued.

(iii) If Equity Office distributes shares of capital stock, evidences of indebtedness or other assets or property of Equity Office to all holders of EOP common shares, excluding:

(A) dividends, distributions, rights, warrants, options, other securities or convertible securities referred to in paragraph (i) or (ii) above,

(B) dividends or distributions paid exclusively in cash, and

(C) Spin-Offs described below in this paragraph (iii),

then the exchange rate will be adjusted based on the following formula:

ER1 = ER0 × SP0/(SP0-FMV)

where

ER0 = the exchange rate in effect immediately prior to the adjustment relating to such event

ER1 = the new exchange rate taking such event into account

SP0 =	the average of the closing sale prices of EOP common shares for the 10 consecutive trading days prior to the business day immediately preceding the earlier of the record date or the ex-dividend date for such distribution

FMV =	the fair market value (as determined in good faith by Equity Office’s board of trustees) of the shares of capital stock, evidences of indebtedness, assets or property distributed with respect to each outstanding EOP common share on the earlier of the record date or the ex-dividend date for such distribution.

An adjustment to the exchange rate made pursuant to the immediately preceding paragraph shall be made successively whenever any such distribution is made and shall become effective on the day immediately after the date fixed for the determination of holders of EOP common shares entitled to receive such distribution.

If Equity Office distributes to all holders of EOP common shares capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit of Equity Office (which we refer to in this prospectus as a “Spin-Off”), the exchange rate in effect immediately before the close of business on the date fixed for determination of holders of EOP common shares entitled to receive such distribution will be adjusted based on the following formula

ER1 = ER0 × (FMV0+MP0)/MP0

where

ER0 = the exchange rate in effect immediately prior to the adjustment relating to such event

ER1 = the new exchange rate taking such event into account

FMV0 =	the average of the closing sale prices of the capital stock or similar equity interest distributed to holders of EOP common shares applicable to one EOP common share over the first 10 consecutive trading days after the effective date of the Spin-Off

MP0 =	the average of the closing sale prices of EOP common shares over the first 10 consecutive trading days after the effective date of the Spin-Off.

An adjustment to the exchange rate made pursuant to the immediately preceding paragraph will occur on the 10th trading day from and including the effective date of the Spin-Off.

If any such dividend or distribution described in this paragraph (iii) is declared but not paid or made, the new exchange rate shall be readjusted to be the exchange rate that would then be in effect if such dividend or distribution had not been declared.

(iv) If Equity Office makes any cash dividend or distribution in respect of any of its quarterly fiscal periods (without regard to when paid) to all holders of EOP common shares in an aggregate amount that, together with other cash dividends or distributions made in respect of such quarterly fiscal period, exceeds the product of $0.33 (which we refer to in this prospectus as the “Reference Dividend”) multiplied by the number of EOP common shares outstanding on the record date for such distribution, the exchange rate will be adjusted based on the following formula:

ER1 = ER0 × SP0/(SP0-C)

where

ER0 = the exchange rate in effect immediately prior to the adjustment relating to such event

ER1 = the new exchange rate taking such event into account

SP0 =	the average of the closing sale prices of EOP common shares for the 10 consecutive trading days prior to the business day immediately preceding the earlier of the record date or the day prior to the ex-dividend date for such distribution

C =	the amount in cash per share that Equity Office distributes to holders of EOP common shares in respect of such quarterly fiscal period that exceeds the Reference Dividend.

An adjustment to the exchange rate made pursuant to this paragraph (iv) shall become effective on the date immediately after the date fixed for the determination of holders of EOP common shares entitled to receive such dividend or distribution. If any dividend or distribution described in this paragraph (iv) is declared but not so paid or made, the new exchange rate shall be readjusted to the exchange rate that would then be in effect if such dividend or distribution had not been declared.

The Reference Dividend shall be subject to adjustment on account of any of the events set forth in paragraphs (i), (ii) and (iii) above and paragraph (v) below. Any such adjustment will be effected by multiplying the Reference Dividend by a fraction, the numerator of which will equal the exchange rate in effect immediately prior to the adjustment on account of such event and the denominator of which will equal the exchange rate as adjusted.

(v) If Equity Office or any of its subsidiaries makes a payment in respect of a tender offer or exchange offer for EOP common shares to the extent that the cash and value of any other consideration included in the payment per EOP common share exceeds the closing sale price of a EOP common share on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “Expiration Time”), the exchange rate will be adjusted based on the following formula:

ER1 = ER0 × (AC + (SP1 x OS1))/(SP1 X OS0)

where

ER0 = the exchange rate in effect immediately prior to the adjustment relating to such event

ER1 = the new exchange rate taking such event into account

AC =	the aggregate value of all cash and any other consideration (as determined by Equity Office’s board of trustees) paid or payable for EOP common shares purchased in such tender or exchange offer

OS0 =	the number of EOP common shares outstanding immediately prior to the date such tender or exchange offer expires

OS1 =	the number of EOP common shares outstanding immediately after such tender or exchange offer expires (after giving effect to the purchase or exchange of shares pursuant to such tender or exchange offer)

SP1 =	the average of the closing sale prices of EOP common shares for the 10 consecutive trading days commencing on the trading day next succeeding the date such tender or exchange offer expires.

If the application of the foregoing formula would result in a decrease in the exchange rate, no adjustment to the exchange rate will be made.

Any adjustment to the exchange rate made pursuant to this paragraph (v) shall become effective on the date immediately following the Expiration Time. If Equity Office or one of its subsidiaries is obligated to purchase EOP common shares pursuant to any such tender or exchange offer but is permanently prevented by applicable law from effecting any such purchase or all such purchases are rescinded, the new exchange rate shall be readjusted to be the exchange rate that would be in effect if such tender or exchange offer had not been made.

(vi) Notwithstanding the foregoing, in the event of an adjustment to the exchange rate pursuant to paragraphs (iv) or (v), in no event will the exchange rate exceed 27.6166, subject to adjustment pursuant to paragraphs (i), (ii) and (iii).

(vii) If Equity Office has in effect a rights plan while any notes remain outstanding, holders of notes will receive, upon an exchange of notes in respect of which we have elected to deliver net shares, in addition to such net shares, rights under Equity Office’s shareholder rights agreement unless, prior to exchange, the rights have expired, terminated or been redeemed or unless the rights have separated from the EOP common shares. If the rights provided for in the rights plan adopted by Equity Office have separated from the EOP common shares in accordance with the provisions of the applicable shareholder rights agreement so that holders of notes would not be entitled to receive any rights in respect of EOP common shares that we elect to deliver as net shares upon exchange of notes, the exchange rate will be adjusted at the time of separation as if Equity Office had distributed to all holders of EOP common shares capital stock, evidences of indebtedness or other assets or property pursuant to paragraph (iii) above, subject to readjustment upon the subsequent expiration, termination or redemption of the rights. In lieu of any such adjustment, Equity Office may amend such applicable shareholder rights agreement to provide that upon an exchange of notes the holders will receive, in addition to EOP common shares that we elect to deliver as net shares upon such exchange, the rights which would have attached to such EOP common shares if the rights had not become separated from the EOP common shares under such applicable shareholder rights agreement. To the extent that Equity Office adopts any future shareholder rights agreement, upon an exchange of notes in respect of which we elect to deliver EOP common shares as net shares, a holder of notes shall receive, in addition to EOP common shares, the rights under the future shareholder rights agreement whether or not the rights have separated from EOP common shares at the time of exchange and no adjustment will be made in accordance with paragraph (iii) or otherwise.

In addition to the adjustments pursuant to paragraphs (i) through (vii) above, we may increase the exchange rate in order to avoid or diminish any income tax to holders of EOP common shares resulting from any dividend or distribution of capital stock (or rights to acquire EOP common shares) or from any event treated as such for income tax purposes. We may also, from time to time, to the extent permitted by applicable law, increase the exchange rate by any amount for any period if we have determined that such increase would be in the best interests of EOP Partnership or Equity Office. If we make such determination, it will be conclusive and we will mail to holders of the notes a notice of the increased exchange rate and the period during which it will be in effect at least 15 days prior to the date the increased exchange rate takes effect in accordance with applicable law.

We will not make any adjustment to the exchange rate if holders of the notes are permitted to participate, on an as-exchanged basis, in the transactions described above.

The applicable exchange rate will not be adjusted upon certain events, including but not limited to:

•	the issuance of any EOP common shares pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on securities of EOP Partnership or those of Equity Office and the investment of additional optional amounts in shares of EOP common shares under any plan;

•	the issuance of any EOP common shares or options or rights to purchase those shares pursuant to any present or future employee, trustee or consultant benefit plan, employee agreement or arrangement or program of EOP Partnership or Equity Office;

•	the issuance of any EOP common shares pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security outstanding as of the date the notes were first issued;

•	a change in the par value of EOP common shares;

•	accumulated and unpaid dividends or distributions;

•	as a result of a tender offer solely to holders of less than 100 EOP common shares; and

•	the issuance of limited partnership units by EOP Partnership and the issuance of EOP common shares or the payment of cash upon redemption thereof.

No adjustment in the exchange price will be required unless the adjustment would require an increase or decrease of at least 1% of the exchange price. If the adjustment is not made because the adjustment does not change the exchange price by at least 1%, then the adjustment that is not made will be carried forward and taken into account in any future adjustment. All required calculations will be made to the nearest cent or 1/1000th of a share, as the case may be. Notwithstanding the foregoing, if the notes are called for redemption, all adjustments not previously made will be made on the applicable redemption date.

If certain of the possible adjustments to the exchange price of the notes are made, a holder may be deemed to have received a distribution from Equity Office or additional interest from us even though such holder has not received any cash or property as a result of such adjustments. We intend to withhold federal income tax (in the case of a non-U.S. holder) with respect to any deemed distribution from Equity Office, from cash payments of interest and payments in redemption, repurchase or exchange of the notes. See “Material U.S. Federal Income Tax Considerations” in this prospectus.

Ownership Limit

In order to assist Equity Office in maintaining its qualification as a REIT for U.S. federal income tax purposes, no person may own, or be deemed to own by virtue of the attribution rules of the Internal Revenue Code, more than 9.9% in value or number, whichever is more restrictive, of the issued and outstanding shares of any class or series of shares of beneficial interest in Equity Office, subject to certain exceptions. In case of requests for waivers or modifications of such limit by persons that are not individuals or treated as individuals under the Internal Revenue Code, the board of trustees of Equity Office is required to waive or modify such limit if, among other things, evidence satisfactory to it is presented that such ownership would not jeopardize Equity Office’s status as a REIT. Notwithstanding any other provision of the notes, no holder of notes will be entitled to exchange such notes for EOP common shares to the extent that receipt of such EOP common shares would cause such holder (together with such holder’s affiliates) to exceed the ownership limit contained in the declaration of trust of Equity Office. See “Description of Shares of Beneficial Interest — REIT Ownership Limitations” in this prospectus.

Calculations in Respect of the Notes

Except as explicitly specified otherwise herein, we are responsible for making all calculations required under the notes. These calculations include, but are not limited to, determinations of the exchange price and exchange rate applicable to the notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of the notes. We will provide a schedule of our calculations to the trustee, and the trustee is entitled to rely upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of notes upon request within 20 business days of the effective date of any adjustment.

Guarantee

Equity Office is a co-obligor of the notes and fully and unconditionally guarantees the due and punctual payment of principal of and interest on the notes, whether at stated maturity, by declaration of acceleration, call for redemption, notice of repurchase or otherwise. Equity Office has no significant operations, other than as our general partner, and no material assets, other than its investment in us.

Merger, Consolidation or Sale

Each of EOP Partnership and Equity Office may consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other corporation, limited liability company, association, partnership, real estate investment trust, company or business trust, provided that:

•	EOP Partnership or Equity Office, as the case may be, is the continuing entity, or the successor entity or its transferees or assignees of such assets, if other than EOP Partnership or Equity Office, as the case may be, formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets by lease, subject to EOP Partnership’s or Equity Office’s continuing obligations set forth in the indenture, or otherwise, either directly or indirectly, shall expressly assume payment of the principal of, and interest on, the notes, in the case of EOP Partnership and Equity Office, or the obligations of Equity Office under the guarantee, as the case may be, and the due and punctual performance and observance of all of the covenants contained in the indenture;

•	if as a result of such transaction the notes become exchangeable into common stock or other securities issued by a third party, such third party assumes or fully and unconditionally guarantees all obligations under the notes and the indenture;

•	the successor entity formed by or resulting from any such consolidation or merger or which shall have received the transfer of assets shall be a United States entity;

•	immediately after giving effect to such transaction, no event of default under the indenture, and no event which, after notice or the lapse of time, or both, would become such an event of default, shall have occurred and be continuing; and

•	an officer’s certificate of EOP Partnership or Equity Office, as applicable, and legal opinion covering such conditions shall be delivered to the trustee.

Events of Default, Notice and Waiver

The following events are “events of default” with respect to the notes:

•	default by us for 30 days in the payment of any installment of interest (including additional interest, if any) on the notes;

•	default by us in the payment of the principal of the notes when the same becomes due and payable, whether on the stated maturity date or any earlier date of redemption or repurchase or otherwise;

•	default in the delivery when due of the exchange value, on the terms set forth in the indenture and the notes, upon exercise of a holder’s exchange right in accordance with the indenture and the continuation of such default for 10 days;

•	our failure to provide notice of the occurrence of a change in control when required under the indenture;

•	default by EOP Partnership or Equity Office in the performance, or breach by EOP Partnership or Equity Office, of any of their respective other covenants contained in the indenture with respect to the notes; such default having continued for 60 days after written notice as provided pursuant to the indenture;

•	default by us in the payment of an aggregate principal amount exceeding $50,000,000 of any evidence of recourse indebtedness or any mortgage, indenture or other instrument under which such indebtedness is issued or by which such indebtedness is secured, such default having occurred after the expiration of any applicable grace period and having resulted in the acceleration of the maturity of such indebtedness, but only if such indebtedness is not discharged or such acceleration is not rescinded or annulled, such default having continued for a period of 10 days after written notice as provided pursuant to the indenture; and

•	specified events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee for EOP Partnership or any Significant Subsidiary (as defined in Article I, Rule 1-02 of Regulation S-X, promulgated under the Securities Act) of EOP Partnership or any of their respective property.

If an event of default under the indenture occurs and is continuing, then in every such case the trustee or the holders of not less than 25% in principal amount of the outstanding notes may declare the principal amount of all of the notes to be due and payable immediately by written notice thereof to EOP Partnership, and to the trustee if given by the holders. However, at any time after such a declaration of acceleration with respect to the notes has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding notes may rescind and annul such declaration and its consequences if:

•	we shall have paid or deposited with the trustee all required payments of the principal of, and interest (including additional interest, if any) on, the notes, plus required fees, expenses, disbursements and advances of the trustee; and

•	all events of default, other than the nonpayment of accelerated principal of, or interest (including additional interest, if any) on, the notes have been cured or waived as provided in the indenture.

The indenture also provides that the holders of a majority in principal amount of the outstanding notes may waive any past default and its consequences, except a default:

•	in the payment of the principal of, or interest (including additional interest, if any) on, the notes;

•	our failure to exchange any note in accordance with the provisions of the indenture; or

•	in respect of a covenant or provision contained in the indenture that cannot be modified or amended without the consent of the holder of each note affected thereby.

The trustee is required to give notice to the holders of notes within 90 days of a default under the indenture unless such default has been cured or waived; provided, however, that the trustee may withhold notice to the holders of any default (except a default in the payment of the principal of, or interest (including additional interest, if any) on, the notes) if specified responsible officers of the trustee consider such withholding to be in the interest of such holders.

The indenture provides that no holder of the notes may institute any proceedings, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy thereunder, except in the case of failure of the trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an event of default from the holders of not less than 25% in principal amount of the outstanding notes, as well as an offer of indemnity reasonably satisfactory to it. This provision will not prevent, however, any holder of the notes from instituting suit for the enforcement of payment of the principal of, and interest (including additional interest, if any) on, the notes at the respective due dates thereof.

Subject to the provisions in the indenture relating to its duties in case of default, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any holders of the notes then outstanding under the indenture, unless such holders shall have offered to the trustee thereunder reasonable security or indemnity. The holders of a majority in principal amount of the outstanding notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee in respect of the notes, or of exercising any trust or power conferred upon the trustee in respect of the notes. However, the trustee may refuse to follow any direction which is in conflict with any law or the indenture, which may involve the trustee in personal liability or which may be unduly prejudicial to the holders of the notes not joining therein, but may take any other action deemed proper by the trustee which is not inconsistent with such direction.

Within 120 days after the close of each fiscal year, EOP Partnership and Equity Office must deliver to the trustee a certificate, signed by one of several specified officers of Equity Office, acting for itself and as EOP Partnership’s general partner, stating whether or not such officer has knowledge of any default applicable to the notes under the indenture and, if so, specifying each such default and the nature and status thereof.

Modification of the Indenture

Modifications and amendments of the indenture are permitted to be made only with the consent of the holders of a majority in principal amount of all outstanding debt securities affected by such modification or amendment (voting together as a single class); provided, however, that no such modification or amendment may, without the consent of the holders of each such note affected thereby:

•	change the stated maturity of the principal of, or any installment of interest (including additional interest, if any) on, the notes;

•	reduce the principal amount of, or the rate of interest (including additional interest, if any) on, or change the timing or reduce the amount payable on redemption of, the notes;

•	make any change that impairs or adversely affects the rights of a holder to exchange notes in accordance with the indenture;

•	change the place of payment, or the coin or currency, for payment of principal of, or interest (including additional interest, if any) on, the notes;

•	impair the right to institute suit for the enforcement of any payment on or with respect to notes or the delivery of the exchange value as required by the indenture upon an exchange of notes;

•	reduce the above stated percentage in principal amount of outstanding notes necessary to modify or amend the indenture, to waive compliance with specified provisions thereof or specified defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the indenture;

•	modify any of the foregoing provisions or any of the provisions relating to the waiver of some past defaults or some covenants, except to increase the required percentage to effect such action or to provide that specified other provisions may not be modified or waived without the consent of the holders of each note affected thereby; or

•	modify or affect the terms and conditions of the obligations of Equity Office or any successor entity, as guarantor of, and co-obligor in respect of, the notes.

A note is deemed outstanding if it has been authenticated and delivered under the indenture unless, among other things, such note has matured or been canceled, exchanged, redeemed or repurchased.

The indenture provides that the holders of not less than a majority in principal amount of outstanding notes have the right to waive compliance by EOP Partnership and Equity Office with specified covenants in the indenture in respect of the notes.

Modifications and amendments of the indenture are permitted to be made by EOP Partnership, Equity Office and the trustee without the consent of any holder, when authorized by the board of trustees of Equity Office, at any time, in a form satisfactory to the trustee, for certain purposes, including the following:

•	to evidence the succession or addition of another person to EOP Partnership as obligor or Equity Office as co-obligor and guarantor, as applicable, under the indenture;

•	to add to the covenants of EOP Partnership or Equity Office for the benefit of the holders or to surrender any right or power conferred upon EOP Partnership or Equity Office in the indenture;

•	to add events of default for the benefit of the holders of all the notes;

•	to permit or facilitate the issuance of notes in uncertificated form, provided, that such action shall not adversely affect the interests of the holders in any material respect;

•	to secure the notes;

•	to evidence and provide for the acceptance of appointment by a successor trustee and to add to or change any of the provisions of the indenture as is necessary to provide for or facilitate the administration of the trusts under the indenture by more than one trustee;

•	to provide for exchange rights of holders of notes if any reclassification or change of EOP common shares or any consolidation, merger or sale of all or substantially all of the property or assets of the EOP Partnership or Equity Office occurs;

•	to cure any ambiguity, defect or inconsistency in the indenture, provided that such action shall not adversely affect the interests of holders in any material respect; or

•	to supplement any of the provisions of the indenture to the extent necessary to permit or facilitate defeasance and discharge of the notes under the indenture, provided that such action shall not adversely affect the interests of the holders in any material respect.

The indenture contains provisions for convening meetings of the holders of the notes. A meeting is permitted to be called at any time by the trustee, and also, upon request, by EOP Partnership or the holders of at least 10% in principal amount of the outstanding notes, in any such case upon notice given as provided in the indenture. Except for any consent that must be given by the holder of each note affected by specified modifications and amendments of the indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present is permitted to be adopted by the affirmative vote of the holders entitled to vote a majority in aggregate principal amount of the outstanding debt securities represented at that meeting; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority, in principal amount of the outstanding debt securities may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the outstanding debt securities. Any resolution passed or decision taken at any meeting of holders of debt securities, including the notes, duly held in accordance with the indenture is binding on all holders of such debt securities, whether or not present or represented at the meeting. The quorum at any meeting of holders of the debt securities, including the notes, called to adopt a resolution, and at any reconvened meeting, is persons holding or representing a majority in principal amount of such outstanding debt securities; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the holders of not less than a specified percentage in principal amount of the outstanding debt securities, the persons holding or representing such specified percentage in principal amount of such outstanding debt securities will constitute a quorum.

Notwithstanding the foregoing provisions, if any action is to be taken at a meeting of holders of the notes with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all outstanding notes affected thereby, or of the holders of such series and one or more additional series:

•	there is no minimum quorum requirement for such meeting; and

•	the principal amount of such outstanding notes that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action is taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the indenture.

Discharge, Defeasance and Covenant Defeasance

We may satisfy and discharge our obligations under the indenture by delivering to the trustee for cancellation all outstanding notes or by depositing with the trustee, the paying agent or the exchange agent, if applicable, after the notes have become due and payable, whether on the stated maturity date, any redemption date or any repurchase date, or upon exchange or otherwise, cash or EOP common shares (as applicable under the terms of the indenture) sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture.

Rule 144A Information

If at any time Equity Office or EOP Partnership is not subject to the reporting requirements of the Exchange Act, Equity Office or EOP Partnership, as the case may be, will promptly furnish to the holders, beneficial owners and prospective purchasers of the notes or underlying EOP common shares, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) of the Securities Act to facilitate the resale of those notes or shares pursuant to Rule 144A.

Provision of Financial Information

Each of EOP Partnership and Equity Office will file with the trustee, within 15 days after it is required to file the same with the SEC, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may prescribe) which it may be required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act. If either EOP Partnership or Equity Office is not required to file information, documents or reports pursuant to either of those sections, then it will file with the trustee and the SEC such reports as may be prescribed by the SEC at such time.

Governing Law

The indenture, the notes and the related guarantee are governed by, and construed in accordance with, the laws of the State of New York.

Trustee

U.S. Bank National Association is the trustee, registrar, exchange agent, bid solicitation agent and paying agent. If an event of default occurs and is continuing, the trustee is required to use the degree of care and skill of a prudent man in the conduct of his own affairs. The trustee will become obligated to exercise any of its powers under the indenture at the request of any of the holders of any notes only after those holders have offered the trustee indemnity satisfactory to it.

If the trustee becomes one of our creditors, it will be subject to limitations on its rights to obtain payment of claims or to realize on some property received for any such claim, as security or otherwise. The trustee is permitted to engage in other transactions with us. If, however, it acquires any conflicting interest, it must eliminate that conflict or resign.

Book-Entry System

The notes have been issued in the form of three fully-registered global notes in book-entry form, which have been deposited with, or on behalf of, DTC and registered in the name of DTC’s nominee, Cede & Co. Except as set forth below, the global notes may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor of DTC or a nominee of such successor.

So long as DTC or its nominee is the registered owner of a global note, DTC or its nominee, as the case may be, will be considered the sole holder of the notes represented by such global note for all purposes under the indenture and the beneficial owners of the notes are entitled only to those rights and benefits afforded to them in accordance with DTC’s regular operating procedures. Upon specified written instructions of a participant in DTC, DTC will have its nominee assist participants in the exercise of certain holders’ rights, such as demand for acceleration of maturity or an instruction to the trustee. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes registered in their names, will not receive or be entitled to receive physical delivery of notes in certificated form and will not be considered the registered owners or holders thereof under the indenture.

If (i) DTC is at any time unwilling or unable to continue as depositary or if at any time DTC ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days, (ii) an Event of Default under the indenture relating to the notes has occurred and is continuing or (iii) we, in our sole discretion, determine at any time that the notes shall no longer be represented by a global note, we will issue individual notes in certificated form of the same series and like tenor and in the applicable principal amount in exchange for the notes represented by the global note. In any such instance, an owner of a beneficial interest in a global note will be entitled to physical delivery of individual notes in certificated form of the same series and like tenor, equal in principal amount to such beneficial interest and to have the notes in certificated form registered in its name. Notes so issued in certificated form will be issued in denominations of $1,000 or any integral multiple thereof and will be issued in registered form only, without coupons.

The following is based on information furnished by DTC:

DTC acts as securities depositary for the notes. The notes were issued as fully-registered notes registered in the name of Cede & Co. (DTC’s partnership nominee).

DTC, the world’s largest depositary, is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for over 2 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues and money market instruments from over 85 countries that DTC’s direct participants deposit with DTC.

DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between direct participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC, in turn, is owned by a number of direct participants of DTC and members of the National Securities Clearing Corporation, Government Securities Clearing Corporation, MBS Clearing Corporation, and Emerging Markets Clearing Corporation, as well as by

The New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. DTC has Standard & Poor’s highest rating: AAA. The DTC rules applicable to its participants are on file with the SEC. More information about DTC can be found at www.dtcc.com.

Purchases of the notes under the DTC system must be made by or through direct participants, which will receive a credit for the notes on DTC’s records. The beneficial interest of each actual purchaser of each note is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of beneficial interests in the notes are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their beneficial interests in notes, except in the event that use of the book-entry system for the notes is discontinued. The laws of some states require that certain persons take physical delivery in definitive form of securities which they own. Such limits and such laws may impair the ability of such persons to own, transfer or pledge beneficial interests in a global note.

To facilitate subsequent transfers, all notes deposited by direct participants with DTC will be registered in the name of DTC’s partnership nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of the notes with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes; DTC’s records reflect only the identity of the direct participants to whose accounts the notes are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial owners of the notes may wish to take certain steps to augment the transmission to them of notices of significant events with respect to the notes, such as redemption, tenders, defaults, and proposed amendments to the security documents. For example, beneficial owners of the notes may wish to ascertain that the nominee holding the notes for their benefit has agreed to obtain and transmit notices to beneficial owners. In the alternative, beneficial owners may wish to provide their names and addresses to the registrar of the notes and request that copies of the notices be provided to them directly. Any such request may or may not be successful.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the notes unless authorized by a direct participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an Omnibus Proxy to us as soon as possible after the regular record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

We will pay principal of and interest on the notes in same-day funds to the trustee and from the trustee to DTC, or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts on the applicable payment date in accordance with their respective holdings shown on DTC’s records upon DTC’s receipt of funds and corresponding detail information. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of these participants and not of us, the trustee, DTC, or any other party, subject to any statutory or regulatory requirements that may be in effect from time to time. Payment of principal and interest to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC, is the responsibility of us or the trustee, disbursement of such payments to direct participants is the responsibility of DTC, and disbursement of such payments to the beneficial owners is the responsibility of the direct or indirect participants.

We will send any redemption notices to DTC. If less than all of the notes are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

A beneficial owner of notes shall give notice to elect to have its notes purchased or tendered, through its participant, to the exchange agent and shall effect delivery of such notes by causing the direct participant to transfer the participant’s interest in notes, on DTC’s records, to the exchange agent. The requirement for physical delivery of notes in connection with an optional tender or a mandatory purchase will be deemed satisfied when the ownership rights in the notes are transferred by direct participants on DTC’s records and followed by a book-entry credit of tendered notes to the exchange agent’s DTC account.

DTC may discontinue providing its services as securities depositary for the notes at any time by giving us reasonable notice. Under such circumstances, if a successor securities depositary is not obtained, we will print and deliver certificated notes. We may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). In that event, we will print and deliver certificated notes.

None of EOP Partnership, Equity Office, the initial purchasers or the trustee has any responsibility or liability for any aspect of the records relating to or payments made on account of the beneficial interests in a global note, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

The information in this section concerning DTC and DTC’s system has been obtained from sources that we believe to be reliable, but we take no responsibility for its accuracy.

Registration Rights; Additional Interest

Set forth below is a description of the registration rights agreement among EOP Partnership, Equity Office and the initial purchasers of the notes. Please see “Recent Developments — Consent Solicitation and Proposed Amendments with respect to the Notes” for a description of proposed amendments to the registration rights agreement which would be effected in the event that the Blackstone mergers are consummated and all other conditions to the consent solicitation are satisfied or waived.

Pursuant to the registration rights agreement, we and Equity Office agreed:

•	to file with the SEC or otherwise have on file with the SEC, by the 90th day after the date we first issued the notes, a shelf registration statement to cover resales of registrable securities (as described below) by the holders who satisfy certain conditions and provide the information we describe below for use with the shelf registration statement;

•	to use our respective reasonable best efforts to cause the shelf registration statement to be declared effective under the Securities Act, as promptly as practicable but in any event by the 180th day after the date we first issued the notes or otherwise make available for use by selling securityholders an effective shelf registration statement no later than such date; and

•	to use our respective reasonable best efforts to keep the shelf registration statement continuously effective under the Securities Act, until there are no registrable securities outstanding.

However, the registration rights agreement permits us to prohibit offers and sales of registrable securities pursuant to the shelf registration statement for a period not to exceed an aggregate of 30 days in any three-month period and not to exceed an aggregate of 90 days in any 12-month period, under certain circumstances and subject to certain conditions. We refer to such any period during which we may prohibit offers and sales as a “suspension period.” We need not specify the nature of the event giving rise to a suspension in any notice to holders of the registrable securities of the existence of such a suspension.

In addition, if we and Equity Office deem it necessary to file a post-effective amendment to the registration statement in order to make changes to the information in the prospectus regarding the selling holders or the plan of distribution, we and Equity Office may suspend sales under the registration statement until the date on which the post-effective amendment is declared effective by the SEC; provided, however, that any days in any such suspension period shall count towards the 30 and 90 day periods referred to in the previous paragraph.

“Registrable securities” means each note and any EOP common share delivered upon exchange of the notes until the earlier of:

•	the date the notes and any such EOP common shares have been effectively registered under the Securities Act and disposed of in accordance with the shelf registration statement; and

•	the date when the notes or any such EOP common shares are eligible for sale by a holder that is not an affiliate of ours or of Equity Office pursuant to Rule 144(k) under the Securities Act or any similar provision then in effect.

Holders of registrable securities must deliver to us and Equity Office certain information to be used in connection with, and to be named as selling securityholders in, the shelf registration statement in order to have their registrable securities included in the shelf registration statement. The form of notice and questionnaire to be used for this purpose is available upon request from us. Any holder that does not duly complete and deliver a questionnaire or provide the information it requires will not be named as a selling securityholder in the shelf registration statement and will not be permitted to sell any registrable securities held by that holder pursuant to the shelf registration statement. EOP Partnership and Equity Office cannot assure you that we will be able to maintain an effective and current shelf registration statement as required. The absence of an effective shelf registration statement is likely to limit a holder’s ability to sell its registrable securities and adversely affect the price, if any, at which it may sell its registrable securities.

If:

•	the shelf registration statement is not filed with the SEC by the 90th day after the first issue date of the notes and we and Equity Office do not have on file with the SEC an effective shelf registration statement covering resales of the registrable securities;

•	the shelf registration statement has not been declared effective under the Securities Act by the 180th day after the first issue date of the notes or an effective shelf registration statement covering resales of the registrable securities is otherwise not made available for use by selling securityholders by such date;

•	a holder supplies the questionnaire described below after the effective date of the shelf registration statement or the date after which we and Equity Office first make available an effective shelf registration statement for use by selling securityholders, and we and Equity Office fail to supplement or amend the shelf registration statement, or file a new shelf registration statement, in accordance with the terms of the registration rights agreement, in order to add such holder as a selling securityholder; or

•	the shelf registration statement is filed and has become effective under the Securities Act, but then ceases to be effective (without being succeeded immediately by an additional shelf registration statement that is filed and immediately becomes effective) or usable for the offer and sale of registrable securities, other than as a result of a requirement to file a post-effective amendment or prospectus supplement to the registration statement in order to make changes to the information in the prospectus forming part of the shelf registration statement regarding the selling securityholders or the plan of distribution, and (1) we and Equity Office do not cure the lapse of effectiveness or usability of the registration statement within ten business days (or if a suspension period is then in effect, the tenth business day following the expiration of such suspension period) by a post-effective amendment, prospectus supplement or report filed pursuant to the Exchange Act, or (2) if suspension periods exceed an aggregate of 30 days in any three-month period or an aggregate of 90 days in any 12-month period, then we will pay additional interest on the principal amount of the notes then outstanding that constitute registrable securities. We refer to each event described in the bullet points above as a “registration default.”

In addition, if we and Equity Office fail to name as a selling securityholder, in the shelf registration statement or any amendment to the shelf registration statement, at the time it becomes effective under the Securities Act, or in any prospectus relating to the shelf registration statement, at the time we and Equity Office file the prospectus or, if later, the time the related shelf registration statement or amendment becomes effective under the Securities Act, any holder that is entitled to be so named as a selling securityholder within the prescribed time periods, then we will pay additional interest to each holder of notes then outstanding that constitute registrable securities who has provided to us the required selling securityholder information. This event is also a “registration default.”

Additional interest will accrue on the notes then outstanding that constitute registrable securities, from, and including, the day following the registration default to, but excluding, the day on which the registration default has been cured. Additional interest will be paid semi-annually in arrears, with the first semi-annual payment due on the first interest payment date, as applicable, following the date on which such additional interest begins to accrue, and will accrue at a rate per year equal to:

•	an additional 0.25% of the principal amount to, and including, the 90th day following such registration default; and

•	an additional 0.50% of the principal amount from and after the 91st day following such registration default.

In no event will additional interest accrue at a rate per year exceeding 0.50%.

We will not pay any additional interest on any note after it has been exchanged for EOP common shares. If a note ceases to be outstanding during a registration default, we will prorate the additional interest to be paid with respect to that note.

So long as a registration default continues, we will pay additional interest in cash on January 15 and July 15 of each year to each holder who is entitled to receive additional interest in respect of registrable securities of which the holder was the holder of record at the close of business on the immediately preceding January 1 and July 1, respectively.

Following the cure of a registration default, additional interest will cease to accrue with respect to that registration default. In addition, no additional interest will accrue after the period we and Equity Office must keep the shelf registration statement effective under the Securities Act or on any note that ceases to be a registrable security. However, we will remain liable for any previously accrued additional interest. Other than our and Equity Office’s obligation to pay additional interest, we will not have any liability for damages with respect to a registration default on any registrable securities.

We and Equity Office have agreed in the registration rights agreement to give notice to all holders of the filing and effectiveness of the initial shelf registration statement by release through a reputable national newswire service; provided that if we and Equity Office designate a previously filed and effective shelf registration statement for use by holders of registrable securities, in lieu of the foregoing notice we and Equity Office will provide notice of our designation of such shelf registration statement and the date on which we and Equity Office will first make available for use by selling securityholders a prospectus thereunder. A holder of registrable securities that does not provide us and Equity Office with a completed questionnaire or the information called for by it on or prior to the tenth business day before the date the initial shelf registration statement becomes effective will not be named as a selling securityholder in the shelf registration statement when it becomes effective and will not able to use the shelf registration statement to resell registrable securities. Similarly, if we and Equity Office designate an effective shelf registration statement for use by selling securityholders, a holder of registrable securities that does not provide us with a completed questionnaire or the information called for by it on or prior to the tenth business day before the date of the initial prospectus made available to selling securityholders will not be named as a selling securityholder in the prospectus and will not able to use the shelf registration statement to resell registrable securities. However, in either case, such a holder of registrable securities may thereafter provide us and Equity Office with a completed questionnaire, following which we will, as promptly as reasonably practicable after the date we receive the completed questionnaire, but in any event within ten business days after that date (except as described below), file a supplement to the prospectus relating to the shelf registration statement or, if required, file a post-effective amendment or a new shelf registration statement in order to permit resales of such holder’s registrable securities. However, if we and Equity Office receive the questionnaire during a suspension period, or we and Equity Office initiate a suspension period within five business days after we receive the questionnaire, then we and Equity Office will, except as described below, make the filing within ten business days after the end of the suspension period. We and Equity Office will not be required to file more than three such amendments or supplements for all holders during a fiscal quarter. If we and Equity Office file a post-effective amendment or a new shelf registration statement, then we and Equity Office will use our respective reasonable best efforts to cause the post-effective amendment or new shelf registration statement to be declared effective under the Securities Act, as promptly as practicable, but in any event by the 30th day in the case of a post-effective amendment and the 60th day in the case of a new shelf registration statement, after the date the registration rights agreement requires us to file the post-effective amendment or new registration statement, as applicable.

If a holder does not deliver a duly completed questionnaire on or before the tenth business day before the effective date of the original shelf registration statement or on or before the tenth business day before the date the prospectus is first made available for use by selling securityholders, the holder could experience significant additional delay. To the extent that any holder of registrable securities identified in the shelf registration statement is a broker-dealer, or is an affiliate of a broker-dealer that did not acquire its registrable securities in the ordinary course of its business or that at the time of its purchase of registrable securities had an agreement or understanding, directly or indirectly, with any person to distribute the registrable securities, we understand that the SEC may take the view that such holder is, under the SEC’s interpretations, an “underwriter” within the meaning of the Securities Act.

The specific provisions relating to the registration described above is contained in the registration rights agreement. This summary of the registration rights agreement is not complete and is qualified in its entirety by reference to the registration rights agreement.

This prospectus is part of the shelf registration statement filed pursuant to the terms of the registration rights agreement.

DESCRIPTION OF SHARES OF BENEFICIAL INTEREST

The following summary of the terms of Equity Office’s shares of beneficial interest does not purport to be complete and is subject to, and qualified in its entirety by reference to, the declaration of trust and bylaws of Equity Office. Copies of the Equity Office declaration of trust and bylaws may be obtained from Equity Office.

General

The authorized shares of beneficial interest of Equity Office consist of 750,000,000 common shares, par value $.01 per share, and 100,000,000 preferred shares, par value $.01 per share, of which 7,000,000 shares are designated as “5.25% series B convertible cumulative preferred shares of beneficial interest” (which we refer to in this prospectus as the “series B preferred shares”) and 9,200,000 shares are designated as “7.75% series G cumulative redeemable preferred shares of beneficial interest” (which we refer to in this prospectus as the “series G preferred shares”).

Under the Equity Office declaration of trust, the Equity Office board of trustees has the authority to issue authorized but unissued EOP common shares or, subject to the rights of holders of any class or series of preferred shares, preferred shares in one or more classes or series, without shareholder approval. The Equity Office board of trustees also is authorized to reclassify authorized but unissued EOP common shares into one or more classes or series of shares, including preferred shares, and authorized but unissued preferred shares into one or more classes or series of shares, including EOP common shares, without shareholder approval, subject to the rights of holders of any class or series of preferred shares. Subject to an express provision to the contrary in the terms of any class or series of authorized shares, under the Equity Office declaration of trust the board of trustees also has the power to divide or combine the outstanding shares of any class or series, without shareholder approval.

At September 30, 2006, there were issued and outstanding 351,246,022 EOP common shares, 5,989,930 series B preferred shares and 8,500,000 series G preferred shares.

Under the Maryland real estate investment trust law, a shareholder is not personally liable for the obligations of Equity Office solely as a result of his status as a shareholder. The Equity Office declaration of trust provides that no shareholder shall be liable for any debt or obligation of Equity Office by reason of being a shareholder nor shall any shareholder be subject to any personal liability in tort, contract or otherwise to any person in connection with the property or affairs of Equity Office by reason of being a shareholder. The Equity Office bylaws further provide that Equity Office shall indemnify each present or former shareholder against any claim or liability to which the shareholder may become subject by reason of being or having been a shareholder and that Equity Office shall reimburse each shareholder for all reasonable expenses incurred by him or her in connection with any such claim or liability. However, with respect to tort claims, contractual claims where shareholder liability is not so negated, claims for taxes and certain statutory liability, the shareholders may, in some jurisdictions, be personally liable to the extent that such claims are not satisfied by Equity Office. Inasmuch as Equity Office carries public liability insurance which it considers adequate, any risk of personal liability to shareholders is limited to situations in which Equity Office’s assets plus its insurance coverage would be insufficient to satisfy the claims against Equity Office and its shareholders.

EOP Common Shares

All EOP common shares outstanding are, and all EOP common shares issuable upon exchange of the notes will be, duly authorized, validly issued, fully paid and nonassessable. Subject to the preferential rights of any other shares of beneficial interest and to the provisions of the Equity Office declaration of trust regarding restrictions on transfer and ownership of shares of beneficial interest, holders of EOP common shares are entitled to receive distributions if, as and when authorized and declared by the board of trustees out of assets legally available therefor and to share ratably in the assets of Equity Office legally available for distribution to its shareholders in the event of its liquidation, dissolution or winding-up after payment of, or adequate provision for, all known debts and liabilities of Equity Office. The rights of holders of EOP common shares will be subject to, and may be adversely affected by, the rights of holders of any preferred shares that have been issued in the past or may be issued in the future.

Subject to the provisions of the Equity Office declaration of trust regarding restrictions on transfer and ownership of shares of beneficial interest, each outstanding EOP common share entitles the holder thereof to one vote on all matters submitted to a vote of shareholders, including the election of trustees, and, except as provided with respect to any other class or series of shares of beneficial interest, the holders of the EOP common shares possess the exclusive voting power. There is no cumulative voting in the election of trustees, which means that the holders of a majority of the outstanding EOP common shares can elect all of the trustees then standing for election and the holders of the remaining shares of beneficial interest, except as provided with respect to any other class or series of shares of beneficial interest, will not be able to elect any trustees.

Holders of EOP common shares have no preferences, conversion, sinking fund, redemption rights or preemptive rights to subscribe for any securities of Equity Office. Subject to the provisions of the Equity Office declaration of trust regarding restrictions on transfer and ownership of shares, EOP common shares have equal distribution, liquidation, voting and other rights.

The Equity Office declaration of trust permits the termination of the existence of Equity Office if approved by the affirmative vote of the holders of not less two-thirds of the outstanding Equity Office shares entitled to vote on the matter. In addition, the board of trustees may terminate the status of Equity Office as a REIT under the Internal Revenue Code at any time, without a vote of the holders of Equity Office common or preferred shares.

Under Maryland law, a merger involving a Maryland real estate investment trust generally requires approval by the affirmative vote of not less than two-thirds of all votes entitled to be cast on the matter, unless the declaration of trust specifies a greater or lesser percentage, but not less than a majority. The Equity Office declaration of trust specifies that the affirmative vote of shareholders by not less than a majority of all votes entitled to be cast is required to approve mergers for which a shareholder vote is required under Maryland law. Under Maryland law, no shareholder approval is required for a merger of a parent company and its 90% owned subsidiary or by shareholders of a Maryland successor trust if the merger does not reclassify or change the outstanding shares or otherwise amend the declaration of trust and the number of shares to be issued in the merger is not more than 20% of the number of its shares of the same class or series outstanding immediately before the merger is completed.

Maryland law does not address the requirements for the approval by shareholders of a consolidation or sale of all or substantially all of the assets of a real estate investment trust. However, the Equity Office declaration of trust requires that a majority of the Equity Office shares entitled to vote on the matter must approve a consolidation of Equity Office into one or more other entities or the sale of all or substantially all of the assets of Equity Office outside the ordinary course of business. Under the declaration of trust, the mortgage, pledge or other creation of a security interest in any or all of the assets of Equity Office, whether or not in the ordinary course of business, as well as the sale of all or substantially all of the assets of Equity Office to one or more majority owned subsidiaries or as a distribution to shareholders is not deemed to be a sale requiring shareholder approval.

Preferred Shares Generally

The Equity Office declaration of trust authorizes the board of trustees to issue 100,000,000 preferred shares, to classify any unissued preferred shares and to reclassify any previously classified but unissued preferred shares of any series from time to time, in one or more series, as authorized by the board of trustees. The board of trustees also is authorized to reclassify authorized but unissued EOP common shares into preferred shares, and authorized but unissued preferred shares into EOP common shares, without shareholder approval.

Before issuing preferred shares of each series, the board of trustees must set, subject to the provisions of the declaration of trust regarding the restrictions on transfer and ownership of shares of beneficial interest, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms or conditions of redemption of each such series. Thus, the board of trustees could authorize the issuance of preferred shares with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control of Equity Office that might involve a premium price for holders of EOP common shares or preferred shares or otherwise be in their best interest.

Series B Preferred Shares

The series B preferred shares rank senior to the EOP common shares and on a parity with the series G preferred shares with respect to the payment of distributions and amounts upon liquidation, dissolution or winding up of Equity Office. Distributions on the series B preferred shares are cumulative and are payable quarterly, when, as and if authorized by the board of trustees and declared by Equity Office, on or about February 15, May 15, August 15 and November 15 of each year, at the rate of 5.25% of the $50.00 liquidation preference per annum, which is equivalent to $2.625 per share per year. The series B preferred shares are convertible at any time, at the option of the holder, unless previously redeemed, into EOP common shares at a conversion price of $35.70 per EOP common share, which is equivalent to a conversion rate of 1.40056 EOP common shares for each series B preferred share, subject to adjustment in specified circumstances. The series B preferred shares are not entitled to the benefit of any sinking fund.

The series B preferred shares are subject to mandatory redemption on February 15, 2008 at a price of $50.00 per series B preferred share, plus accumulated and unpaid distributions to the redemption date.

The series B preferred shares are redeemable by Equity Office, in whole or from time to time in part, at the option of Equity Office, for such number of EOP common shares as equals the liquidation preference of the series B preferred shares to be redeemed, divided by the conversion price. Equity Office may exercise the EOP common shares redemption right only if for 20 trading days within any period of 30 consecutive trading days, including the last day of such period, the closing price of the common shares on the NYSE exceeds $41.055 per share, subject to adjustment in specified circumstances.

The series B preferred shares also may be redeemed at the option of Equity Office for cash, in whole or from time to time in part, currently at $50.2917 per series B preferred share and at $50.00 per series B preferred share on and after February 15, 2007, plus in each case accumulated and unpaid distributions, if any, to the redemption date. Equity Office may not exercise its cash redemption right unless the redemption price, other than the portion consisting of accumulated and unpaid distributions, for the exercise of the cash redemption right is paid solely out of the sale proceeds of other shares of beneficial interest of Equity Office. In addition, in specified circumstances relating to the preservation of Equity Office’s status as a REIT for U.S. federal income tax purposes, Equity Office may redeem series B preferred shares at any time.

Upon any voluntary or involuntary liquidation, dissolution or winding up of Equity Office, the series B preferred shares are entitled to a liquidation preference of $50.00 per share, plus accumulated and unpaid distributions to the date of payment, before any distribution of assets is made to holders of common shares and any other class or series of shares of Equity Office ranking junior to the series B preferred shares as to liquidation rights. If upon any voluntary or involuntary liquidation, dissolution or winding up of Equity Office, the assets of Equity Office are insufficient to make such full payments to holders of series B preferred shares and other preferred shares ranking on a parity with the series B preferred shares as to liquidation rights, then holders of series B preferred shares and such other preferred shares shall share ratably in any distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of series B preferred shares will not be entitled to any further participation in any distribution of assets by Equity Office.

With respect to the series B preferred shares, the ownership limit in the declaration of trust means the greater of (a) 9.9% of the series B preferred shares, in value or number, whichever is more restrictive, or (b) such number of series B preferred shares such that five persons who are considered individuals pursuant to Section 542 of the Internal Revenue Code, as modified by Section 856(h)(3) of the Internal Revenue Code, taking into account all excepted holders within the meaning of the declaration of trust, could not beneficially own, in the aggregate, more than 49.5% of the value of the outstanding shares of beneficial interest of Equity Office.

Series G Preferred Shares

The series G preferred shares rank senior to the EOP common shares and on a parity with the series B preferred shares with respect to the payment of distributions and amounts upon liquidation, dissolution or winding up of Equity Office. Distributions on the series G preferred shares are cumulative and are payable quarterly, when, as and if declared by the board of trustees, on or about March 15, June 15, September 15 and December 15 of each year, at the rate of 7.75% of the $25.00 liquidation preference per annum, which is equivalent to $1.9375 per share per year. The series G preferred shares are not entitled to the benefit of any sinking fund.

The series G preferred shares may be redeemed at the option of Equity Office at any time after July 29, 2007 for cash, in whole or from time to time in part, at $25.00 per series G preferred share, plus accumulated and unpaid distributions, if any, to the redemption date. In addition, in specified circumstances relating to the preservation of Equity Office’s status as a REIT for U.S. federal income tax purposes, Equity Office may redeem series G preferred shares at any time.

Upon any voluntary or involuntary liquidation, dissolution or winding up of Equity Office, the series G preferred shares are entitled to a liquidation preference of $25.00 per share, plus accumulated and unpaid distributions to the date of payment, before any distribution of assets is made to holders of common shares and any other class or series of shares of Equity Office ranking junior to the series G preferred shares as to liquidation rights. If upon any voluntary or involuntary liquidation, dissolution or winding up of Equity Office, the assets of Equity Office are insufficient to make such full payments to holders of series G preferred shares and other preferred shares ranking on a parity with the series G preferred shares as to liquidation rights, then holders of series G preferred shares and such other preferred shares shall share ratably in any distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of series G preferred shares will not be entitled to any further participation in any distribution of assets by Equity Office.

The series G preferred shares are subject to the provisions of Article VII of the declaration of trust, “Restrictions on Transfer and Ownership of Shares.”

Voting Rights of Series B Preferred Shares and Series G Preferred Shares

Holders of series B preferred shares and series G preferred shares do not have any voting rights, except as set forth below or as otherwise required by law.

Pursuant to the terms of the series B preferred shares, the board of trustees may not authorize, create or increase the authorized or issued amount of any class or series of shares ranking prior to the series B preferred shares with respect to the payment of distributions or upon liquidation, dissolution or winding up of Equity Office, or reclassify any authorized shares into any such shares or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares, without the approval of holders of at least two-thirds of the outstanding series B preferred shares. A two-thirds vote also would be required for any amendment, alteration or repeal of provisions of the declaration of trust, whether by merger, consolidation or otherwise, that would materially and adversely affect any right, preference, privilege or voting power of the series B preferred shares, subject to specified exceptions set forth in the declaration of trust.

Pursuant to the terms of the series G preferred shares, the board of trustees may not authorize, create or increase the authorized or issued amount of any class or series of shares ranking senior to the series G preferred shares with respect to payment of distributions or upon liquidation, dissolution or winding up of Equity Office, or reclassify any authorized shares into any such shares or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares, without the approval of holders of at least a majority of the outstanding series G preferred shares. A majority vote also would be required for any amendment, alteration or repeal of provisions of the declaration of trust, whether by merger, consolidation or otherwise, that would materially and adversely affect any right, preference, privilege or voting power of the series G preferred shares, subject to specified exceptions set forth in the declaration of trust.

The holders of the outstanding series B and series G preferred shares also are entitled, voting together as a single class with all other equity securities upon which like voting rights have been conferred and are exercisable, to elect a total of two trustees to the Equity Office board of trustees at any time distributions thereon are in arrears for six or more quarterly periods.

Power to Issue Additional Common Shares and Preferred Shares

Equity Office believes that the power of the board of trustees to issue additional authorized but unissued EOP common shares or preferred shares and to classify or reclassify unissued common shares or preferred shares and thereafter to cause Equity Office to issue such classified or reclassified shares of beneficial interest provides Equity Office with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which may arise. Shares of the additional classes or series, as well as the EOP common shares, generally will be available for future issuance without further action by Equity Office’s shareholders, unless such action is required by applicable law or the rules of the NYSE. Although the board of trustees has no present intention of doing so, it could authorize Equity Office to issue a class or series that could, depending upon the terms of such class or series, delay, defer or prevent a transaction or a change in control of Equity Office that might involve a premium price for holders of EOP common shares or otherwise be in their best interest.

REIT Ownership Limitations

For Equity Office to qualify as a REIT under the Code, no more than 50% in value of its outstanding shares of beneficial interest may be owned, actually or constructively, by five or fewer individuals, as defined in the Code to include certain entities. In addition, if Equity Office, or an owner of 10% or more of the shares of Equity Office, owns 10% or more of a tenant of Equity Office, then the rent received by Equity Office from that tenant generally will not be qualifying income for purposes of determining whether Equity Office meets the requirements for qualification as a REIT under the Code. A REIT’s shares also must be beneficially owned by 100 or more persons.

As a means of addressing these requirements, the Equity Office declaration of trust provides that, subject to exceptions, no person may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than 9.9% in value or number of shares, whichever is more restrictive, of the issued and outstanding shares of any class or series of shares. Under the Equity Office declaration of trust, the board of trustees may increase the ownership limit with respect to any class or series of shares. However, after giving effect to this increase, five beneficial owners of shares may not beneficially own in the aggregate more than 49.5% of the outstanding shares. The Equity Office board of trustees, in its sole discretion, may also except a person from the ownership limit with respect to the ownership of any series or class of preferred shares. However, before making such an exception, the board of trustees must determine that, after such exception and making certain assumptions specified in the Equity Office declaration of trust, Equity Office would not be “closely held” within the meaning of Section 856(h) of the Code or otherwise would fail to qualify as a REIT. In order to be considered by the board of trustees of Equity Office for such an exception, a person also must make such representations and undertakings as the board of trustees may, in its sole and absolute discretion, determine to be necessary so that the conditions set forth in the previous sentence have been and will continue to be satisfied and the person also must agree that any violation or attempted violation of these restrictions will result in the automatic transfer of the shares causing the violation to the trust for the charitable beneficiary, as described below. In addition, the Equity Office board of trustees is required to waive or modify the ownership limit with respect to one or more persons who would not be treated as “individuals” under the Code if such person submits to the Equity Office board of trustees specified information and makes certain undertakings intended to demonstrate that such ownership would not jeopardize Equity Office’s status as a REIT under the Code. The Equity Office declaration of trust further prohibits any person from transferring any Equity Office common or preferred shares if the transfer would result in shares of beneficial interest of Equity Office being owned by fewer than 100 persons, would result in Equity Office being “closely held” under Section 856(h) of the Internal Revenue Code or otherwise would cause Equity Office not to qualify as a REIT.

If any transfer of shares or any other event would otherwise result in any person violating the ownership limits, then the declaration of trust provides that (a) the transfer will be void and of no force or effect with respect to the prohibited transferee with regard to that number of shares that exceeds the ownership limits and (b) the prohibited transferee would not acquire any right or interest in the shares. The shares transferred in violation of the ownership limit instead would be transferred automatically to a charitable trust, the beneficiary of which would be a qualified charitable organization selected by Equity Office.

The trustee of the charitable trust is required to sell any shares transferred to the charitable trust to a person or entity whose ownership of the shares would not violate the restrictions on transfer and ownership of the shares, and to distribute to the prohibited transferee an amount equal to the lesser of the price paid by such person for such shares transferred in violation of the ownership limit or the sales proceeds received by the charitable trust for such shares. In the case of a transfer for no consideration, such as a gift, the charitable trustee is required to sell the shares to a qualified person or entity and distribute to the prohibited transferee an amount equal to the lesser of the fair market value of the shares as of the date of the prohibited transfer or the sales proceeds received by the charitable trust.

Under its declaration of trust, Equity Office, or its designee, has the right to purchase shares from the charitable trust at a price per share equal to the lesser of (a) the price per share in the transaction that resulted in the transfer of the shares to the charitable trust, or, in the case of a devise or gift, the market price at the time of such devise or gift, and (b) the market price of such shares on the date Equity Office, or its designee, were to agree to purchase the shares. Any proceeds derived from the sale of the shares in excess of the amount distributed to the prohibited transferee under these provisions would be distributed to the beneficiary of the charitable trust.

The charitable trustee has the sole right to vote the shares that it holds, and any distributions paid on shares held by the charitable trustee will be paid to the beneficiary of the charitable trust.

If the transfer to the charitable trust is not automatically effective for any reason, then the transfer that resulted in the violation of the ownership limit will be void.

All persons or entities who own, directly or by virtue of the attribution provisions of the Code, more than 5%, or such other percentage as provided in applicable rules and regulations under the Code, of the lesser of the number or value of the outstanding Equity Office shares must give a written notice to Equity Office by January 30 of each year stating the name and address of such owner, the number of Equity Office shares owned and a description of the manner in which such Equity Office shares are held. In addition, a holder of record of Equity Office shares subject to the foregoing requirement who holds its Equity Office shares as nominee for another person or entity which is required to include in gross income the distributions received on such shares must also give notice of the name and address of such person or entity and the number of Equity Office shares of such person or entity with respect to which such holder of record is nominee. In addition, each record, beneficial and constructive holder of Equity Office shares is required, upon demand of Equity Office, to disclose to Equity Office in writing any information with respect to the direct, indirect and constructive ownership of Equity Office shares as the Equity Office board of trustees deems necessary to determine Equity Office’s status as a REIT or a “domestically-controlled REIT” within the meaning of the Code, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

The Equity Office declaration of trust contains an additional limitation on the ownership by non-U.S. persons of Equity Office common shares that are currently outstanding or that are issued in the future and preferred shares issued by Equity Office after June 19, 2000, by restricting the direct or indirect acquisition and ownership of Equity Office shares if, as a result of the acquisition or ownership, non-U.S. persons would own directly or indirectly 43% or more of the fair market value of the issued and outstanding Equity Office shares. This ownership restriction does not apply to any acquisition of either Equity Office preferred shares outstanding on June 19, 2000, or Equity Office common shares received upon the conversion of such Equity Office preferred shares. If any transfers of Equity Office shares occur that would result in non-U.S. persons owning directly or indirectly 43% or more of the fair market value of the issued and outstanding Equity Office shares as described above, then the number of shares that would cause a non-U.S. person to violate this restriction will be automatically transferred to the charitable trust described above, or if transfer to the charitable trust would not be effective to prevent violation of this restriction, then the transfer of shares will be void. This additional limitation would result in adverse consequences for a non-U.S. person whose purchase of Equity Office common shares or any preferred shares of Equity Office issued in the future caused the foreign ownership limit to be exceeded and, therefore, may deter additional purchases of Equity Office shares by non-U.S. persons.

The board of trustees of Equity Office may increase the ownership limitation to a percentage not to exceed 49% of the fair market value of the issued and outstanding Equity Office shares, less the percentage of the aggregate value of all outstanding shares attributable to the value of any preferred shares that were issued and outstanding on June 19, 2000, or the common shares into which they are convertible. There is no guarantee, however, that this ownership limit will prevent Equity Office from failing to qualify as a domestically-controlled REIT.

The foregoing restrictions on ownership and transferability will not apply if the Equity Office board of trustees determines that it is no longer in the best interests of Equity Office to attempt to qualify, or to continue to qualify, as a REIT under the Code.

As used in this section: “non-U.S. person” means (a) a nonresident alien individual, as defined in the Code, (b) a foreign corporation, foreign partnership, foreign trust, foreign estate, foreign government, and any other organization or entity which is not organized under the laws of the United States or a state or the District of Columbia, and (c) any other person or entity treated as a “foreign person” under regulations promulgated under the Code.

Transfer Agent and Registrar

The transfer agent and registrar for the common shares is Computershare Trust Company, N.A.

DEFENSIVE PROVISIONS OF MARYLAND LAW AND
EQUITY OFFICE’S DECLARATION OF TRUST AND BYLAWS

The following summary of certain provisions of Maryland law and of the declaration of trust and bylaws of Equity Office does not purport to be complete and is subject to, and qualified in its entirety by reference to, applicable Maryland law and the declaration of trust and bylaws of Equity Office.

The declaration of trust and bylaws of Equity Office contain provisions that could make more difficult an acquisition or change in control of Equity Office by means of a tender offer, a proxy contest or otherwise. These provisions are intended to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of Equity Office to negotiate first with the board of trustees. Equity Office believes that the benefits of these provisions outweigh the potential disadvantages of discouraging such proposals because, among other things, negotiation of such proposals might result in an improvement of their terms. See also “Description of Shares of Beneficial Interest — REIT Ownership Limitations” in this prospectus.

Number of Trustees; Removal of Trustees; Vacancies

The Equity Office declaration of trust provides for a minimum of nine and a maximum of 16 trustees, with the number of trustees within this range established by the vote of a majority of the entire board of trustees as provided in the Equity Office bylaws. Under the Equity Office bylaws, except during the period in which a vacancy exists, at least two-thirds of the Equity Office trustees must be persons who are not executive officers of Equity Office or persons affiliated with Samuel Zell or his affiliates. The terms “executive officers” and “affiliated” have the definitions set forth in Rule 405 of the Securities Act.

Under the Equity Office declaration of trust, subject to the rights of one or more classes or series of preferred shares to elect one or more trustees, a trustee may be removed at any time, only with cause, at a meeting of the shareholders by the affirmative vote of the holders of not less than a majority of the shares then outstanding and entitled to vote generally in the election of trustees.

Under the Equity Office declaration of trust and bylaws, subject to the rights of holders of any class or series of preferred shares, each vacancy on the board of trustees, including a vacancy resulting from an increase in the number of trustees, may be filled by the affirmative vote of a majority of the remaining trustees in office, even if the remaining trustees do not constitute a quorum. Any trustee elected to fill a vacancy will hold office until the next annual meeting of shareholders and until a successor is elected and qualified.

Subtitle 8 — Unsolicited Takeovers Provisions

Maryland law allows publicly held Maryland corporations and Maryland real estate investment trusts to elect to be governed by all or any part of certain provisions relating to extraordinary actions and unsolicited takeovers. The election to be governed by one or more of these provisions can be made by a Maryland real estate investment trust in its declaration of trust or bylaws or by resolution adopted by the board of trustees as long as the trust has at least three trustees who, at the time of electing to be subject to the provisions are not:

•	officers or employees of the trust;

•	persons seeking to acquire control of the trust;

•	directors, officers, affiliates or associates of any person seeking to acquire control; or

•	nominated or designated as trustees by a person seeking to acquire control.

Articles supplementary must be filed with the Maryland State Department of Assessments and Taxation if a Maryland corporation or trust elects to be subject to any or all of the provisions by board resolution or bylaw amendment. Shareholder approval is not required for the filing of articles supplementary.

A Maryland real estate investment trust, notwithstanding any contrary provision in the declaration of trust or bylaws, may elect to be subject to any or all of five provisions:

•	a classified board,

•	a two-thirds vote requirement for removing a trustee,

•	a requirement that the number of trustees be fixed only by vote of the trustees,

•	a requirement that a vacancy on the board be filled only by the remaining trustees and for the remainder of the full term of the class of trustees in which the vacancy occurred, and

•	a majority requirement for the calling of a special meeting of shareholders.

Through provisions of its declaration of trust and bylaws unrelated to Subtitle 8, Equity Office already (a) requires, unless called by the chairman of the board, the president, or one-third of the trustees, the request of holders of a majority of outstanding shares to call a special meeting of shareholders and (b) requires the vote of a majority of the shares of Equity Office then outstanding to remove a trustee.

In 2003, shareholders of Equity Office approved an amendment to its declaration of trust resulting in the declassification of the board of trustees, and the annual election of all trustees, of Equity Office and, in 2003, Equity Office revoked its election to be subject to the elective provision, discussed above, providing that only the remaining trustees have the authority to fill a vacancy on the board of trustees. The provisions of the bylaws of Equity Office governing the number of trustees can be modified only by its board of trustees, with the consent of Equity Office’s shareholders.

Call of Special Meetings of Shareholders

The Equity Office bylaws provide that special meetings of shareholders may be called by the chairman of the board, the president or one-third of the trustees. As noted above, special meetings of shareholders also may be called by the holders of shares entitled to cast not less than a majority of all the votes entitled to be cast at a special meeting of shareholders.

Shareholder Action by Written Consent

The Equity Office bylaws permit any action required or permitted to be taken at a meeting of shareholders to be taken without a meeting if a consent in writing, setting forth the action to be taken, is signed by shareholders entitled to cast a sufficient number of votes to approve the matter.

Advance Notice Provisions for Shareholder Nominations and Shareholder New Business Proposals

The Equity Office bylaws require advance written notice for shareholders to nominate a trustee or bring other business before a meeting of shareholders.

For an annual meeting, a shareholder must deliver notice to the secretary of Equity Office not later than the close of business on the 60th day nor earlier than the close of business on the 90th day before the first anniversary of the preceding year’s annual meeting. However, if the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the applicable anniversary date of the prior year’s annual meeting, or the meeting is a special meeting of shareholders at which trustees will be elected, notice by the shareholder must be given not earlier than the close of business on the 90th day before the meeting and not later than the close of business on the later of the 60th day before the meeting or the tenth day following the day on which public announcement of the date of the meeting is first made by Equity Office.

The Equity Office bylaws contain detailed requirements for the contents of shareholder notices of trustee nominations and new business.

Amendment of the Declaration of Trust

Under Maryland law and the Equity Office declaration of trust, the board of trustees, by a two-thirds vote, may at any time amend the Equity Office declaration of trust solely to enable Equity Office to qualify as a REIT under the Code or as a real estate investment trust under Maryland law, without action by Equity Office shareholders. The Equity Office board of trustees also may amend the declaration of trust to set the terms of one or more series of preferred shares, without action by holders of Equity Office common shares. Other amendments to the declaration of trust must first be declared advisable by the board of trustees and thereafter must be approved by shareholders by the affirmative vote of not less than two-thirds of all votes entitled to be cast on the matter or, in the case of amendments to the declaration of trust in connection with mergers and other specified business combinations, or that involve an increase or decrease in the number of authorized common shares or preferred shares, not less than a majority of all votes entitled to be cast on the matter.

Pursuant to the terms of the series B preferred shares, the board of trustees may not authorize, create or increase the authorized or issued amount of any class or series of shares ranking prior to the series B preferred shares with respect to the payment of distributions or upon liquidation, dissolution or winding up of Equity Office, or reclassify in any way authorized shares into any such shares or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares, without the approval of holders of at least two-thirds of the outstanding series B preferred shares. A two-thirds vote also would be required for any amendment, alteration or repeal of provisions of the declaration of trust, whether by merger, consolidation or otherwise, that would materially and adversely affect any right, preference, privilege or voting power of the series B preferred shares, subject to specified exceptions set forth in the declaration of trust.

Pursuant to the terms of the series G preferred shares, the board of trustees may not authorize, create or increase the authorized or issued amount of any class or series of shares ranking senior to the series G preferred shares with respect to payment of distributions or upon liquidation, dissolution or winding up of Equity Office, or reclassify in any way authorized shares into any such shares or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares, without the approval of holders of at least a majority of the outstanding series G preferred shares. A majority vote also would be required for any amendment, alteration or repeal of provisions of the declaration of trust, whether by merger, consolidation or otherwise, that would materially and adversely affect any right, preference, privilege or voting power of the series G preferred shares, subject to specified exceptions set forth in the declaration of trust.

Amendment of the Bylaws

The Equity Office bylaws provide that the power to amend, repeal or adopt new bylaws is vested exclusively with the board of trustees, except that any amendments by the board of trustees to the bylaw provisions relating to shareholder voting and meetings of shareholders (including provisions exempting any acquisition of shares of beneficial interest in EOP from the Maryland Control Share Act), the minimum and maximum number of trustees, the requirement that at least two-thirds of the trustees must be persons who are not executive officers of Equity Office or persons affiliated with Samuel Zell or his affiliates are subject to the approval of shareholders by vote of a majority of the votes cast at a duly called meeting of shareholders of Equity Office at which a quorum is present.

Business Combinations with Interested Shareholders

The Maryland Business Combination Statute provides that, unless exempted, a Maryland real estate investment trust may not engage in business combinations, including mergers, dispositions of 10% or more of its assets, issuances of shares and other specified transactions, with an “interested shareholder” or its affiliates, for five years after the most recent date on which the interested shareholder became an interested shareholder. Thereafter, unless specified “price criteria” and other standards are met or an exemption is available, a business combination with an interested shareholder or its affiliates must be recommended by the board of trustees and approved by (a) at least 80% of the outstanding voting shares and (b) at least two-thirds of the outstanding voting shares, other than voting shares held by the interested shareholder or any of its affiliates. Under the statute, an “interested shareholder” generally is defined to mean a person or group which owns beneficially, directly or indirectly, 10% of more of the outstanding voting shares of the real estate investment trust. These requirements do not apply to a business combination with an interested shareholder or its affiliates if approved by the board of trustees before the time the interested shareholder first became an interest shareholder.

The Equity Office board of trustees has elected by resolution to exempt from the provisions of the Maryland Business Combination Statute any business combination with any person. However, this resolution, by its terms, may be altered or repealed at any time, in whole or in part, by the board of trustees.

Control Share Acquisitions

The Maryland Control Share Act provides that shares of a Maryland real estate investment trust that are acquired in a “control share acquisition,” which is defined as the acquisition of shares comprising one-tenth, one-third or a majority of all voting shares, have no voting rights except:

•	if approved by shareholders by the affirmative vote of two-thirds of all the votes entitled to be cast on the matter, excluding all “interested shares;” or

•	if the acquisition of the shares has been approved or exempted at any time before the acquisition of the shares.

The Maryland Control Share Act is applicable to a publicly traded Maryland real estate investment trust unless its charter or bylaws specifically provides that it shall be inapplicable.

The Equity Office bylaws provide that the Maryland Control Share Act shall not apply to any acquisition by any person of shares of Equity Office. Any amendment to this provision by the board of trustees would require the approval of shareholders by a vote of a majority of the votes cast at a meeting duly called at which a quorum is present. See “— Amendment of the Bylaws” above.

Other Constituencies

Maryland law expressly codifies the authority of Maryland real estate investment trusts to include in their declaration of trusts a provision that allows the board of trustees to consider the effect of a potential acquisition of control on shareholders, employees, suppliers, customers, creditors and communities in which offices or other establishments of the trust are located. The Equity Office declaration of trust does not include a provision of this type. Maryland law also states, however, that the inclusion or omission of such a provision in the declaration of trust of a Maryland real estate investment trust allowing the board of trustees to consider the effect of a potential acquisition of control on the foregoing constituencies does not create an inference concerning factors that may be considered by the board of trustees regarding a potential acquisition of control.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion describes material U.S. federal income tax considerations relating to the acquisition, ownership and disposition of the notes, taxation of Equity Office as a REIT and the acquisition, ownership and disposition of EOP common shares into which the notes may be exchanged, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. The information in this section is based on the Code, current, temporary and proposed Treasury regulations, the legislative history of the Code, current administrative interpretations and practices of the Internal Revenue Service (which we refer to in this prospectus as the “IRS”), including its practices and policies as endorsed in private letter rulings, which are not binding on the IRS (except with respect to the taxpayer that received the ruling), and existing court decisions. Future legislation, regulations, administrative interpretations and court decisions could change current law or adversely affect existing interpretations of current law. Any change could apply retroactively. It is possible that the IRS could challenge the statements in this discussion, which do not bind the IRS or the courts, and that a court could agree with the IRS.

Because this is a summary that is intended to address only material U.S. federal income tax considerations relating to the acquisition, ownership and disposition of the notes and EOP common shares that will apply to all holders, it may not contain all the information that may be important to you. As you review this discussion, you should keep in mind that:

•	the tax consequences to you may vary depending on your particular tax situation;

•	special rules that are not discussed below may apply to you if, for example, you are a tax-exempt organization, a broker-dealer, a non-U.S. person, a trust, an estate, a regulated investment company, a financial institution, an insurance company, holding notes or EOP common shares through a partnership or similar pass-through entity, or otherwise subject to special tax treatment under the Code;

•	this summary does not address state, local or non-U.S. tax considerations;

•	this summary deals only with notes and EOP common shares that are held as “capital assets,” within the meaning of Section 1221 of the Code; and

•	this discussion is not intended to be, and should not be construed as, tax advice

You should review the following discussion and consult with your tax advisor to determine the effect of the acquisition, ownership and disposition of the notes and EOP common shares received upon exchange of a note on your individual tax situation, including any state, local or non-U.S. tax consequences.

As used herein, the term “U.S. Holder” means any beneficial owner of a note, or of EOP common shares received upon exchange of a note, that is, for U.S. federal income tax purposes, (i) a citizen or resident, as defined in Section 7701(b) of the Code, of the United States, (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, (iv) in general, a trust subject to the primary supervision of a U.S. court and the control of one or more U.S. persons or a trust that was both treated as a domestic trust on August 19, 1996 and in existence on August 20, 1996 and has made a valid election to be treated as a U.S. person. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a note, or EOP common shares received pursuant to an exchange of a note, (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder. In the case of an entity treated as a partnership for U.S. federal income tax purposes that is a beneficial owner of a note, or EOP common shares received pursuant to an exchange of a note, the treatment of its partners generally will depend upon the status of the partner and the activities of the partnership. Persons that have an indirect interest in a note, or EOP common shares received pursuant to an exchange of a note, through an entity treated as a partnership for U.S. federal income tax purposes should consult their tax advisors about the U.S. federal income tax consequences of acquiring, holding and disposing of notes or EOP common shares received pursuant to an exchange of a note.

U.S. Holders of the Notes

Interest.  If the issue price of a note is less than its stated redemption price at maturity, then the note will be treated as being issued with original issue discount (“OID”) for U.S. federal income tax purposes unless the difference between the note’s issue price and its stated redemption price at maturity is less than a statutory de minimis amount (one-fourth of one percent of the stated redemption price at maturity of the note times the number of complete years from issuance to maturity). Generally, the “issue price” of a note is the first price at which a substantial amount of the notes is sold for money to purchasers (other than bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). The “stated redemption price at maturity” of a note is the total of all payments to be made under the note other than payments of qualified stated interest (generally, stated interest that is unconditionally payable in cash or property at least annually at a single fixed rate or at certain floating rates that properly take into account the length of the intervals between stated interest payments). In this case, the stated redemption price at maturity of the notes will equal the principal amount of the notes. Because there will be no difference between the issue price and the stated redemption price at maturity of the notes, the notes will not be treated as having been issued with OID.

Payments of Stated Interest.  Payments of stated interest on a note generally will be included in the income of a U.S. Holder as ordinary income at the time such payments of interest are received or accrued, in accordance with such U.S. Holder’s regular method of tax accounting.

Additional Interest.  If we or Equity Office fail to comply with specified obligations under the registration rights agreement, such non-compliance may result in the payment of additional interest in the manner described under “Description of Notes — Registration Rights; Additional Interest.” In general, when the amount or timing of any additional payments on a debt instrument is contingent, such debt instrument could be subject to special rules that apply to contingent payment debt instruments. We intend, however, to take the position for U.S. federal income tax purposes that the possibility of such payments should not cause the notes to be subject to the special rules applicable to contingent payment debt instruments and, accordingly, that any such payments of additional interest should be taxable to you as ordinary interest income when received or accrued, in accordance with your usual method of tax accounting. This position is based in part on our determination that as of the issue date of the notes, the possibility that such additional payments will be made are “remote” or “incidental” contingencies, within the meaning of applicable Treasury regulations. Except as otherwise specifically discussed herein, the remainder of this discussion assumes that the notes will not be treated as contingent payment debt instruments.

Market Discount.  If a U.S. Holder purchases a note after original issuance for an amount that is less than its stated redemption price at maturity, such U.S. Holder will be treated as having purchased such note at a “market discount,” unless such market discount is less than a de minimis amount (one-fourth of one percent of the stated redemption price of the note at maturity times the number of complete years to maturity after the U.S. Holder acquires the note).

Under the market discount rules, a U.S. Holder will be required to treat any partial principal payment on a note, or any gain realized on the sale, exchange, or other disposition of a note, as ordinary income to the extent of the lesser of (i) the amount of such payment or realized gain or (ii) the market discount which has not previously been included in income and is treated as having accrued on such note at the time of such payment or disposition. Market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the note, unless the U.S. Holder elects to accrue market discount on a constant yield basis. Once made, such an election may be revoked only with the consent of the IRS and, therefore, should only be made in consultation with a tax advisor.

A U.S. Holder may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a note with market discount until the maturity of the note or certain earlier dispositions, because a current deduction is only allowable to the extent that the interest expense exceeds the portion of market discount allocable to the days during the taxable year in which the note was held by the taxpayer. A U.S. Holder may elect to include market discount in income currently as it accrues (on either a ratable or constant yield basis), in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the note and upon the receipt of certain cash payments and regarding the deferral of interest deductions will not apply. Generally, such currently included market discount is treated as ordinary interest for U.S. federal income tax purposes. Such an election will apply to all debt instruments with market discount acquired by the U.S. Holder on or after the first day of the taxable year to which such election applies and may be revoked only with the consent of the IRS. The election, therefore, should only be made in consultation with a tax advisor.

Amortizable Bond Premium.  If a U.S. Holder purchases a debt instrument for an amount that is greater than the sum of all amounts payable on the debt instrument after the purchase date, other than payments of qualified stated interest, such U.S. Holder will be considered to have purchased the debt instrument with “amortizable bond premium.” In general, amortizable bond premium with respect to any exchangeable debt instrument (such as a note) will be equal in amount to the excess, if any, of the tax basis (reduced as set forth in the following sentence) over the sum of all amounts payable on the debt instrument other than payments of qualified stated interest. For this purpose only, a U.S. Holder’s tax basis in an exchangeable debt instrument is reduced by an amount equal to the value of such U.S. Holder’s option to exchange the exchangeable debt instrument for other property (such as cash and EOP common shares). The value of this exchange option may be determined under any reasonable method. However, in the case of a debt instrument that may be redeemed prior to maturity at the option of the issuer (such as the notes), the amount of amortizable bond premium is determined by substituting the first date on which the debt instrument may be redeemed (the “redemption date”) for the maturity date and the applicable redemption price on the redemption date for the amount payable at maturity, if the result would maximize the U.S. Holder’s yield to maturity (i.e., result in a smaller amount of amortizable bond premium properly allocable to the period before the redemption date). If the issuer does not in fact exercise its right to redeem the debt instrument on the applicable redemption date, the debt instrument will be treated (solely for purposes of the amortizable bond premium rules) as having matured and then as having been reissued for an amount equal to the U.S. Holder’s “adjusted acquisition price,” which is an amount equal to the U.S. Holder’s basis in the debt instrument (as determined under the applicable Treasury Regulations), less the sum of (i) any amortizable bond premium allocable to prior accrual periods and (ii) any payments previously made on the debt instrument (other than payments of qualified stated interest). The debt instrument deemed to have been reissued will again be subject to the amortizable bond premium rules with respect to the remaining dates on which the debt instrument is redeemable.

A U.S. Holder may elect to amortize bond premium on a debt instrument. Once made, the election applies to all taxable debt instruments then owned and thereafter acquired by the U.S. Holder on or after the first day of the taxable year to which such election applies, and may be revoked only with the consent of the IRS. The election, therefore, should only be made in consultation with a tax advisor. In general, a U.S. Holder amortizes bond premium by offsetting the qualified stated interest allocable to an accrual period with the bond premium allocable to such accrual period, which is determined under a constant yield method pursuant to the applicable Treasury regulations. If the bond premium allocable to an accrual period exceeds the qualified stated interest allocable to such period, the excess is treated by the U.S. Holder as a bond premium deduction. The bond premium deduction for each accrual period is limited to the amount by which the U.S. Holder’s total interest inclusions on the debt instrument in prior accrual periods exceed the total amount treated by such U.S. Holder as a bond premium deduction on the debt instrument in prior accrual periods. Any amounts not deductible in an accrual period may be carried forward to the next accrual period and treated as bond premium allocable to that period.

Election to Include All Interest in Income Using a Constant Yield Method.  All U.S. Holders may generally, upon election, include in income all interest (including stated interest, acquisition discount, original issue discount, de minimis original issue discount, market discount, de minimis market discount, and unstated interest, as adjusted by any amortizable bond premium or acquisition premium) that accrues on a debt instrument by using the constant yield method applicable to original issue discount, subject to certain limitations and exceptions. Because this election will affect how the U.S. Holder treats debt instruments other than the notes, it should be made only in consultation with a tax advisor.

Disposition of the Notes.  Upon the sale, exchange (including an exchange for cash and any EOP common shares under the exchange right), redemption, repurchase, retirement or other disposition of a note, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between (i) the amount of cash proceeds and the fair market value of any other property (including EOP common shares) received on the disposition (except to the extent such amount is attributable to accrued but unpaid stated interest, which is taxable as ordinary income if not previously included in such U.S. Holder’s income) and (ii) such U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note generally will equal the cost of the note to such Holder (i) increased by any accrued market discount (if the U.S. Holder has included the accrued market discount in income) and (ii) decreased by (A) the amount of any payments, other than qualified stated interest payments, received and (B) amortizable bond premium taken by the U.S. Holder with respect to such note. Capital gain or loss recognized upon the disposition of a note will be a long-term capital gain or loss if the note was held for more than one year. The maximum tax rate on long-term capital gains to non-corporate U.S. Holders is generally 15% (for taxable years ending on or prior to December 31, 2010). The deductibility of capital losses may be subject to limitations.

Upon the exchange of a note for cash and EOP common shares, if any, a U.S. Holder will have a tax basis in any EOP common shares received equal to the fair market value of such EOP common shares at the time of the exchange. The U.S. Holder’s holding period for any EOP common shares received upon an exchange of notes will begin on the date immediately following the date of such exchange.

Adjustments to Exchange Rate.  The exchange rate is subject to adjustment under specified circumstances. Although it is not clear how or to what extent Section 305 of the Code and the applicable Treasury regulations would apply to the notes because the notes are issued by EOP Partnership, rather than Equity Office, it is possible that the IRS would seek to apply Section 305 to the notes. If Section 305 were applicable, a holder of notes would, in certain circumstances, be deemed to have received a distribution with respect to EOP common shares if and to the extent that the exchange rate is adjusted, resulting in ordinary income to the extent of Equity Office’s current and accumulated earnings and profits. Adjustments to the exchange rate made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing the dilution of the interest of the holders of the debt instruments will generally not be deemed to result in a constructive distribution with respect to EOP common shares. Certain of the possible adjustments provided in the notes (including, without limitation, adjustments in respect of taxable dividends to Equity Office’s shareholders) do not qualify as being made pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, we intend to take the position that you will be deemed to have received constructive distributions from Equity Office, even though you have not received any cash or property as a result of such adjustments. The tax consequences of the receipt of a distribution from Equity Office are described below under “— Taxation of U.S. Holders of EOP Common Shares” and “— Taxation of Tax-Exempt U.S. Holders of EOP Common Shares.”

Even if an adjustment to the exchange rate were not to result in a taxable constructive distribution to a holder of notes under Section 305 because the notes are issued by EOP Partnership rather than Equity Office, it is possible that the IRS could assert that, under principles similar to those of Section 305, a holder should recognize taxable income, which might be considered interest or other ordinary income and that you should include such interest or other income in income upon the adjustment to the exchange rate or, alternatively, accrue such income prior to the adjustment. If the IRS successfully asserted that an adjustment to the exchange rate is treated as interest income, then unless such interest income is considered to be payable on account of a contingency that is, as of the issue date, either remote or incidental, the notes could be treated as “contingent payment debt instruments.” If the notes were treated as contingent payment debt instruments, then the notes would be treated as issued with OID, and holders would be required to accrue interest income at a significantly higher rate than the stated interest rate on the notes generally based on EOP Partnership’s borrowing rate for non-contingent, non-convertible debt with otherwise similar terms. Furthermore, a U.S. Holder would generally be required to treat any gain recognized on a disposition of the notes as ordinary income rather than as capital gain. U.S. Holders should consult their tax advisors regarding the possible treatment of the notes as contingent payment debt instruments.

Non-U.S. Holders of the Notes

The rules governing the U.S. federal income taxation of a Non-U.S. Holder are complex and no attempt will be made herein to provide more than a general summary of such rules. Non-U.S. Holders should consult their tax advisors to determine the effect of U.S. federal, state, local and foreign tax laws, as well as tax treaties, with regard to an investment in the notes.

Interest.  A Non-U.S. Holder holding the notes on its own behalf generally will be exempt from U.S. federal income and withholding taxes on payments of interest on a note so long as such payments are not effectively connected with the conduct of a trade or business in the United States by such Non-U.S. Holder, unless, in the case of interest payments, such Non-U.S. Holder is a direct or indirect 10% or greater partner (as defined in section 871(h)(3) of the Code) in EOP Partnership, a controlled foreign corporation related to EOP Partnership or a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business. In order for a Non-U.S. Holder that is an individual or corporation (or entity treated as such for U.S. federal income tax purposes) to qualify for the exemption from taxation on noncontingent interest, the “withholding agent” (generally, the last U.S. payor or a non-U.S. payor who is a qualified intermediary or withholding foreign partnership) must have received a statement (generally made on IRS Form W-8BEN) from the individual or corporation that: (i) is signed under penalties of perjury by the beneficial owner of the note, (ii) certifies that such owner is not a U.S. Holder and (iii) provides the beneficial owner’s name and address. Certain securities clearing organizations and other entities that are not beneficial owners, may provide a signed statement accompanied by a copy of the beneficial owner’s IRS Form W-8BEN to the withholding agent. An IRS Form W-8BEN is generally effective for the remainder of the year of signature plus three full calendar years unless a change in circumstances renders any information on the form incorrect. Notwithstanding the preceding sentence, an IRS Form W-8BEN with a U.S. taxpayer identification number will remain effective until a change in circumstances makes any information on the form incorrect, provided that the withholding agent reports at least annually to the beneficial owner. The beneficial owner must inform the withholding agent within 30 days of such change and furnish a new IRS Form W-8BEN. A Non-U.S. Holder that is not an individual or corporation (or an entity treated as a corporation for U.S. federal income tax purposes) holding the notes on its own behalf may have substantially increased reporting requirements and should consult its tax advisor.

To the extent that interest income with respect to a note is not exempt from U.S. withholding tax as described above, a Non-U.S. Holder may still be able to eliminate or reduce such taxes under an applicable income tax treaty.

Disposition of the Notes.  Any gain realized on the sale, redemption, repurchase, exchange (including an exchange for cash and any EOP common shares under the exchange right), or other taxable disposition of a note by a Non-U.S. Holder (except to the extent such amount is attributable to accrued but unpaid stated interest, which would be taxable as described above) will be exempt from U.S. federal income and withholding taxes so long as (i) the gain is not effectively connected with the conduct of a trade or business in the United States by such Non-U.S. Holder, (ii) in the case of a foreign individual, such Non-U.S. Holder is not present in the United States for 183 days or more in the taxable year, and (iii) the notes do not constitute “U.S. real property interests”, within the meaning of the Foreign Investment in Real Property Tax Act (“FIRPTA”).

Although the applicable rules are not entirely clear, we intend to take the position that the notes constitute “U.S. real property interests” and, accordingly, that U.S. federal withholding tax applies under FIRPTA to any redemption, repurchase or exchange of the notes (including an exchange of a note for cash and any EOP common shares under the exchange right). Therefore, we intend to withhold 10% of any amounts payable on the redemption, repurchase or exchange by us of a note (including an exchange of a note for cash and any EOP common shares under the exchange right). Further, any other sale or disposition of a note may be subject to federal income tax withholding.

You are urged to consult your tax advisor as to whether the sale, redemption, repurchase or exchange of a note for EOP common shares is exempt from U.S. federal income tax under FIRPTA if (i) the EOP common shares are part of a class of stock that is regularly traded on an established securities market and you held notes that, on the date of their acquisition, had a fair market value of five percent or less of the fair market value of the EOP common shares, or (ii) Equity Office is a domestically controlled REIT. Equity Office will be a domestically controlled REIT if at all times during a specified testing period it is a REIT and less than 50% in value of the EOP common shares are held directly or indirectly by non-U.S. persons. Equity Office believes that, currently, it is a domestically controlled REIT and, therefore, that the sale of EOP common shares would not be subject to taxation under FIRPTA. In addition, Equity Office’s declaration of trust contains ownership limitations designed to help prevent Equity Office from failing to qualify as a domestically controlled REIT. Because the EOP common shares are publicly traded, however, Equity Office cannot guarantee that it is or will continue to be a domestically controlled REIT. If a sale, redemption, repurchase or exchange of a note for EOP common shares is exempt from U.S. federal income tax under FIRPTA, any amounts withheld from such payments to you may be refunded or credited against your federal income tax liability, if any, if you file with the IRS, on a timely basis, the required IRS forms.

Adjustments to Exchange Rate.  The exchange rate is subject to adjustment in certain circumstances. Any such adjustment could, in certain circumstances, give rise to a deemed distribution or additional interest payment to Non-U.S. Holders of the notes. See “— U.S. Holders of the Notes — Adjustments to Exchange Rate,” above. In such case, the deemed distribution or additional interest payment would be subject to the rules described under, respectively, “— U.S. Taxation of Non-U.S. Holders of EOP Common Shares,” below, or under “— Non-U.S. Holders of the Notes — Interest,” above. If any such adjustment was treated as interest income, then all or a portion of such interest, as well as any OID potentially required to be included in income as a result of the notes being treated as contingent payment debt instruments as described above under “— U.S. Holders of the Notes — Adjustments to Exchange Rate,” could be treated as “contingent interest” that is generally subject to U.S. withholding tax at a 30% rate, unless reduced or eliminated by an applicable income tax treaty. Reductions in withholding tax rates on interest otherwise available under certain income tax treaties may not apply, or may not apply as favorably, to contingent interest. Non-U.S. Holders should consult their tax advisors regarding the possible treatment of the notes as contingent payment debt instruments.

In the case of a deemed distribution or additional interest payment, because such deemed distributions or interest will not give rise to any cash from which any applicable U.S. federal withholding tax can be satisfied, the indenture provides that we may set off any withholding tax that we are required to collect with respect to any such deemed distribution or payment against cash payments of interest or from cash or shares of EOP common shares otherwise deliverable to a holder upon an exchange of notes or a redemption or repurchase of a note. Until such time as judicial, legislative, or regulatory guidance becomes available that would, in the reasonable determination of EOP Partnership, permit EOP Partnership to treat such deemed distributions as other than deemed dividend distributions treated as ordinary income, we generally intend to withhold on such distributions at a 30% rate or whatever treaty rate is applicable to ordinary income dividends from REITs, to the extent such dividends are made out of Equity Office’s current or accumulated earnings and profits.

Interest or Gain Effectively Connected with Conduct of U.S. Trade or Business.  Except to the extent that an applicable income tax treaty otherwise provides, a Non-U.S. Holder whose gain or interest income with respect to a note is effectively connected with the conduct of a trade or business in the United States by such Non-U.S. Holder, although exempt from the withholding tax previously discussed if the holder furnishes an IRS Form W-8ECI, will generally be subject to U.S. federal income tax on the gain or interest income at regular U.S. federal income tax rates, as if the holder were a U.S. person. In addition, if the Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30 percent of its “dividend equivalent amount,” as such term is defined in the Code, for the taxable year, subject to adjustment, unless it qualifies for a lower rate or an exemption under an applicable tax treaty.

Information Reporting and Backup Withholding Tax Applicable to Holders of the Notes

U.S. Holders.  In general, backup withholding at the applicable rate will apply to payments on a note (including stated interest payments and payments of the proceeds from the sale, redemption, repurchase, exchange or other disposition of a note) to a U.S. Holder, unless the holder of the note (i) is a corporation or comes within certain exempt categories and, when required, demonstrates that fact or (ii) provides a correct taxpayer identification number, certifies as to its exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. Certain penalties may be imposed by the IRS on a holder that is required to supply information but does not do so in the proper manner. Information returns, to the extent required by applicable law, will be filed with the IRS in connection with payments on the notes.

Non-U.S. Holders.  Information reporting requirements and backup withholding generally will not apply to payments on a note to a Non-U.S. Holder if the statement described above under “— Non-U.S. Holders of the Notes” is duly provided by such Holder, provided that the withholding agent does not have actual knowledge that the Holder is a U.S. person. Information reporting requirements and backup withholding will not apply to any payment of the proceeds of the sale of a note effected outside the United States by a foreign office of a “broker” (as defined in applicable Treasury regulations), unless such broker (i) is a U.S. person, (ii) derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, (iii) is a controlled foreign corporation within the meaning of the Code or (iv) is a U.S. branch of a foreign bank or a foreign insurance company. Payment of the proceeds of any such sale effected outside the United States by a foreign office of any broker that is described in (i), (ii) or (iii) of the preceding sentence will not be subject to backup withholding, but will be subject to the information reporting requirements unless such broker has documentary evidence in its records that the beneficial owner is a Non-U.S. Holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption. Payment of the proceeds of any such sale to or through the U.S. office of a broker is subject to information reporting and backup withholding requirements, unless the beneficial owner of the note provides the statement described above under “— Non-U.S. Holders of the Notes” or otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld from a payment to a holder of a note under the backup withholding rules will be refunded or credited against the non-U.S. Holder’s federal income tax liability if certain required information is furnished to the IRS. Non-U.S. Holders should consult their tax advisors regarding application of backup withholding in their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury regulations.

Taxation of Equity Office as a REIT

The following discussion describes material U.S. federal income tax considerations relating to Equity Office’s qualification and taxation as a REIT, and the acquisition, ownership and disposition of EOP common shares into which the notes are exchangeable. Because this is a summary that is intended to address only material U.S. federal income tax considerations generally relevant to all shareholders relating to the acquisition, ownership and disposition of EOP common shares, it may not contain all the information that may be important to you. You are urged to consult your own tax advisor regarding the specific tax consequences to you of the acquisition, ownership and disposition of EOP common shares and of its election to be taxed as a REIT. Specifically, you are urged to consult your own tax advisor regarding the U.S. federal, state, local, foreign and other tax consequences of such acquisition, ownership, disposition and election, and regarding potential changes in applicable tax laws.

General.  Equity Office has elected to be taxed as a REIT under the Code. A REIT generally is not subject to federal corporate income tax on the income that it distributes to shareholders if it meets the applicable REIT distribution requirements and other requirements for qualification.

Equity Office believes that it is organized and has operated, and Equity Office intends to continue to operate, in the manner necessary to qualify as a REIT, but there can be no assurance that Equity Office has qualified or will remain qualified as a REIT. Qualification and taxation as a REIT depend upon Equity Office’s ability to meet, through actual annual (or in some cases quarterly) operating results, requirements relating to income, asset ownership, distribution levels and diversity of share ownership, and the various other REIT qualification requirements imposed under the Code. Given the complex nature of the REIT qualification requirements, the ongoing importance of factual determinations and the possibility of future changes in the circumstances of Equity Office, Equity Office cannot provide any assurance that its actual operating results will satisfy the requirements for taxation as a REIT under the Code for any particular taxable year.

So long as Equity Office qualifies for taxation as a REIT, it generally will not be subject to federal corporate income tax on its net income that is distributed currently to its shareholders. Shareholders generally will be subject to taxation on dividends (other than designated capital gain dividends and “qualified dividend income”) at rates applicable to ordinary income, instead of at lower capital gain rates. Qualification for taxation as a REIT enables the REIT and its shareholders to substantially eliminate the “double taxation” (that is, taxation at both the corporate and shareholder levels) that generally results from an investment in a regular corporation. Regular corporations (which we refer to in this prospectus as “non-REIT “C” corporations”) generally are subject to federal corporate income taxation on their income and shareholders of regular corporations are subject to tax on any dividends that are received, although currently shareholders of regular corporations who are taxed at individual rates generally are taxed on dividends they receive at capital gains rates, which are lower for individuals than ordinary income rates, and shareholders of regular corporations who are taxed at regular corporate rates have the benefit of a dividends received deduction that substantially reduces the effective rate that they pay on such dividends. Nevertheless, income earned by a REIT and distributed currently to its shareholders generally will be subject to lower aggregate rates of U.S. federal income taxation than if such income were earned by a non-REIT “C” corporation, subjected to corporate income tax, and then distributed to shareholders and subjected to tax either at capital gain rates or the effective rate paid by a corporate recipient entitled to the benefit of the dividends received deduction.

While Equity Office generally will not be subject to federal corporate income taxes on income that it distributes currently to shareholders, Equity Office will be subject to U.S. federal income tax as follows:

•	Equity Office will be taxed at regular corporate rates on any undistributed “REIT taxable income.” REIT taxable income is the taxable income of the REIT subject to specified adjustments, including a deduction for dividends paid;

•	Under some circumstances, Equity Office may be subject to the “alternative minimum tax” on its items of tax preference;

•	If Equity Office has (1) net income from the sale or other disposition of “foreclosure property” that is held primarily for sale to customers in the ordinary course of business, or (2) other nonqualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on this income;

•	Equity Office’s net income from “prohibited transactions,” if any, will be subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property other than foreclosure property held primarily for sale to customers in the ordinary course of business;

•	If Equity Office fails to satisfy either the 75% gross income test or the 95% gross income test discussed below, but nonetheless maintains its qualification as a REIT because other requirements are met, it will be subject to a tax equal to the gross income attributable to the greater of (1) the amount by which 75% of its gross income exceeds the amount of its income qualifying under the 75% gross income test for the taxable year or (2) the amount by which 95% of its gross income exceeds the amount of its income qualifying under the 95% gross income test for the taxable year, in both cases multiplied by a fraction intended to reflect Equity Office’s profitability;

•	Equity Office will be subject to a 4% excise tax on the excess of the required distribution over the sum of amounts actually distributed and amounts retained for which U.S. federal income tax was paid, if Equity Office fails to distribute during each calendar year certain designated percentages of its ordinary income and capital gains;

•	Equity Office will be subject to a 100% penalty tax on some payments it receives (or on certain expenses deducted by a taxable REIT subsidiary) if arrangements among Equity Office, its tenants and its taxable REIT subsidiaries are not comparable to similar arrangements among unrelated parties;

•	If Equity Office fails to satisfy the REIT asset tests, discussed below under “Asset Tests Applicable to REITs” because it owns assets the total value of which exceeds a statutory de minimis standard but the failure is due to reasonable cause and Equity Office nonetheless maintains its qualification as a REIT because other requirements are met, Equity Office will be subject to a tax equal to the greater of $50,000 or the amount determined by multiplying the net income generated by such non-qualifying assets by the highest rate of tax applicable to corporations; and

•	If Equity Office fails to satisfy a requirement under the Code the failure of which would result in the loss of its REIT status, other than a failure of the gross income tests or the REIT asset tests but nonetheless maintains its qualification as a REIT because the requirements of certain relief provisions are satisfied, Equity Office will generally be subject to a penalty of $50,000 for each such failure due to reasonable cause and not willful neglect.

In addition, if Equity Office acquires any asset from a non-REIT “C” corporation in a carry-over basis transaction, it could be liable for specified tax liabilities inherited from that non-REIT “C” corporation. To its knowledge, Equity Office has not acquired any assets from a non-REIT “C” corporation in a carry-over basis transaction. However, Equity Office has acquired assets in carry-over basis merger transactions with several REITs. If any one of those REITs failed to qualify as a REIT at the time of its merger into Equity Office, it would have been a non-REIT “C” corporation and would have been required to recognize gain with respect to its assets’ “built-in gain.” Built-in gain is the amount by which an asset’s fair market value exceeds the REIT’s adjusted basis in the asset. As the successor to these REITs, Equity Office would be liable for any tax owed by them as a result of the recognition of built-in gain. Treasury regulations applicable to Equity Office at the time of such acquisitions, however, allowed Equity Office to make an election to avoid the recognition of gain and the imposition of corporate level tax with respect to a built-in gain asset acquired in a carry-over basis transaction from a non-REIT “C” corporation unless and until Equity Office disposes of that built-in gain asset during the 10-year period following its acquisition, at which time Equity Office would recognize, and would be subject to the highest regular corporate rate of tax on, the built-in gain. Even though Equity Office believes that each of the REITs it has acquired qualified as a REIT at the time of its merger into Equity Office, Equity Office made the election described above as a precautionary measure to protect Equity Office if the IRS later determines that one of these REITs did not qualify as a REIT at the time of its merger into Equity Office. Similar rules would apply if Equity Office were to acquire assets from a non-REIT “C” corporation in the future in a carry-over basis transaction, although Equity Office no longer would have to make an affirmative election to be subject to these rules under the currently applicable Treasury regulations. Furthermore, to the extent that any such gain is recognized pursuant to these rules by Equity Office in the future, a portion of the future dividends paid by Equity Office to shareholders who are taxed at individual rates may be subject to tax at reduced capital gain rates. See “— Taxation of U.S. Holders of EOP Common Shares — Qualified Dividend Income.”

Requirements for Qualification as a REIT.  The Code defines a REIT as a corporation, trust, or association:

(1) that is managed by one or more trustees or directors;

(2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

(3) that would be taxable as a domestic corporation, but for the REIT provisions of the Code;

(4) that is neither a financial institution nor an insurance company subject to applicable provisions of the Code;

(5) the beneficial ownership of which is held by 100 or more persons;

(6) during the last half of each taxable year not more than 50% in value of the outstanding shares of which is owned directly or indirectly by five or fewer individuals, as defined in the Code to include specified entities;

(7) that makes an election to be taxable as a REIT, or has made this election for a previous taxable year which has not been revoked or terminated, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status;

(8) that uses a calendar year for U.S. federal income tax purposes and complies with the recordkeeping requirements of the Code and regulations promulgated thereunder; and

(9) that meets other applicable tests, described below, regarding the nature of its income and assets and the amount of its distributions.

Conditions (1), (2), (3) and (4) above must be met during the entire taxable year and condition (5) above must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. For purposes of determining stock ownership under condition (6) above, each of a supplemental unemployment compensation benefits plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes generally is considered an individual. However, a trust that is a qualified trust under Code Section 401(a) generally is not considered an individual, and beneficiaries of a qualified trust are treated as holding shares of a REIT in proportion to their actuarial interests in the trust for purposes of condition (6) above.

Equity Office believes that it has been organized, has operated and has issued sufficient shares of beneficial interest with sufficient diversity of ownership to allow it to satisfy conditions (1) through (9) inclusive. In addition, Equity Office’s declaration of trust contains restrictions regarding the transfer of shares of beneficial interest that are intended to assist Equity Office in continuing to satisfy the share ownership requirements described in conditions (5) and (6) above. These restrictions, however, may not ensure that Equity Office will be able to satisfy these share ownership requirements. If Equity Office fails to satisfy these share ownership requirements and cannot avail itself of any statutory relief provisions, it will fail to qualify as a REIT, except as described in the next paragraph.

To monitor its compliance with condition (6) above, a REIT is required to send annual letters to its shareholders requesting information regarding the actual ownership of its shares. If Equity Office complies with the annual letters requirement and it does not know or, exercising reasonable diligence, would not have known of its failure to meet condition (6) above, then it will be treated as having met condition (6) above.

To qualify as a REIT, Equity Office cannot have at the end of any taxable year any undistributed earnings and profits that are attributable to a non-REIT taxable year. Equity Office has elected to be taxed as a REIT beginning in 1997, the first year it had any activity. Therefore, Equity Office has not had any undistributed non-REIT earnings and profits of its own. Equity Office previously has merged with other REITs and would have inherited any undistributed non-REIT earnings and profits that those REITs might have had if any of them had failed to qualify as a REIT at any point. Equity Office believes that all of the REITs with which it has merged qualified as REITs throughout their existence. However, the IRS could determine otherwise.

If the IRS did determine that Equity Office inherited undistributed non-REIT earnings and profits and Equity Office did not distribute the non-REIT earnings and profits by the end of that taxable year, it appears that Equity Office could avoid disqualification as a REIT by using “deficiency dividend” procedures to distribute the non-REIT earnings and profits. The deficiency dividend procedures would require Equity Office to make a distribution to shareholders, in addition to the regularly required REIT distributions, within 90 days of the IRS determination. In addition, Equity Office would have to pay to the IRS interest on 50% of the non-REIT earnings and profits that were not distributed prior to the end of the taxable year in which Equity Office inherited the undistributed non-REIT earnings and profits. If, however, Equity Office were considered to be a “successor” under the applicable Treasury regulations to a corporation that had failed to qualify as a REIT at the time of its merger with Equity Office, Equity Office could fail to qualify as a REIT and could be prevented from reelecting REIT status for up to four years after such failure to qualify.

Qualified REIT Subsidiaries.  If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” the separate existence of that subsidiary will be disregarded for U.S. federal income tax purposes. Generally, a qualified REIT subsidiary is a corporation, other than a taxable REIT subsidiary (discussed below), all of the capital stock of which is owned by the REIT. All assets, liabilities and items of income, deduction and credit of the qualified REIT subsidiary will be treated as assets, liabilities and items of income, deduction and credit of the REIT itself. A qualified REIT subsidiary of Equity Office will not be subject to federal corporate income taxation, although it may be subject to state and local taxation in some states. Equity Office’s ownership of the voting stock of a qualified REIT subsidiary will not violate the restrictions against ownership of securities of any one issuer which constitute more than 10% of the voting power or value of such issuer’s securities or more than five percent of the value of our total assets, as described below in “Asset Tests Applicable to REITs.”

Taxable REIT Subsidiaries.  A “taxable REIT subsidiary” of Equity Office is a corporation (other than a REIT) in which Equity Office directly or indirectly owns stock and that elects, together with Equity Office, to be treated as a taxable REIT subsidiary under Section 856(l) of the Code. In addition, if a taxable REIT subsidiary of Equity Office owns, directly or indirectly, securities (other than certain “straight debt” securities) representing more than 35% of the vote or value of a subsidiary corporation, that subsidiary will also be treated as a taxable REIT subsidiary of Equity Office. Other than some activities relating to lodging and health care facilities, a taxable REIT subsidiary may generally engage in any business, including the provision of customary or non-customary services to tenants of its parent REIT. A taxable REIT subsidiary is required to pay regular U.S. federal income tax, and state and local income tax where applicable, as a regular “C” corporation. If dividends are paid by one or more of Equity Office’s taxable REIT subsidiaries to Equity Office, then a portion of the dividends from Equity Office to its shareholders who are taxed at individual rates will generally be eligible for taxation at lower capital gains rates, rather than at ordinary income rates. See “Taxation of U.S. Holders of EOP Common Shares — Qualified Dividend Income.”

Generally, a taxable REIT subsidiary can perform impermissible tenant services without causing Equity Office to receive impermissible tenant services income under the REIT income tests. However, several provisions regarding the arrangements between a REIT and its taxable REIT subsidiaries ensure that a taxable REIT subsidiary will be subject to an appropriate level of federal income taxation. For example, a taxable REIT subsidiary is limited in its ability to deduct interest payments in excess of a certain amount made to Equity Office. In addition, Equity

Office will be obligated to pay a 100% penalty tax on some payments that it receives or on certain expenses deducted by the taxable REIT subsidiary if the economic arrangements between the REIT, the REIT’s tenants and the taxable REIT subsidiary are not comparable to similar arrangements among unrelated parties. The Equity Office taxable REIT subsidiaries make interest and other payments to EOP Partnership and to third parties in connection with activities related to its properties. There can be no assurance that the taxable REIT subsidiaries will not be limited in their ability to deduct interest payments made to us. In addition, there can be no assurance that the IRS might not seek to impose the 100% excise tax on a portion of payments received by EOP Partnership, or expenses deducted by, the taxable REIT subsidiaries.

Equity Office Properties Management Corp. and its corporate subsidiaries are referred to as the “corporate subsidiaries.” Each of the corporate subsidiaries is taxable as a regular “C” corporation and has elected, together with Equity Office, to be treated as a taxable REIT subsidiary of Equity Office, or is treated as a taxable REIT subsidiary under the 35% subsidiary rule discussed above. In addition, Equity Office has elected, together with several other corporations in which Equity Office owns (directly or indirectly) stock, for those corporations to be treated as taxable REIT subsidiaries. However, to the extent that one of the corporate subsidiaries or any other taxable REIT subsidiary pays dividends to Equity Office in a particular calendar year, a portion of the dividends paid by Equity Office to shareholders who are taxed at individual rates will generally be subject to taxation at reduced capital gains rates, rather than tax at ordinary income rates. See “— Taxation of U.S. Holders of EOP Common Shares — Qualified Dividend Income.”

Ownership of Partnership Interests by a REIT.  For purposes of applying the REIT gross income and asset tests (described below), Equity Office, as a partner in EOP Partnership, will be treated as owning directly its proportionate share of EOP Partnership’s assets and as earning directly its proportionate share of EOP Partnership’s income. Consequently, any REIT income and asset tests that are described as being imposed on Equity Office will apply not only to the income and assets that Equity Office earns and holds directly but also to the income and assets that Equity Office earns and holds through EOP Partnership and the partnership and limited liability company subsidiaries of EOP Partnership. Equity Office has control over EOP Partnership and substantially all of the partnership and limited liability company subsidiaries of EOP Partnership and intends to operate them in a manner that is consistent with the requirements for qualification of Equity Office as a REIT.

Income Tests Applicable to REITs.  To qualify as a REIT, Equity Office must satisfy two gross income tests. First, at least 75% of Equity Office’s gross income, excluding gross income from prohibited transactions, for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property, including “rents from real property,” gains on the disposition of real estate, dividends paid by another REIT and interest on obligations secured by mortgages on real property or on interests in real property, or from some types of temporary investments. Second, at least 95% of Equity Office’s gross income, excluding gross income from prohibited transactions, for each taxable year must be derived from any combination of income qualifying under the 75% test and dividends, interest, and gain from the sale or disposition of stock or securities. The hedging activities of Equity Office may include entering into interest rate swaps, caps, and floors, options to purchase these items, futures and forward contracts and other financial instruments. To the extent that Equity Office enters into a transaction in the normal course of its business primarily to manage the risk of interest rate changes, price changes or currency fluctuations with respect to indebtedness incurred or to be incurred by Equity Office to acquire or carry real estate assets, any income or gain from the hedging transaction will be disregarded for purposes of the 95% income test, provided that Equity Office clearly and timely identifies such hedging transaction in the manner required under the Code and the regulations promulgated thereunder. For its taxable years beginning prior to January 1, 2005, to the extent that Equity Office entered into an interest rate swap or cap contract, option, futures contract, forward rate agreement, or any similar financial instrument to hedge its indebtedness incurred or to be incurred to acquire or carry “real estate assets,” any periodic income or gain from the disposition of that contract attributable to the carrying or acquisition of the real estate assets was generally qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. To the extent that Equity Office hedged with nonqualifying types of financial instruments prior to January 1, 2005, or hedges against other types of risks, the income from those transactions is not likely to be treated as qualifying income for purposes of the gross income tests. Equity Office intends to structure any hedging transactions in a manner that does not jeopardize its status as a REIT.

Rents received by Equity Office will qualify as rents from real property in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term rents from real property solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, rents received from a “related party tenant” will not qualify as rents from real property in satisfying the gross income tests unless the tenant is a taxable REIT subsidiary and at least 90% of the leased property is leased to unrelated tenants and the rent paid by the taxable REIT subsidiary is substantially comparable to the rent paid by the unrelated tenants for comparable space. A tenant is a related party tenant if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of the tenant. Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property.

Generally, for rents to qualify as rents from real property for the purpose of satisfying the gross income tests, Equity Office may provide directly only an insignificant amount of services, unless those services are “usually or customarily rendered” in connection with the rental of real property and not otherwise considered “rendered to the occupant.” Accordingly, Equity Office may not provide “impermissible services” to tenants (except through an independent contractor from whom Equity Office derives no revenue and that meets other requirements or through a taxable REIT subsidiary) without giving rise to “impermissible tenant service income.” Impermissible tenant service income is deemed to be at least 150% of Equity Office’s direct cost of providing the service. If the impermissible tenant service income exceeds 1% of Equity Office’s total income from a property, then all of the income from that property will fail to qualify as rents from real property. If the total amount of impermissible tenant service income from a property does not exceed 1% of Equity Office’s total income from the property, the services will not “taint” the other income from the property (that is, it will not cause the rent paid by tenants of that property to fail to qualify itself as rents from real property), but the impermissible tenant service income will not qualify as rents from real property.

Unless Equity Office determines that the resulting nonqualifying income under any of the following situations, taken together with all other nonqualifying income earned by Equity Office in the taxable year, will not jeopardize Equity Office’s status as a REIT, Equity Office does not and does not intend to:

•	charge rent for any property that is based in whole or in part on the income or profits of any person, except by reason of being based on a fixed percentage or percentages of receipts or sales, as described above;

•	rent any property to a related party tenant, including a taxable REIT subsidiary, unless, in the case of a taxable REIT subsidiary, the rent from the lease would qualify for the special exception from the related party tenant rule applicable to certain leases with a taxable REIT subsidiary;

•	derive rental income attributable to personal property other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease; or

•	directly perform services considered to be noncustomary or “rendered to the occupant” of the property.

Equity Office provides services and provides access to third party service providers at some or all of its properties. Based upon Equity Office’s experience in the office rental markets where the properties are located, Equity Office believes that all access to service providers and services provided to tenants by Equity Office (other than through a qualified independent contractor or a taxable REIT subsidiary) either are usually or customarily rendered in connection with the rental of real property and not otherwise considered rendered to the occupant, or, if considered impermissible services, will not result in an amount of impermissible tenant service income that will cause Equity Office to fail to meet the income test requirements. Equity Office, however, cannot provide any assurance that the IRS will agree with these positions. Equity Office monitors the activities at its properties and believes that it has not provided services that will cause it to fail to meet the income tests. Equity Office intends to continue to monitor the services provided at, and the nonqualifying income arising from, each of its properties.

Equity Office has earned and continues to earn a small amount of nonqualifying income relative to Equity Office’s total gross income in any relevant taxable year. For example, Equity Office earns fees related to the management of properties that are not wholly-owned by EOP Partnership, derives revenues from the direct operation of a hotel property and earns limited amounts of impermissible tenant service income. Equity Office believes that the amount of nonqualifying income generated from these activities has not affected and will not affect Equity Office’s ability to meet the 95% gross income test.

Equity Office has received several private letter rulings from the IRS regarding the treatment of income received with respect to specified types of services provided at its properties and the effect of those services on other income received from those properties under the rules described above.

•	Parking. Equity Office has received a private letter ruling from the IRS indicating that amounts received by Equity Office under agreements with third-party service companies for the operation of qualifying parking facilities where EOP Partnership bears the expenses attributable to operating the parking facility will qualify as rents from real property for purposes of satisfying the 75% and 95% gross income tests. The parking facilities must be part of, adjacent to, or within the same complex as an Equity Office building. Parking facilities that are within one block of an Equity Office building are considered adjacent for purposes of the ruling. The parking garages are operated under parking management agreements with third-party service companies that receive a management fee, which may be a fixed dollar amount or a percentage of gross or net revenues. Equity Office in the past has invested in stand-alone parking garages that are operated by third-party service companies under lease agreements whereby EOP Partnership and the service companies share the gross receipts from the parking operation and EOP Partnership receives fixed rental payments from the service companies and bears none of the operational expenses. The income received by EOP Partnership from the stand-alone garages under these agreements should qualify as rents from real property for the purposes of the 75% and 95% gross income tests. Equity Office has treated and will treat any income from stand-alone parking garages that is based on net income as nonqualifying for purposes of the REIT income tests.

•	Telecommunications Services. Equity Office has received a private letter ruling from the IRS generally stating that, under certain circumstances, revenue received by Equity Office with respect to telecommunications services provided to tenants will qualify as rents from real property for purposes of the 75% and 95% gross income tests. The ruling broadly defines telecommunications services to include telephone and other communications services, e-mail, video communications, electronic research, Internet access, communication networking, safety and security systems and environmental control systems, which may be provided by telecommunications service providers. The ruling, however, provides that these amounts will not qualify as rents from real property if they are received from a related party tenant or if the amounts are based on a percentage of net income of the provider. Equity Office owns through EOP Partnership the stock of, and warrants to acquire stock of, some telecommunications services providers. If the stock and warrants owned or received by Equity Office cause a telecommunications service provider to be a related party tenant, Equity Office treats any income received from the provider as nonqualifying income for purposes of the 75% and 95% gross income tests unless the limited rental exception for taxable REIT subsidiaries applies. For the purpose of determining whether the provider is a related party tenant, Equity Office will treat any warrants as having been exercised. Equity Office does not believe that the income from telecommunications service providers that are or would be related party tenants under the applicable rules, when combined with other nonqualifying income of Equity Office, will cause Equity Office not to satisfy the 75% and 95% gross income tests.

•	Business Centers. Equity Office has received a private letter ruling generally providing that the business activities of a joint venture between a taxable REIT subsidiary of Equity Office and a business center operator will not taint other income received by Equity Office from the properties where the business centers are operated. Equity Office has also received a private letter ruling generally providing that rent received from the joint venture will qualify for the taxable REIT subsidiary exception from the related party tenant rule to the extent of the taxable REIT subsidiary’s interest in the joint venture, provided that the requirements for the exception are met. Equity Office does not believe that any nonqualifying income received under these arrangements will jeopardize its ability to meet the income tests for REIT qualification purposes. Equity Office also had entered into similar arrangements with an executive office suite company operator in which it previously owned an interest during certain prior periods.

“Interest” generally will be nonqualifying income for purposes of the 75% or 95% gross income tests if it depends in whole or in part on the income or profits of any person. However, interest based on a fixed percentage or percentages of receipts or sales may still qualify under the gross income tests. Equity Office does not expect to derive significant amounts of interest that will not qualify under the 75% and 95% gross income tests.

Equity Office’s share of any dividends received from its corporate subsidiaries (and from other corporations, other than qualified REIT subsidiaries, in which Equity Office owns an interest) will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. Equity Office does not anticipate that it will receive sufficient dividends to cause it to exceed the limit on nonqualifying income under the 75% gross income test.

If Equity Office fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for that year if it is entitled to relief under the Code. These relief provisions generally will be available if Equity Office’s failure to meet the tests is due to reasonable cause and not due to willful neglect, and following identification of the failure, Equity Office files with the IRS a schedule describing each item of its gross income. It is not possible, however, to state whether in all circumstances Equity Office would be entitled to the benefit of these relief provisions. For example, if Equity Office fails to satisfy the gross income tests because nonqualifying income that Equity Office intentionally accrues or receives exceeds the limits on nonqualifying income, the IRS could conclude that the failure to satisfy the tests was not due to reasonable cause. If these relief provisions are inapplicable to a particular set of circumstances involving Equity Office, Equity Office will fail to qualify as a REIT. As discussed under “— Taxation of Equity Office as a REIT — General,” even if these relief provisions apply and Equity Office retains its status as a REIT, a tax would be imposed based on the amount of nonqualifying income.

Any gain realized by Equity Office on the sale of any property held as inventory or otherwise held primarily for sale to customers in the ordinary course of business (other than foreclosure property), including Equity Office’s share of this type of gain realized by EOP Partnership, will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances of a particular transaction. Under a statutory “safe harbor,” Equity Office will not be treated as a dealer in real property with respect to a property that it sells for purposes of the 100% tax if (i) Equity Office has held the property for at least four years for the production of rental income prior to the sale, (ii) capitalized expenditures on the property in the four years preceding the sale are less than 30% of the net selling price of the property, and (iii) Equity Office either (a) has seven or fewer sales of property (excluding certain property obtained through foreclosure) for the year of sale or (b) the aggregate tax basis of property sold during the year of sale is 10% or less of the aggregate tax basis of all of our assets as of the beginning of the taxable year and substantially all of the marketing and development expenditures with respect to the property sold are made through an independent contractor from whom Equity Office derives no income. The sale of more than one property to one buyer as part of one transaction constitutes one sale for purposes of this “safe harbor.” Equity Office intends to hold its properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning and operating properties, and to make occasional sales of properties as are consistent with Equity Office’s investment objectives. Not all of our sales, however, may satisfy the “safe harbor” requirements described above and there are certain interpretive issues related to the application of the “safe harbor” that are not free from doubt. While Equity Office acquires and holds its properties with an investment objective and does not believe its properties constitute dealer property, and while failure to meet the “safe harbor” does not, by itself, mean that Equity Office is a dealer in properties, Equity Office cannot provide any assurance that the IRS might not contend that one or more of these sales are prohibited transactions and, therefore, are subject to the 100% penalty tax.

Any redetermined rents, redetermined deductions or excess interest Equity Office generates will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of services furnished by a taxable REIT subsidiary to any Equity Office tenants, and redetermined deductions and excess interest represent amounts that are deducted by a taxable REIT subsidiary for amounts paid to Equity Office that are in excess of the amounts that would have been deducted based on arm’s-length negotiations. Rents that

Equity Office receives will not constitute redetermined rents if they qualify for the safe harbor provisions contained in the Code. Safe harbor provisions are provided where:

•	amounts are excluded from the definition of impermissible tenant service income as a result of satisfying the 1% de minimis exception;

•	the taxable REIT subsidiary renders a significant amount of similar services to unrelated parties and the charges for such services are substantially comparable;

•	rents paid to the REIT by tenants who are not receiving services from the taxable REIT subsidiary are substantially comparable to the rents paid by the REIT’s tenants leasing comparable space who are receiving such services from the taxable REIT subsidiary and the charge for the services is separately stated; or

•	the taxable REIT subsidiary’s gross income from the service is not less than 150% of the subsidiary’s direct cost of furnishing the service.

While Equity Office anticipates that any fees paid to a taxable REIT subsidiary for tenant services will reflect arm’s-length rates, a taxable REIT subsidiary may under certain circumstances provide tenant services that do not satisfy any of the safe-harbor provisions described above. Nevertheless, these determinations are inherently factual, and the IRS has broad discretion to assert that amounts paid between related parties should be reallocated to clearly reflect their respective incomes. If the IRS successfully made such an assertion, Equity Office would be required to pay a 100% penalty tax on the redetermined rent, redetermined deductions or excess interest, as applicable.

Asset Tests Applicable to REITs.  At the close of each quarter of the taxable year, Equity Office must satisfy the following tests relating to the nature of its assets:

(1) At least 75% of the value of Equity Office’s total assets must be represented by “real estate assets,” cash, cash items, and government securities. Real estate assets include real property, mortgages secured by real estate assets, shares of other REITs, and stock or debt instruments held for less than one year purchased with the proceeds of an offering of shares or long-term debt.

(2) Not more than 25% of Equity Office’s total assets may be represented by securities other than those in the 75% asset class.

(3) Except for equity investments in REITs, debt or equity investments in qualified REIT subsidiaries and taxable REIT subsidiaries, and other securities that qualify as “real estate assets” for purposes of the test described in clause (1):

•	the value of any one issuer’s securities owned by Equity Office may not exceed 5% of the value of Equity Office’s total assets;

•	Equity Office may not own more than 10% of the outstanding voting securities of any one issuer; and

•	Equity Office may not own more than 10% of the value of the outstanding securities of any one issuer.

(4) Not more than 20% of the value of Equity Office’s total assets may be represented by securities of one or more taxable REIT subsidiaries.

For purposes of these tests, the assets of Equity Office include its allocable share of all assets held by the entities in which it owns an interest that are partnerships or disregarded entities for U.S. federal income tax purposes, and the subsidiaries of these entities that are partnerships or disregarded entities for U.S. federal income tax purposes, and generally do not include the equity interests in these entities. For purposes of the asset tests other than the 10% value test, an allocable share of the assets of an entity that is treated as a partnership for U.S. federal income tax purposes is determined in accordance with the capital interests in that entity. For purposes of the 10% value test, an allocable share of the assets of an entity that is treated as a partnership for U.S. federal income tax purposes is determined in accordance with the total securities (including debt securities) owned in that entity other than certain securities specified in the Code.

Securities, for purposes of the asset tests, may include debt Equity Office holds in other issuers. However, the Code specifically provides that the following types of debt will not be taken into account as securities for purposes of the 10% value test: (1) securities that meet the “straight debt” safe harbor, as discussed in the next paragraph; (2) loans to individuals or estates; (3) obligations to pay rents from real property; (4) rental agreements described in Section 467 of the Code (other than such agreements with related party tenants); (5) securities issued by other REITs; (6) debt issued by partnerships that derive at least 75% of their gross income from sources that constitute qualifying income for purposes of the 75% gross income test; (7) any debt not otherwise described in this paragraph that is issued by a partnership, but only to the extent of Equity Office’s interest as a partner in the partnership; (8) certain securities issued by a state, the District of Columbia, a foreign government, or a political subdivision of any of the foregoing, or the Commonwealth of Puerto Rico; and (9) any other arrangement described in future Treasury regulations.

Debt will meet the “straight debt” safe harbor if (1) neither Equity Office nor any of its controlled taxable REIT subsidiaries own any securities not described in the preceding paragraph that have an aggregate value greater than one percent of the issuer’s outstanding securities, as calculated under the Code, (2) the debt is a written unconditional promise to pay on demand or on a specified date a sum certain in money, (3) the debt is not convertible, directly or indirectly, into stock and (4) the interest rate and the interest payment dates of the debt are not contingent on profits, the borrower’s discretion or similar factors. However, contingencies regarding time of payment and interest are permissible for purposes of qualifying as a straight debt security if either (1) such contingency does not have the effect of changing the effective yield to maturity, as determined under the Code, other than a change in the annual yield to maturity that does not exceed the greater of (i) 5% of the annual yield to maturity or (ii) 0.25%, or (2) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt instruments held by the REIT exceeds $1,000,000 and not more than 12 months of unaccrued interest can be required to be prepaid thereunder. In addition, debt will not be disqualified from being treated as “straight debt” solely because the time or amount of payment is subject to a contingency upon a default or the exercise of a prepayment right by the issuer of the debt, provided that such contingency is consistent with customary commercial practice.

Equity Office currently owns 51.6% of the outstanding stock of BeaMetFed, Inc., which has elected to be taxed as a REIT for U.S. federal income tax purposes. As a REIT, BeaMetFed, Inc. is subject to the various REIT qualification requirements. Equity Office believes that BeaMetFed, Inc. has been organized and has operated in the manner necessary to qualify for taxation as a REIT for U.S. federal income tax purposes and will continue to be organized and operated in this manner. If BeaMetFed, Inc. were to fail to qualify as a REIT, Equity Office’s stock interests in BeaMetFed, Inc. would cease to be qualifying real estate assets for purposes of the 75% gross asset test and would become subject to the 5% asset test, the 10% voting stock limitation, and the 10% value limitation generally applicable to Equity Office’s ownership in corporations (other than REITs, qualified REIT subsidiaries and taxable REIT subsidiaries). If BeaMetFed, Inc. failed to qualify as a REIT, it is possible that Equity Office might not meet the 10% voting test and the 10% value test with respect to its interest in BeaMetFed, Inc., in which event Equity Office itself would fail to qualify as a REIT unless it could avail itself of available relief provisions. Equity Office, however, has attempted to make a protective taxable REIT subsidiary election with respect to BeaMetFed, Inc. and implement other protective arrangements intended to avoid such an outcome if BeaMetFed, Inc. were not to qualify as a REIT.

Equity Office believes that the aggregate value of its interest in its taxable REIT subsidiaries does not exceed, and in the future will not exceed, 20% of the aggregate value of its gross assets. As of each relevant testing date prior to the election to treat any corporate subsidiary of Equity Office or any other corporation in which Equity Office owns an interest as a taxable REIT subsidiary, which election first became available as of January 1, 2001, Equity Office believes it did not own more than 10% of the voting securities of any such entity. In addition, Equity Office believes that as of each relevant testing date prior to the election to treat any corporate subsidiary of Equity Office or any other corporation in which Equity Office owns an interest as a taxable REIT subsidiary of Equity Office, Equity Office’s pro rata share of the value of the securities, including debt, of any such corporation or other issuer did not exceed 5% of the total value of Equity Office’s assets.

With respect to each issuer in which Equity Office currently owns an interest that does not qualify as a REIT, a qualified REIT subsidiary or a taxable REIT subsidiary, Equity Office believes that its pro rata share of the value of the securities, including debt, of any such issuer does not exceed 5% of the total value of Equity Office’s assets and that it complies with the 10% voting test and 10% value test with respect to each such issuer. In this regard, however, Equity Office cannot provide any assurance that the IRS might not disagree with Equity Office’s determinations.

After initially meeting the asset tests at the close of any quarter, Equity Office will not lose its status as a REIT if it fails to satisfy the 25%, 20% and 5% asset tests and the 10% value test at the end of a later quarter solely by reason of changes in the relative values of its assets. If the failure to satisfy the 25%, 20% or 5% asset tests or the 10% value test results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. Furthermore, for Equity Office’s taxable years beginning after December 31, 2004, the failure to satisfy the asset tests can be remedied even after the 30-day cure period. If the total value of the assets that caused a failure of the 5% test, the 10% voting test or the 10% value test does not exceed either 1% of Equity Office’s assets at the end of the relevant quarter or $10,000,000, then Equity Office can avoid disqualification as a REIT by disposing of sufficient assets to cure such a violation within six months following the last day of the quarter in which it first identifies the failure to meet the asset test. For a violation of any of the asset tests attributable to the ownership of assets the total value of which exceeds the amount described in the preceding sentence, Equity Office can avoid disqualification as a REIT if the violation is due to reasonable cause and it disposes of an amount of assets sufficient to cure such violation within the six-month period described in the preceding sentence, pays a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the non-qualifying assets during the period of time that the assets were held as non-qualifying assets, and files a schedule with the IRS that describes the assets.

An acquisition of securities could include Equity Office increasing its interest in EOP Partnership as a result of a merger, the exercise by limited partners of their redemption right relating to units in EOP Partnership or an additional capital contribution of proceeds of an offering of shares of beneficial interest by Equity Office. Equity Office intends to maintain adequate records of the value of its assets to ensure compliance with the asset tests and to take any available actions within 30 days after the close of any quarter as may be required to cure any noncompliance with the 25%, 20% or 5% asset tests or 10% value test. If Equity Office were to fail to cure noncompliance with the asset tests within this time period, then Equity Office would cease to qualify as a REIT unless it could avail itself of available relief provisions.

Annual Distribution Requirements Applicable to REITs.  To qualify as a REIT, Equity Office is required to distribute dividends, other than capital gain dividends, to its shareholders each year in an amount at least equal to (1) the sum of (a) 90% of Equity Office’s REIT taxable income, computed without regard to the dividends paid deduction and its net capital gain, and (b) 90% of the net income, after tax, from foreclosure property, minus (2) the sum of certain specified items of noncash income. These distributions must be paid either in the taxable year to which they relate, or in the following taxable year if declared before Equity Office timely files its tax return for the prior year and if paid with or before the first regular dividend payment date after the declaration is made.

Equity Office intends to make timely distributions sufficient to satisfy its annual distribution requirements. In this regard, the partnership agreement of EOP Partnership authorizes Equity Office, as general partner, to take steps as may be necessary to cause EOP Partnership to distribute to its partners an amount sufficient to permit Equity Office to meet these distribution requirements. Equity Office’s cash flow may be greater than its taxable income because of the allowance of depreciation and other noncash charges in computing its taxable income. Conversely, Equity Office’s cash flow may be less than its taxable income because of nondeductible expenses or because income is taxable in a year before it is received or expenses are deductible in a year after they are paid. Equity Office anticipates that it generally will have sufficient cash or liquid assets to enable it to satisfy the distribution requirements described above but may find it necessary to arrange for short-term, or possibly long-term, borrowings to fund required distributions.

Under some circumstances, Equity Office may be able to rectify an inadvertent failure to meet the distribution requirement for a year by paying deficiency dividends to shareholders in a later year, which may be included in Equity Office’s deduction for dividends paid for the earlier year. Thus, Equity Office may be able to avoid being taxed on amounts distributed as deficiency dividends; however, Equity Office will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

To the extent that Equity Office does not distribute all of its net capital gain or distributes at least 90%, but less than 100%, of its REIT taxable income, as adjusted, it is subject to tax on these undistributed amounts at regular corporate tax rates.

Equity Office will be subject to a 4% excise tax on the excess of the required distribution over the sum of amounts actually distributed and amounts retained for which U.S. federal income tax was paid, if Equity Office fails to distribute during each calendar year at least the sum of:

(1) 85% of its REIT ordinary income for the year;

(2) 95% of its REIT capital gain net income for the year; and

(3) any undistributable taxable income from prior taxable years.

A REIT may elect to retain rather than distribute all or a portion of its net capital gains and pay the tax on the gains. In that case, a REIT may elect to have its shareholders include their proportionate share of the undistributed net capital gains in income as long-term capital gains and receive a credit for their share of the tax paid by the REIT. For purposes of the 4% excise tax described above, any retained amounts would be treated as having been distributed.

Record-Keeping Requirements.  Equity Office is required to comply with applicable record-keeping requirements. Failure to comply could result in monetary fines.

Failure of Equity Office to Qualify as a REIT.  For Equity Office’s taxable years beginning after December 31, 2004, if it fails to comply with one or more of the conditions required for qualification as a REIT (other than the asset tests and the income tests that have the specific savings clauses discussed above in “— Taxation of Equity Office as a REIT — Asset Tests Applicable to REITs” and “— Taxation of Equity Office as a REIT — Income Tests Applicable to REITs”) it can avoid disqualification as a REIT by paying a penalty of $50,000 for each such failure, provided that its noncompliance was due to reasonable cause and not willful neglect. If Equity Office fails to qualify for taxation as a REIT in any taxable year, and if relief provisions do not apply, Equity Office will be subject to tax, including any applicable alternative minimum tax, on its taxable income at regular corporate rates. If Equity Office fails to qualify as a REIT, Equity Office will not be required to make any distributions to shareholders, and any distributions that are made to shareholders will not be deductible by Equity Office. As a result, Equity Office’s failure to qualify as a REIT would significantly reduce the cash available for distributions by Equity Office to its shareholders. In addition, if Equity Office fails to qualify as a REIT, all distributions to shareholders will be taxable as dividends to the extent of Equity Office’s current and accumulated earnings and profits, whether or not attributable to capital gains of Equity Office. Non-corporate shareholders would be taxed on these dividends at capital gains rates; corporate shareholders may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, Equity Office also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. There can be no assurance that Equity Office would be entitled to any statutory relief.

Taxation of U.S. Holders of EOP Common Shares

Distributions by Equity Office — General.  So long as Equity Office qualifies as a REIT, distributions to U.S. Holders out of its current or accumulated earnings and profits that are not designated as capital gain dividends or “qualified dividend income” will be taxable as ordinary income and will not be eligible for the dividends received deduction generally available for corporations. For purposes of determining whether distributions to holders of EOP common shares are out of current or accumulated earnings and profits, earnings and profits will be allocated first to any outstanding preferred shares and then to outstanding common shares. Distributions in excess of current and accumulated earnings and profits will not be taxable to a U.S. Holder to the extent that the distributions do not exceed the adjusted tax basis of the shareholder’s shares. Rather, such distributions will reduce the adjusted basis of such shares, but not below zero. Distributions in excess of current and accumulated earnings and profits that exceed the U.S. Holder’s adjusted basis in its shares will be taxable as capital gains in the amount of such excess if the shares are held as a capital asset and will be taxable as long-term capital gain if the shares have been held for more than one year. If Equity Office declares a dividend in October, November or December of any year with a record date in one of these months and pays the dividend on or before January 31 of the following year, Equity Office will be treated as having paid the dividend, and the shareholder will be treated as having received the dividend, on December 31 of the year in which the dividend was declared. The above treatment of distributions by Equity Office applies regardless of whether the distributions of Equity Office are reinvested pursuant to the Dividend Reinvestment and Share Purchase Plan.

Capital Gain Distributions.  Equity Office may elect to designate distributions of its net capital gain as “capital gain dividends.” Capital gain dividends are taxed to U.S. Holders as gain from the sale or exchange of a capital asset held for more than one year, without regard to how long the U.S. Holder has held its shares. Designations made by Equity Office only will be effective to the extent that they comply with Revenue Ruling 89-81, which requires that distributions made to different classes of shares be composed proportionately of dividends of a particular type. If Equity Office designates any portion of a dividend as a capital gain dividend, a U.S. Holder will receive an IRS Form 1099-DIV indicating the amount that will be taxable to the shareholder as capital gain. Corporate shareholders, however, may be required to treat up to 20% of capital gain dividends as ordinary income.

Instead of paying capital gain dividends, Equity Office may designate all or part of its net capital gain as “undistributed capital gain.” Equity Office will be subject to tax at regular corporate rates on any undistributed capital gain. A U.S. Holder:

(1) will include in its income as long-term capital gains its proportionate share of such undistributed capital gains; and

(2) will be deemed to have paid its proportionate share of the tax paid by Equity Office on such undistributed capital gains and receive a credit or a refund to the extent that the tax paid by Equity Office exceeds the U.S. Holder’s tax liability on the undistributed capital gain.

A U.S. Holder will increase the basis in its common shares by the difference between the capital gain amount included in its income and the tax amount it is deemed to have paid. The Code provides that a U.S. Holder that is a corporation is to adjust its earnings and profits appropriately for the retained capital gains, presumably by increasing its earnings and profits by an amount equal to the increase in its basis in its common shares. However, the precise manner this is done is to be in accordance with Treasury regulations that have not yet been issued. Until they are, corporate shareholders should consult their tax advisors on how any such earnings and profits adjustments should be made. The earnings and profits of Equity Office would also be appropriately adjusted, presumably by decreasing them by the amount of taxable gain included in its shareholders’ income as long term capital gains.

Equity Office will classify portions of any designated capital gain dividend or undistributed capital gain as either:

(1) a 15% rate gain distribution, which would be taxable to non-corporate U.S. Holders at a maximum rate of 15%; or

(2) an “unrecaptured Section 1250 gain” distribution, which would be taxable to non-corporate U.S. Holders at a maximum rate of 25%.

Equity Office must determine the maximum amounts that it may designate as 15% and 25% rate capital gain dividends by performing the computation required by the Code as if the REIT were an individual whose ordinary income were subject to a marginal tax rate of at least 28%.

Qualified Dividend Income.  Equity Office may elect to designate a portion of its distributions paid to shareholders as “qualified dividend income.” A portion of a distribution that is properly designated as qualified dividend income is taxable to non-corporate U.S. Holders as capital gain, provided that the shareholder has held the common shares with respect to which the distribution is made for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which such common shares become ex-dividend with respect to the relevant distribution. The maximum amount of Equity Office’s distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:

(1) the qualified dividend income received by Equity Office during such taxable year from non-REIT corporations (including the corporate subsidiaries and other taxable REIT subsidiaries);

(2) the excess of any “undistributed” REIT taxable income recognized during the immediately preceding year over the U.S. federal income tax paid by Equity Office with respect to such undistributed REIT taxable income; and

(3) the excess of any income recognized during the immediately preceding year attributable to the sale of a built-in-gain asset that was acquired in a carry-over basis transaction from a “C” corporation over the U.S. federal income tax paid by Equity Office with respect to such built-in gain.

Generally, dividends that Equity Office receives will be treated as qualified dividend income for purposes of (1) above if the dividends are received from a domestic corporation (other than a REIT or a regulated investment company) or a “qualifying foreign corporation” and specified holding period requirements and other requirements are met. A foreign corporation (other than a “passive foreign investment company”) will be a qualifying foreign corporation if it is incorporated in a possession of the United States, the corporation is eligible for benefits of an income tax treaty with the United States that the Secretary of Treasury determines is satisfactory, or the stock of the foreign corporation on which the dividend is paid is readily tradable on an established securities market in the United States. Equity Office generally expects that an insignificant portion, if any, of its distributions will consist of qualified dividend income.

Sunset of Reduced Tax Rate Provisions.  The currently applicable provisions of the U.S. federal income tax laws relating to the 15% rate of capital gain taxation and the applicability of capital gain rates for designated qualified dividend income of REITs are currently scheduled to “sunset” or revert back to provisions of prior law effective for taxable years beginning after December 31, 2010. Upon the sunset of the current provisions, all dividend income of REITs and non-REIT corporations would be taxable at ordinary income rates and capital gain tax rates would be higher (20% instead of 15%). The impact of this reversion is not discussed herein. U.S. Holders are encouraged to consult their tax advisors regarding the effect of sunset provisions on an investment in EOP common shares.

Passive Activity Losses and Investment Interest Limitations.  Distributions made by Equity Office and gain arising from the sale or exchange by a U.S. Holder of shares will not be treated as passive activity income, and as a result, U.S. Holders generally will not be able to apply any “passive losses” against this income or gain. In addition, taxable distributions from Equity Office generally will be treated as investment income for purposes of the investment interest limitations. A U.S. Holder may elect to treat capital gain dividends, capital gains from the disposition of shares and income designated as qualified dividend income as investment income for purposes of the investment interest limitation, in which case the applicable capital gains will be taxed at ordinary income rates. Equity Office will notify shareholders regarding the portions of distributions for each year that constitute ordinary income, return of capital and capital gain. U.S. Holders may not include in their individual income tax returns any net operating losses or capital losses of Equity Office. Equity Office’s operating or capital losses would be carried over by Equity Office for potential offset against future income, subject to applicable limitations.

Sales of Shares.  Upon any taxable sale or other disposition of shares, a U.S. Holder will recognize gain or loss for federal income tax purposes in an amount equal to the difference between:

(1) the amount of cash and the fair market value of any property received on the sale or other disposition; and

(2) the holder’s adjusted basis in the shares for tax purposes.

This gain or loss will be a capital gain or loss if the shares have been held by the U.S. Holder as a capital asset. The applicable tax rate will depend on the shareholder’s holding period in the asset (generally, if an asset has been held for more than one year it will produce long-term capital gain) and the shareholder’s tax bracket. The IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for non-corporate shareholders) to a portion of capital gain realized by a non-corporate shareholder on the sale of REIT shares that would correspond to the REIT’s “unrecaptured Section 1250 gain.” U.S. Holders should consult with their tax advisors with respect to their capital gain tax liability. A corporate U.S. Holder will be subject to tax at a maximum rate of 35% on capital gain from the sale of Equity Office shares held for more than 12 months. In general, any loss recognized by a U.S. Holder upon the sale or other disposition of shares that have been held for six months or less, after applying the holding period rules, will be treated as a long-term capital loss, to the extent of distributions received by the U.S. Holder from Equity Office that were required to be treated as long-term capital gains.

Taxation of Tax-Exempt U.S. Holders of EOP Common Shares

Provided that a tax-exempt U.S. Holder, except certain tax-exempt shareholders described below, has not held its common shares as “debt financed property” within the meaning of the Code and the shares are not otherwise used in a trade or business, the dividend income from Equity Office will not be unrelated business taxable income, referred to as UBTI, to a tax-exempt shareholder. Similarly, income from the sale of shares will not constitute UBTI unless the tax-exempt shareholder has held its shares as debt financed property within the meaning of the Code or has used the shares in a trade or business. Generally, debt financed property is property, the acquisition or holding of which was financed through a borrowing by the tax-exempt shareholder.

However, for tax-exempt U.S. Holders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code, respectively, income from an investment in Equity Office will constitute UBTI unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for certain purposes specified in the Code so as to offset the income generated by its investment in Equity Office. These tax-exempt shareholders should consult their tax advisors concerning these “set aside” and reserve requirements.

Notwithstanding the above, however, a portion of the dividends paid by a “pension held REIT” are treated as UBTI if received by any trust which is described in Section 401(a) of the Code, is tax-exempt under Section 501(a) of the Code and holds more than 10%, by value, of the interests in the REIT.

Tax-exempt pension funds that are described in Section 401(a) of the Code are referred to below as “pension trusts.”

A REIT is a pension held REIT if it meets the following two tests:

(1) it qualified as a REIT only by reason of Section 856(h)(3) of the Code, which provides that stock owned by pension trusts will be treated, for purposes of determining if the REIT is closely held, as owned by the beneficiaries of the trust rather than by the trust itself; and

(2) either (a) at least one pension trust holds more than 25% of the value of the REIT’s stock, or (b) two or more pension trusts, each individually holding more than 10% by value, of the REIT’s shares, collectively own more than 50% of the value of the REIT’s shares.

The percentage of any REIT dividend treated as UBTI is equal to the ratio of the UBTI earned by the REIT, treating the REIT as if it were a pension trust and therefore subject to tax on UBTI, to the total gross income of the REIT. An exception applies where the percentage is less than 5% for any year. The provisions requiring pension trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the “not closely held requirement” without relying upon the “look-through” exception with respect to pension trusts. Based on both its current share ownership and the limitations on transfer and ownership of shares contained in its declaration of trust, Equity Office does not expect to be classified as a pension held REIT.

U.S. Taxation of Non-U.S. Holders of EOP Common Shares

The following discussion addresses the rules governing the U.S. federal income taxation of the ownership and disposition of EOP common shares by non-U.S. Holders. These rules are complex, and no attempt is made herein to provide more than a brief summary of such rules. Accordingly, the discussion does not address all aspects of U.S. federal income taxation and does not address state, local or foreign tax consequences that may be relevant to a non-U.S. Holder in light of its particular circumstances.

Distributions by Equity Office.  Distributions by Equity Office to a non-U.S. Holder that are neither attributable to gain from sales or exchanges by Equity Office of “U.S. real property interests” nor designated by Equity Office as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of Equity Office’s current or accumulated earnings and profits. These distributions ordinarily will be subject to withholding of U.S. federal income tax on a gross basis at a rate of 30%, or a lower rate as permitted under an applicable income tax treaty, unless the dividends are treated as effectively connected with the conduct by the non-U.S. Holder of a U.S. trade or business. Under some treaties, however, lower withholding rates generally applicable to dividends do not apply to dividends from REITs. Applicable certification and disclosure requirements must be satisfied to be exempt from withholding under the effectively connected income exemption. Dividends that are effectively connected with a trade or business will be subject to tax on a net basis, that is, after allowance for deductions, at graduated rates, in the same manner as U.S. Holders are taxed with respect to these dividends, and are generally not subject to withholding. Any dividends received by a corporate non-U.S. Holder that is engaged in a U.S. trade or business also may be subject to an additional branch profits tax at a 30% rate, or lower applicable treaty rate, generally as and when such amounts are withdrawn from the United States.

Distributions in excess of current and accumulated earnings and profits that exceed the non-U.S. Holder’s basis in its EOP common shares will be taxable to a non-U.S. Holder as gain from the sale of common shares, which is discussed below. Distributions in excess of current or accumulated earnings and profits of Equity Office that do not exceed the adjusted basis of the non-U.S. Holder in its common shares will reduce the non-U.S. Holder’s adjusted basis in its common shares and will not be subject to U.S. federal income tax, but will be subject to U.S. withholding tax as described below.

Equity Office expects to withhold U.S. income tax at the rate of 30% on any ordinary dividend distributions (including distributions that later may be determined to have been in excess of current and accumulated earnings and profits) made to a non-U.S. Holder unless:

(1) a lower treaty rate applies and the non-U.S. Holder files an IRS Form W-8BEN evidencing eligibility for that reduced treaty rate with Equity Office; or

(2) the non-U.S. Holder files an IRS Form W-8ECI with Equity Office claiming that the distribution is income effectively connected with the non-U.S. Holder’s trade or business.

Equity Office may be required to withhold at least 10% of any distribution in excess of its current and accumulated earnings and profits, even if a lower treaty rate applies and the non-U.S. Holder is not liable for tax on the receipt of that distribution. However, a non-U.S. Holder may seek a refund of these amounts from the IRS if the non-U.S. Holder’s U.S. tax liability with respect to the distribution is less than the amount withheld.

Distributions to a non-U.S. Holder that are designated by Equity Office at the time of the distribution as capital gain dividends, other than those arising from the disposition of a U.S. real property interest, generally should not be subject to U.S. federal income taxation unless:

(1) the investment in the Equity Office shares is effectively connected with the non-U.S. Holder’s U.S. trade or business, in which case the non-U.S. Holder will be subject to the same treatment as U.S. Holders with respect to any gain, except that a shareholder that is a foreign corporation also may be subject to the 30% branch profits tax, as discussed above, or

(2) the non-U.S. Holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gains.

Except as hereinafter discussed, under FIRPTA, distributions to a non-U.S. Holder that are attributable to gain from sales or exchanges by Equity Office of U.S. real property interests, whether or not designated as a capital gain dividend, will cause the non-U.S. Holder to be treated as recognizing gain that is income effectively connected with a U.S. trade or business. Non-U.S. Holders will be taxed on this gain at the same rates applicable to U.S. Holders, subject to a special alternative minimum tax in the case of nonresident alien individuals. Also, this gain may be subject to a 30% branch profits tax in the hands of a non-U.S. Holder that is a corporation. However, even if a distribution is attributable to a sale or exchange by Equity Office of U.S. real property interests, the distribution will not be treated as gain recognized from the sale or exchange of U.S. real property interests, but as an ordinary dividend subject to the general withholding regime discussed above, if:

(1) the distribution is made with respect to a class of shares that is considered regularly traded under applicable Treasury regulations on an established securities market located in the United States, such as the NYSE; and

(2) the shareholder owns 5% or less of that class of shares at all times during the one-year period ending on the date of the distribution.

Equity Office will be required to withhold and remit to the IRS 35% of any distributions to non-U.S. Holders that are, or, if greater, could have been, designated as capital gain dividends and are attributable to gain recognized from the sale or exchange of U.S. real property interests. Distributions can be designated as capital gains to the extent of Equity Office’s net capital gain for the taxable year of the distribution. The amount withheld, which for individual non-U.S. Holders may substantially exceed the actual tax liability, is creditable against the non-U.S. Holders’ U.S. federal income tax liability and is refundable to the extent such amount exceeds the non-U.S. Holder’s actual U.S. federal income tax liability, and the non-U.S. Holder timely files an appropriate claim for refund.

Retention of Net Capital Gains.  Although the law is not clear on the matter, it appears that amounts designated by Equity Office as undistributed capital gains in respect of the common shares held by U.S. Holders generally should be treated with respect to non-U.S. Holders in the same manner as actual distributions by Equity Office of capital gain dividends. Under that approach, the non-U.S. Holders would be able to offset as a credit against their U.S. federal income tax liability resulting therefrom an amount equal to their proportionate share of the tax paid by Equity Office on the undistributed capital gains, and to receive from the IRS a refund to the extent their proportionate share of this tax paid by Equity Office were to exceed their actual U.S. federal income tax liability, and the non-U.S. Holder timely files an appropriate claim for refund.

Sale of Common Shares.  Gain recognized by a non-U.S. Holder upon the sale or exchange of EOP common shares generally would not be subject to or implicate U.S. taxation unless:

(1) the investment in the EOP common shares is effectively connected with the non-U.S. Holder’s U.S. trade or business, in which case the non-U.S. Holder will be subject to the same treatment as U.S. Holders with respect to any gain;

(2) the non-U.S. Holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a tax home in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s net capital gains for the taxable year;

(3) the EOP common shares constitute a U.S. real property interest within the meaning of FIRPTA, as described below; or

(4) the EOP common shares are disposed of in a “wash sale” by a person owning more than 5% of the EOP common shares.

Whether EOP Common Shares are U.S. Real Property Interests.  The EOP common shares will not constitute a U.S. real property interest if Equity Office is a domestically controlled REIT. Equity Office will be a domestically controlled REIT if, at all times during a specified testing period, less than 50% in value of its stock is held directly or indirectly by non-U.S. Holders.

Equity Office believes that, currently, it is a domestically controlled REIT and, therefore, the sale of EOP common shares would not be subject to taxation under FIRPTA. In addition, Equity Office’s declaration of trust contains ownership limitations designed to help prevent Equity Office from failing to qualify as a domestically controlled REIT. Because the EOP common shares are publicly traded, however, Equity Office cannot guarantee that it is or will continue to be a domestically controlled REIT. Even if Equity Office does not qualify as a domestically controlled REIT at the time a non-U.S. Holder sells its EOP common shares, gain arising from the sale still would not be subject to FIRPTA tax if:

(1) the class of shares sold is considered regularly traded under applicable Treasury regulations on an established securities market, such as the NYSE; and

(2) the selling non-U.S. Holder owned, actually or constructively, 5% or less in value of the outstanding class of shares being sold throughout the five-year period ending on the date of the sale or exchange.

If gain on the sale or exchange of EOP common shares were subject to taxation under FIRPTA, the non-U.S. Holder would be subject to regular U.S. income tax with respect to any gain in the same manner as a taxable U.S. Holder, subject to any applicable alternative minimum tax and special alternative minimum tax in the case of nonresident alien individuals.

Wash Sales.  In general, a wash sale of EOP common shares occurs if a shareholder owning more than 5% of EOP common shares avoids a taxable distribution of gain recognized from the sale or exchange of U.S. real property interests by selling EOP common shares before the ex-dividend date of the distribution and then, within a designated period, acquires or enters into an option or contract to acquire EOP common shares. If a wash sale occurs, then the seller/repurchaser will be treated as having gain recognized from the sale or exchange of U.S. real property interests in the same amount as if the avoided distribution had actually been received.

Dividend Reinvestment and Share Purchase Plan

General.  Equity Office currently offers shareholders and prospective shareholders the opportunity to participate in its Dividend Reinvestment and Share Purchase Plan, which is referred to herein as the “DRIP.” Although Equity Office does not currently offer any discount in connection with the DRIP, it reserves the right to offer in the future a discount on shares purchased with reinvested dividends and shares purchased through the optional cash investment feature.

Amounts Treated as a Distribution.  Generally, a DRIP participant will be treated as having received a distribution with respect to its EOP common shares for federal income tax purposes in an amount determined as described below.

•	If the DRIP administrator uses cash dividends that the participant has elected to have reinvested to purchase common shares directly from Equity Office, the participant will be treated as receiving a distribution from Equity Office equal to the fair market value on the date of distribution of the common shares purchased on behalf of the participant, which amount should equal the amount of cash dividends that otherwise would have been received by the shareholder. However, if Equity Office has offered a discount under the DRIP, the amount of the distribution from Equity Office to the participant should equal the sum of the cash dividends that otherwise would have been received by the shareholder plus the amount of the discount.

•	If the DRIP administrator uses cash dividends that the participant has elected to have reinvested to purchase common shares on the open market, the participant will be treated for federal income tax purposes as having received a distribution from Equity Office equal to the price paid for the common shares (including all brokerage fees or commissions). Under the DRIP, Equity Office will not pay any brokerage fees or commissions allocable to a participant with respect to shares purchased in the open market. If Equity Office were to pay any brokerage fees or commissions in the future, the amount treated as a distribution to the participant by Equity Office would include those brokerage fees or commissions paid by Equity Office.

•	A participant who makes an optional cash purchase through the DRIP will not be treated as receiving a distribution from Equity Office if no discount is offered.

•	Newly enrolled participants who are making their initial investment in Equity Office shares through the DRIP’s optional cash purchase feature and therefore are not currently shareholders of Equity Office should not be treated as receiving a distribution from Equity Office, even if a discount is offered.

•	Current shareholders, including existing participants in the DRIP, will be treated as having received a distribution from Equity Office with respect to their existing shares equal to the amount of any discount that may be offered by Equity Office in connection with the acquisition of additional shares through the DRIP’s optional cash purchase feature.

In the situations described above, a shareholder will be treated as receiving a distribution from Equity Office even though no cash distribution is actually received. These distributions will be taxable in the same manner as all other distributions by Equity Office, as described above under “— Taxation of U.S. Holders of EOP Common Shares — Distributions by Equity Office — General” “— Taxation of Tax-Exempt U.S. Holders of EOP Common Shares,” or “U.S. Taxation of Non-U.S. Holders of EOP Common Shares — Distributions by Equity Office,” as applicable.

Basis and Holding Period in Shares Acquired Pursuant to the DRIP.  The tax basis for common shares acquired by reinvesting cash distributions through the DRIP generally will equal the fair market value of the common shares on the date of distribution. Accordingly, if Equity Office elects to offer a discount on the purchase price of shares purchased with reinvested cash distributions, the tax basis in the shares would include the amount of any discount. The holding period for shares acquired by reinvesting cash distributions will begin on the day following the date of distribution.

The tax basis in common shares acquired through an optional cash investment generally will equal the cost paid by the participant in acquiring the common shares. If Equity Office elects to offer a discount on the purchase price of shares purchased by making an optional cash investment, then the tax basis in the shares also would include any amounts taxed as a dividend. The holding period for the shares purchased through the optional cash investment feature of the DRIP generally will begin on the day following the day the shares are purchased for the participant’s account.

Withdrawal of Shares from the DRIP.  When participants withdraw shares from the DRIP and receive whole shares, they will not realize any taxable income. However, if they receive cash for a fraction of a share, they will be required to recognize gain or loss with respect to that fraction of a share.

Effect of Withholding Requirements.  Withholding requirements generally applicable to distributions from Equity Office will apply to all amounts treated as distributions pursuant to the DRIP. All withholding requirements will apply to amounts treated as distributions in connection with the DRIP as described in connection with other distributions paid by Equity Office. See the discussions for “U.S. Holders” and “Non-U.S. Holders” contained in “Information Reporting and Backup Withholding Tax Applicable to Holders of EOP Common Shares”, below. All withholding amounts will be withheld from distributions before the distributions are reinvested under the DRIP but will nevertheless be treated as distributed to the shareholder for income tax purposes. Therefore, if a U.S. Holder is subject to withholding, distributions that would otherwise be available for reinvestment under the DRIP will be reduced by the withholding amount.

Information Reporting and Backup Withholding Tax Applicable to Holders of EOP Common Shares

U.S. Holders.  In general, information reporting requirements will apply to payments of distributions on EOP common shares and payments of the proceeds of the sale of EOP common shares to some shareholders, unless an exception applies. Further, the payer will be required to withhold backup withholding tax if:

(1) the payee fails to furnish a taxpayer identification number, or TIN, to the payer or to establish an exemption from backup withholding;

(2) the IRS notifies the payer that the TIN furnished by the payee is incorrect;

(3) there has been a notified payee under-reporting with respect to interest, dividends or original issue discount described in Section 3406(c) of the Code; or

(4) there has been a failure of the payee to certify under the penalty of perjury that the payee is not subject to backup withholding under the Code.

Some shareholders, including corporations, will be exempt from backup withholding. Any amounts withheld under the backup withholding rules from a payment to a shareholder will be allowed as a credit against the shareholder’s U.S. federal income tax and may entitle the shareholder to a refund, provided that the required information is furnished to the IRS.

Non-U.S. Holders.  Generally, information reporting will apply to payments of distributions on EOP common shares, and backup withholding may apply, unless the payee certifies that it is not a U.S. person or otherwise establishes an exemption.

The payment of the proceeds from the disposition of EOP common shares to or through the U.S. office of a U.S. or foreign broker will be subject to information reporting and, possibly, backup withholding unless the non-U.S. Holder certifies as to its non-U.S. status or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the shareholder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The proceeds of the disposition by a non-U.S. Holder of EOP common shares to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is a U.S. person, a controlled foreign corporation within the meaning of the Code or a foreign person 50% or more of whose gross income from all sources for specified periods is from activities that are effectively connected with a U.S. trade or business, information reporting generally will apply unless the broker has documentary evidence as to the non-U.S. Holder’s foreign status and has no actual knowledge to the contrary.

Applicable Treasury regulations provide presumptions regarding the status of shareholders when payments to the shareholders cannot be reliably associated with appropriate documentation provided to the payer. Because the application of these Treasury regulations varies depending on the shareholder’s particular circumstances, you are urged to consult your tax advisor regarding the information reporting requirements applicable to you.

Backup withholding is not an additional tax. Any amounts that Equity Office withholds under the backup withholding rules will be refunded or credited against the non-U.S. Holder’s federal income tax liability if certain required information is furnished to the IRS. Non-U.S. Holders should consult their tax advisors regarding application of backup withholding in their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury regulations.

Tax Aspects of Equity Office’s Ownership of Interests in EOP Partnership and Other Partnerships

General.  Substantially all of Equity Office’s investments are held indirectly through EOP Partnership, which holds certain of its investments indirectly through subsidiary partnerships and limited liability companies that Equity Office expects to be treated as partnerships or as disregarded entities for federal income tax purposes. In general, partnerships and entities treated as partnerships are “pass-through” entities that are not subject to federal income tax at the partnership level. However, a partner is allocated its proportionate share of the items of income, gain, loss, deduction and credit of a partnership, and is required to include these items in calculating its tax liability, without regard to whether it receives a distribution from the partnership. Equity Office includes its proportionate share of these partnership items in its income for purposes of the various REIT income tests and the computation of its REIT taxable income. Moreover, for purposes of the REIT asset tests, Equity Office includes its proportionate share of assets held through EOP Partnership, including its share of assets held by subsidiary partnerships and limited liability companies. See “Taxation of Equity Office as a REIT — Ownership of Partnership Interests by a REIT” above.

Entity Classification.  Equity Office believes that EOP Partnership and each of the partnerships and limited liability companies in which Equity Office owns an interest, directly or through another partnership or limited liability company, will be treated as a partnership or disregarded for federal income tax purposes and will not be taxable as a corporation unless such limited liability company has elected to be taxed as a corporation and elected with Equity Office to be treated as a taxable REIT subsidiary. If any of these entities were treated as a corporation, it would be subject to an entity level tax on its income and Equity Office could fail to meet the REIT income and asset tests unless such entity elected with Equity Office to be treated as a taxable REIT subsidiary. See “— Taxation of Equity Office as a REIT — Asset Tests Applicable to REITs” and “— Taxation of Equity Office as a REIT — Income Tests Applicable to REITs” above. In addition, a change in EOP Partnership’s or a subsidiary partnership’s or limited liability company’s status for tax purposes might be treated as a taxable event. If so, Equity Office might incur a tax liability without any related cash distributions.

A partnership is a “publicly traded partnership” under Section 7704 of the Code if:

(1) interests in the partnership are traded on an established securities market; or

(2) interests in the partnership are readily tradable on a “secondary market” or the “substantial equivalent” of a secondary market.

Under Treasury regulations, interests in a partnership will not be considered readily tradable on a secondary market or on the substantial equivalent of a secondary market if the partnership qualifies for specified “safe harbors,” which are based on the specific facts and circumstances relating to the partnership.

Equity Office and EOP Partnership currently take the reporting position for federal income tax purposes that EOP Partnership is not a publicly traded partnership. There is a risk, however, that the right of a holder of EOP Partnership units to redeem the EOP Partnership units could cause EOP Partnership units to be considered readily tradable on the substantial equivalent of a secondary market. However, it is at the discretion of Equity Office whether the holder of the EOP Partnership units receives cash or EOP common shares upon the redemption of the EOP Partnership units. If EOP Partnership units were considered to be tradable on the substantial equivalent of a secondary market, either now or in the future, EOP Partnership cannot provide any assurance that it would qualify for any of the safe harbors mentioned above, or that, if it currently qualifies for a safe harbor, EOP Partnership will continue to qualify for any of the safe harbors in the future. For example, EOP Partnership cannot satisfy the “private placement” safe harbor because it has more than 100 partners and has issued units in registered offerings.

If EOP Partnership is a publicly traded partnership, it will be taxed as a corporation unless at least 90% of its gross income consists of “qualifying income” under Section 7704 of the Code. Qualifying income is generally real property rents and other types of passive income. Equity Office believes that EOP Partnership will have sufficient qualifying income so that it would be taxed as a partnership, even if it were a publicly traded partnership. The income requirements applicable to Equity Office in order for it to qualify as a REIT under the Code and the definition of qualifying income under the publicly traded partnership rules are very similar. Although differences exist between these two income tests, Equity Office does not believe that these differences would cause EOP Partnership not to satisfy the 90% gross income test applicable to publicly traded partnerships.

Allocations of Partnership Income, Gain, Loss, Deduction and Credit.  A partnership agreement will generally determine the allocation of income and loss among partners. However, those allocations will be disregarded for tax purposes if they do not comply with the provisions of Section 704(b) of the Code and the applicable Treasury regulations, which generally require that partnership allocations respect the economic arrangement of the partners.

If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to the item. The allocations of taxable income and loss provided for in the partnership agreement of EOP Partnership are intended to comply with the requirements of Section 704(b) of the Code and the regulations promulgated thereunder.

Tax Allocations with Respect to the Properties.  Under Section 704(c) of the Code, income, gain, loss, deduction and credit attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, as applicable, the difference between the adjusted tax basis and the fair market value of property at the time of contribution. The difference is known as the book-tax difference. Section 704(c) allocations are for federal income tax purposes only and do not affect the book capital accounts or other economic or legal arrangements among the partners. Under Treasury regulations promulgated under Section 704(c) of the Code, similar rules apply when a partnership elects to “revalue” its assets in limited situations, such as when a contribution of property is made to a partnership by a new partner.

The partnership agreement of EOP Partnership requires that these allocations be made in a manner consistent with Section 704(c) of the Code. Treasury regulations under Section 704(c) of the Code provide partnerships with a choice of several methods of accounting for book-tax differences, including retention of the “traditional method” or the election of alternative methods which would permit any distortions caused by a book-tax difference to be entirely rectified on an annual basis or with respect to a specific taxable transaction such as a sale. EOP Partnership and Equity Office generally have used the traditional method of accounting for book-tax differences with respect to the properties initially contributed to EOP Partnership in its formation or subsequently acquired by merger or contribution. However, EOP Partnership may use an alternative method of accounting for book-tax differences with respect to properties contributed to it or acquired by merger in the future.

In general, if any asset contributed to or revalued by EOP Partnership is determined to have a fair market value that is greater than its adjusted tax basis, partners who have contributed those assets, including Equity Office, will be allocated lower amounts of depreciation deductions as to specific properties for tax purposes by EOP Partnership and increased taxable income and gain on sale. Thus, Equity Office may be allocated lower depreciation and other deductions, and possibly greater amounts of taxable income in the event of a sale of contributed assets. These amounts may be in excess of the economic or book income allocated to it as a result of the sale and, as a result, the allocation might cause Equity Office to recognize taxable income in excess of the cash distribution received. This excess taxable income is sometimes referred to as “phantom income.” Because Equity Office relies on cash distributions from EOP Partnership to meet its REIT distribution requirements, which are specified percentages of its REIT taxable income, the recognition of this phantom income might adversely affect Equity Office’s ability to comply with those requirements. In this regard, it should be noted that as the general partner of EOP Partnership, Equity Office will determine, taking into account the tax consequences to it, when and whether to sell any given property. See “— Taxation of Equity Office as a REIT — Annual Distribution Requirements Applicable to REITs.”

Other Tax Consequences for Equity Office and Its Shareholders

Equity Office and its shareholders are subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of Equity Office and its shareholders may not conform to the federal income tax consequences discussed above. In addition, a shareholder’s state and local tax treatment may not conform to the federal income tax consequences discussed above. Consequently, current and prospective shareholders of Equity Office should consult their tax advisors regarding the effect of state and local tax laws on any investment in Equity Office.

A portion of Equity Office’s income is earned through Equity Office’s taxable REIT subsidiaries. The taxable REIT subsidiaries are subject to federal and state income tax at the normal applicable corporate rates. In addition, a taxable REIT subsidiary will be limited in its ability to deduct interest payments in excess of a certain amount made to Equity Office.

To the extent that Equity Office and the taxable REIT subsidiaries are required to pay federal, state or local taxes, Equity Office will have less cash available for distribution to shareholders.

Tax Shelter Reporting

If the holder recognizes a loss as a result of a transaction with respect to Equity Office’s securities of at least (i) for a holder that is an individual, S corporation, trust, or a partnership with at least one non- corporate partner, $2 million or more in a single taxable year or $4 million or more in a combination of taxable years, or (ii) for a holder that is either a corporation or a partnership with only corporate partners, $10 million or more in a single taxable year or $20 million or more in a combination of taxable years, such holder may be required to file a disclosure statement with the IRS on Form 8886. Direct holders of portfolio securities are in many cases exempt from this reporting requirement, but holders of a REIT’s securities currently are not. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. Shareholders are encouraged to consult their tax advisors to determine the applicability of these regulations in light of their individual circumstances.

Possible Legislative or Other Actions Affecting Tax Consequences

Prospective holders should recognize that the current federal income tax treatment applicable to Equity Office and its shareholders may be modified by future legislative, judicial and administrative actions or decisions at any time, which may be retroactive in effect, and which could adversely affect the tax consequences of an investment in Equity Office’s common shares. The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the Treasury Department, resulting in statutory changes as well as promulgation of new, or revisions to existing, regulations and revised interpretations of established concepts. No prediction can be made as to the likelihood of passage of any new tax legislation or other provisions either directly or indirectly affecting Equity Office or its shareholders or the value of an investment in Equity Office’s common shares.

SELLING SECURITYHOLDERS

We originally issued the notes to Merrill Lynch, Pierce, Fenner & Smith Incorporated, Banc of America Securities LLC, J.P. Morgan Securities Inc. and Wachovia Capital Markets, LLC in a private placement in June 2006. The notes were immediately resold by the initial purchasers to persons reasonably believed by the initial purchasers to be qualified institutional buyers within the meaning of Rule 144A under the Securities Act in transactions exempt from registration under the Securities Act. Selling securityholders, including their transferees, pledgees or donees or their successors, may from time to time offer and sell the notes and the EOP common shares into which the notes are exchangeable in certain circumstances, pursuant to this prospectus. Our registration of the notes and the EOP common shares issuable, in certain circumstances, upon exchange of the notes does not necessarily mean that the selling securityholders will sell all or any of the notes or the EOP common shares. Unless set forth below, none of the selling securityholders has had within the past three years any material relationship with us or any of our predecessors or affiliates.

The following table sets forth certain information concerning the principal amount of notes beneficially owned by each selling securityholder and the number of shares of EOP common shares that may be offered from time to time by each selling securityholder under this prospectus. Unless otherwise indicated, the information is based on information provided to us by or on behalf of the selling securityholders on or prior to December 18, 2006. The number of EOP common shares issuable upon exchange of the notes shown in the table below represents the maximum number of EOP common shares issuable upon exchange of the notes assuming exchange of the full amount of notes held by each holder at the initial exchange rate of 23.2542 EOP common shares per $1,000 principal amounts of the notes. This exchange rate is subject to adjustments in certain circumstances. Because the selling securityholders may offer all or some portion of the notes or EOP common shares issuable upon exchange of the notes, we have assumed for purposes of the table below that the named selling securityholders will sell all of the notes or exchange all of the notes and sell all of the EOP common shares issuable upon exchange of the notes offered pursuant to this prospectus. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes since the date on which they provided the information regarding their notes in transactions exempt from the registration requirements of the Securities Act. Information about the selling securityholders may change over time. Any changed information given to us by the selling securityholders will be set forth in prospectus supplements if and when necessary or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part. Because the selling securityholders may offer all or some of their notes or the underlying EOP common shares from time to time, we cannot estimate the amount of notes or underlying EOP common shares that will be held by the selling securityholders upon the termination of any particular offering. See “Plan of Distribution” for further information.

To our knowledge, except as described below, the selling securityholders have sole voting and investment power with respect to all of the securities shown as beneficially owned by them.

				Other EOP Common
				Shares Beneficially
	Aggregate Principal		Number of EOP	Owned Before the	Percentage of
	Amount of Notes	Percentage of	Common Shares	Offering and Assumed	Common Shares
	Beneficially Owned	Notes	That May be	to be Owned Following	Beneficially
Name*	That May be Sold	Outstanding **	Sold***	the Offering	Outstanding ****

ADI Alternative Investments(12)	12,000,000	—	279,050	—	—
ADI Alternative Investments c/o Axis Pan	1.000,000	—	23,254	—	—
ADI Alternative Investments c/o Casam ADI CB Arbitrage(12)	7,000,000	—	162,779	—	—
ADI Alternative Investments c/o Kallista Master Fund Limited(12)	11,000,000	—	255,796	—	—

				Other EOP Common
				Shares Beneficially
	Aggregate Principal		Number of EOP	Owned Before the		Percentage of
	Amount of Notes	Percentage of	Common Shares	Offering and Assumed		Common Shares
	Beneficially Owned	Notes	That May be	to be Owned Following		Beneficially
Name*	That May be Sold	Outstanding **	Sold***	the Offering		Outstanding ****

Altma Fund SICAV Plc in respect of Trinity Sub-Fund	3,125,000	—	72,669	—		—
AM International E MAC 63, Ltd	6,925,000	—	161,035	—		—
AM Master Fund I, LP	12,975,000	—	301,723	—		—
American Express Funds — Convertible Bonds	200,000	—	4,651	—		—
Amerisure Mutual Insurance Company(1)	770,000	—	17,906	—		—
Arctos Partners Inc.	11,000,000	—	255,796	approx. 8,253	(2)
Aristeia Partners LP(3)	9,600,000	—	223,240
Arkansas PERS	2,835,000	—	65,926	—		—
Arkansas Teacher Retirement(1)	6,315,000	—	146,850	—		—
Astrazeneca Holdings Pension	365,000	—	8,488	—		—
ATSF — Transamerica Convertible Securities*	7,400,000	—	172,081	—		—
Attorney’s Title Insurance Fund	385,000	—	8,953	—		—
Aviva Life Insurance Co.	1,900,000	—	44,183
Bank of America Pension Plan(4)	4,500,000	—	104,644	—		—
Baptist Health of South Florida(1)	1,020,000	—	23,719	—		—
Barnet Partners Ltd.(4)	5,500,000	—	127,898	—		—
Black Diamond Convertible Offshore LDC(5)	2,000,000	—	46,508	—		—
Black Diamond Offshore Ltd.(5)	872,000	—	20,278
BMO Nesbitt Burns Inc.*	10,000,000	—	232,542	—		—
Boilermakers Blacksmith Pension Trust	3,175,000	—	73,832	—		—
CC Arbitrage, Ltd.(6)	2,500,000	—	58,136	—		—
CGNU Life Fund	1,000,000	—	23,254
Citigroup Global Markets Inc.*	2,900,000	—	67,437	—		—
Commercial Union Life Fund	1,100,000	—	25,580	—		—
CQS Convertible and Quantitative Strategies Master Fund Limited	25,000,000	1.6667%	581,355	—		—
Credit Industriel et Commercial(11)	75,000,000	5.0000%	1,744,065	—		—
Credit Opportunities Master Fund Ltd.	500,000	—	11,627	—		—
Credit Suisse International*(12)(13)	130,000,000	8.6667%	3,023,046	—		—
Credit Suisse Securities (Europe) LTD*(12)(13)	8,000,000	—	186,034	—		—
Credit Suisse Securities (USA) LLC*(12)	25,600,000	1.7067%	595,308	—		—

				Other EOP Common
				Shares Beneficially
	Aggregate Principal		Number of EOP	Owned Before the	Percentage of
	Amount of Notes	Percentage of	Common Shares	Offering and Assumed	Common Shares
	Beneficially Owned	Notes	That May be	to be Owned Following	Beneficially
Name*	That May be Sold	Outstanding **	Sold***	the Offering	Outstanding ****

D.E. Shaw Valence Portfolios, L.L.C.*(7)	55,000,000	3.6667%	1,278,981	—	—
Davidson Kempner International, Ltd.(12)(13)	12,057,500	—	280,388	797,468	—
Davidson Kempner Partners(12)(13)	4,593,750	—	106,824	261,609	—
DBAG London*	120,500,000	8.0333%	2,802,131
DeepRock & Co.(4)	2,500,000	—	58,136	—	—
DellaCamera Capital Master Fund, Ltd.(11)	1,500,000	—	34,881	—	—
Delta Airlines Master Trust	560,000	—	13,022	—	—
Double Black Diamond Offshore LDC(5)	5,128,000	—	119,248
The Drake Offshore Master Fund, Ltd.(12)	3,000,000	—	69,763	—	—
Empyrean Capital Fund, LP	18,428,000	1.2285%	428,528	—	—
Empyrean Capital Overseas Benefit Plan Fund, Ltd.	3,163,000	—	73,553	—	—
Empyrean Capital Overseas Fund, Ltd.	30,909,000	2.0606%	718,764	—	—
Engineers Joint Pension Fund(1)	375,000	—	8,720	—	—
Equity Overlay Fund, LLC(4)	2,000,000	—	46,508	—	—
Florida Fruit & Vegetable Association	42,000	—	977	—	—
FPL Group Employees Pension Plan	1,310,000	—	30,463	—	—
Georgia Municipal Employee Benefit System	958,000	—	22,278	—	—
Goldman, Sachs & Co.*	19,630,000	1.3087%	456,480	191,117	—
Goldman Sachs & Co. Profit Sharing Master Trust*	83,000	—	1,930	—	—
Harvest Capital, LP(12)(14)	555,000	—	12,906	—	—
Harvest Master Enhanced, Ltd.(12)(14)	1,611,000	—	37,463	—	—
Harvest Offshore Investors Ltd.(12)(14)	1,108,000	—	25,766	—	—
HCAF	1,000,000	—	23,254	—	—
Hershey Foods Corporation Master Retirement Trust*(10)	1,015,000	—	23,603	—	—
Highbridge International LLC	69,000,000	4.6000%	1,604,540	—	—
ICI American Holdings Trust	570,000	—	13,255	—	—
IDEX — Transamerica Convertible Securities Fund*	5,000,000	—	116,271	—	—
Innovest Finanzdienstle(1)	3,830,000	—	89,064	—	—
Institutional Benchmark Series (Master Feeder) Limited in Respect of Electra Series c/o Quattro Fund	600,000	—	13,953	—	—

				Other EOP Common
				Shares Beneficially
	Aggregate Principal		Number of EOP	Owned Before the	Percentage of
	Amount of Notes	Percentage of	Common Shares	Offering and Assumed	Common Shares
	Beneficially Owned	Notes	That May be	to be Owned Following	Beneficially
Name*	That May be Sold	Outstanding **	Sold***	the Offering	Outstanding ****

Jefferies & Co. Inc.*	1,150,000	—	26,742	—	—
JMG Capital Partners, LP(8)	10,000,000	—	232,542	—	—
JMG Triton Offshore Fund, Ltd.(9)	13,065,000	—	303,816	—	—
John Deere Pension Trust(4)	1,500,000	—	34,881	—	—
John Hancock Funds II — Real Estate Equity Fund*(10)	11,060,000	—	257,191	—	—
John Hancock Funds II — Spectrum Income Fund — Corporate Income*(10)	40,000	—	930	—	—
John Hancock Funds II — Spectrum Income Fund — New Income*(10)	85,000	—	1,977	—	—
John Hancock Trust — Real Estate Equity Trust*(10)	11,255,000	—	261,726	—	—
John Hancock Trust — Spectrum Income Trust — Corp Income*(10)	40,000	—	930	—	—
John Hancock Trust — Spectrum Income Trust* — New Income(10)	80,000	—	1,860	—	—
JP Morgan Securities Inc.*(12)	26,080,000	1.7387%	606,470
Kamunting Street Master Fund, Ltd.	10,000,000	—	232,542	—	—
KBC Credit Arbitrage Fund, a Segregated Portfolio of KBC Alpha Master Fund SPC*	1,250,000	—	29,068	—	—
KBC Financial Products USA Inc.*	9,400,000	—	218,589	—	—
Lydian Global Opportunities Master Fund Limited	10,000,000	—	232,542	—	—
Lydian Overseas Partners Master Fund L.T.D	35,000,000	2.3333%	813,897	—	—
Lyxor/AM Investment Fund Ltd.	1,975,000	—	45,927	—	—
M.H. Davidson & Co.(12)(13)	550,250	—	12,796	39,340	—
Magnetar Capital Master Fund, Ltd.	12,500,000	—	290,678	—	—
Merrill Lynch, Pierce, Fenner & Smith*(12)(15)	10,735,000	—	249,634	—	—
NFJ Div, Int & Prem Strategy(1)	5,000,000	—	116,271	—	—
Nicholas Applegate Capital Management U.S. Convertible Mutual Fund(1)(11)	1,825,000	—	42,438	—	—
Norwich Union Life and Pensions	2,400,000		55,810	—	—
Nuveen Preferred & Convertible Fund JQC	7,550,000	—	175,569	—	—

				Other EOP Common
				Shares Beneficially
	Aggregate Principal		Number of EOP	Owned Before the	Percentage of
	Amount of Notes	Percentage of	Common Shares	Offering and Assumed	Common Shares
	Beneficially Owned	Notes	That May be	to be Owned Following	Beneficially
Name*	That May be Sold	Outstanding **	Sold***	the Offering	Outstanding ****

Nuveen Preferred & Convertible Income Fund JPC	9,200,000	—	213,939	—	—
Old Lane Cayman Master Fund LP	36,864,000	2.4576%	857,243
Old Lane HMA Master Fund LP	9,209,000	—	214,148
Old Lane U.S. Master Fund LP	12,927,000	—	300,607
OZ Special Funding (OZMD) L.P.	6,241,000	—	145,129
Partners Group Alternative Strategies PCC Limited, Red Delta Cell c/o Quattro Fund	750,000	—	17,441	—	—
Pendragon (Convertibles) Fund Ltd.	25,500,000	1.7000%	592,982	—	—
Peoples Benefit Life Insurance Company Teamsters(4)	24,000,000	1.6000%	558,100	—	—
Platinum Grove Contingent Capital Master Fund	107,500,000	7.1667%	2,499,827	—	—
Privilege Portfolio	6,000,000	—	139,525	—	—
Prudential Insurance Co. of America*	160,000	—	3,721	—	—
Quattro Fund Ltd.	5,125,000	—	119,178	—	—
Quattro Multistrategy Masterfund LP	525,000	—	12,208	—	—
Ramius Master Fund, Ltd.(11)	49,476,000	3.2984%	1,150,524	—	—
RCG Ambrose Master Fund, Ltd.(11)	11,030,000	—	256,493	—	—
RCG Halifax Fund, Ltd.(11)	8,892,000	—	206,776	—	—
RCG Latitude Master Fund, Ltd.(11)	13,400,000	—	311,606	—	—
Redbourn Partners Ltd.(4)	10,000,000	—	232,542	—	—
Redbrick Capital Master Fund, Ltd.(12)	25,000,000	1.6667%	581,355	—	—
Retail Clerks Pension Trust #1(4)	4,000,000	—	93,017	—	—
Retail Clerks Pension Trust #2(4)	4,500,000	—	104,644	—	—
Road Carriers Local 707*	100,000	—	2,325	—	—
San Diego City Retirement(1)	1,945,000	—	45,229	—	—
San Diego County Convertible(1)	1,695,000	—	39,416	—	—
Serena Limited(12)(13)	298,500	—	6,941	17,584	—
Silvercreek II Limited	2,690,000	—	62,554	—	—
Silvercreek Limited Partnership	4,310,000	—	100,226	—	—
St. Albans Partners Ltd.(4)	1,500,000	—	34,881	—	—
State of Oregon Equity	8,075,000	—	187,778	—	—
Stonebridge Life Insurance*	1,000,000	—	23,254	—	—

				Other EOP Common
				Shares Beneficially
	Aggregate Principal		Number of EOP	Owned Before the	Percentage of
	Amount of Notes	Percentage of	Common Shares	Offering and Assumed	Common Shares
	Beneficially Owned	Notes	That May be	to be Owned Following	Beneficially
Name*	That May be Sold	Outstanding **	Sold***	the Offering	Outstanding ****

SuttonBrook Capital Portfolio LP(12)	80,000,000	5.3333%	1,860,336	—	—
Syngenta AG	250,000	—	5,814	—	—
T. Rowe Price Corporate Income Fund, Inc. — Investment Grade*(10)	420,000	—	9,767	—	—
T. Rowe Price Institutional Core Plus Fund*(10)	20,000	—	465	—	—
T. Rowe Price New Income Fund, Inc.*(10)	2,000,000	—	46,508	—	—
T. Rowe Price Real Estate Fund, Inc.*(10)	66,600,000	4.4400%	1,548,730	—	—
Tamalpais Asset Management, L.P.(12)	4,000,000	—	93,017	—	—
Tenor Opportunity Master Fund Ltd.(12)	53,100,000	3.5400%	1,234,798	—	—
Transamerica Life Insurance and Annuities Co.*	22,000,000	1.4667%	511,592	—	—
Transamerica Occidental Life*	2,000,000	—	46,508	—	—
UBS AG London FBO WCBP*	105,000,000	7.0000%	2,441,691	—	—
UBS Securities LLC*	34,870,000	2.3247%	810,874	—	—
Wabash Harvest Partners, LP(12)	726,000	—	16,883	—
Waterstone Market Neutral MAC51 Fund, Ltd.	19,305,000	1.2870%	448,922	—	—
Waterstone Market Neutral Master Fund, Ltd.	35,695,000	2.3797%	830,059	—	—
Wyoming State Treasurer(1)	1,290,000	—	29,998	—	—
Xavex Convertible Arbitrage 5(11)	1,502,000	—	34,927	—	—
Yield Strategies Fund I, L.P.(4)	4,500,000	—	104,644	—	—
Yield Strategies Fund II, L.P.(4)	4,000,000	—	93,017	—	—

*	The selling securityholders identified with an asterisk have identified that they are, or are affiliates of, registered broker-dealers. These selling securityholders have represented that they acquired their securities in the ordinary course of business and, at the time of the acquisition of the securities, had no agreements or understandings, directly or indirectly, with any person to distribute the securities. To the extent that we become aware that any such selling securityholders did not acquire its securities in the ordinary course of business or did have such an agreement or understanding, we will file a post-effective amendment to registration statement of which this prospectus is a part to designate such person as an “underwriter” within the meaning of the Securities Act of 1933.

**	Unless otherwise noted, none of these selling securityholders beneficially owns 1% or more of the outstanding notes.

***	Represents the maximum number of EOP common shares issuable upon exchange of all of the holder’s notes at the initial exchange rate of 23.2542 EOP common shares per $1,000 principal amount of the notes. This exchange rate is subject to adjustment as described under “Description of Notes — Exchange Rights.” As a result, the number of EOP common shares issuable upon exchange of the notes may change in the future.

****	Calculated based on Rule 13d-3 of the Securities Exchange Act of 1934, using 351,246,022 EOP common shares outstanding as of September 30, 2006. In calculating these percentages for each holder of notes, we also treated as outstanding that number of EOP common shares issuable upon exchange of that holder’s notes. However, we did not assume the exchange of any other holder’s notes. Based on the 351,246,022 EOP common shares outstanding as of September 30, 2006, unless otherwise noted, none of these selling securityholders would beneficially own 1% or more of the outstanding EOP common shares following the sale of securities in the offering.

(1)	Nicholas-Applegate Capital Management LLC (“Nicholas-Applegate”) is an investment adviser registered under the Investment Advisers Act of 1940. Nicholas-Applegate is an affiliate of Nicholas-Applegate Securities LLC, a limited purpose broker-dealer registered with the NASD effective April 1993. Nicholas-Applegate Securities LLC was organized in December 1992 for the sole purpose of distributing mutual funds sponsored by Nicholas-Applegate.

This selling securityholder has delegated full investment authority to Nicholas-Applegate, as investment adviser, over these securities, including full dispositive power. The Chief Investment Officer of Nicholas-Applegate is Horacio A. Valeiras, CFA who, in such capacity, has oversight authority over all portfolio managers at Nicholas-Applegate. To the knowledge of Nicholas-Applegate, the securities listed herein were not acquired as compensation for employment, underwriting, or any other services performed by the selling securityholder for the benefit of the issuer.

(2)	This selling securityholder has advised us that it owns 5,893 shares of Equity Office Series B preferred shares that are exchangeable into the number of EOP common shares noted above.

(3)	This selling securityholder has advised us that (i) Aristeia Advisers LLC is the general partner of Aristeia Partners LP and (ii) Aristeia Advisers LLC is jointly owned by Kevin Tones, Robert H. Lynch Jr., Anthony Frascella, and William R. Techar.

(4)	This selling securityholder has advised us that John Wagner, portfolio manager, has voting or investment power with respect to the securities shown.

(5)	This selling securityholder has advised us that Clint D. Carlson has voting or investment power with respect to the securities shown.

(6)	This selling securityholder has advised us that a beneficial owner of the selling securityholder has a beneficial ownership interest in a number of broker-dealers and that none of the broker-dealers are participating in this offering in any manner.

(7)	This selling securityholder has advised us that (i) D. E. Shaw & Co. L.P., as either managing member or investment adviser, has voting and investment control over any EOP common shares issuable upon conversion of the notes owned by the selling securityholder and (ii) Julius Gaudio, Eric Wepsic, and Anne Dinning, or their designees, exercise voting and investment control over the notes on D. E. Shaw & Co. L.P.’s behalf.

(8)	This selling securityholder, JMG Capital Partners L.P., has advised us that (i) it is a California limited partnership, (ii) its general partner is JMG Capital Management, LLC, a Delaware limited liability company and an investment adviser, (the “Manager”) that has voting and dispositive power over JMG Capital Partners, L.P.’s investments, including the notes beneficially owned by this selling securityholder, (iii) the equity interests of the Manager are owned by JMG Capital Management, Inc., a California corporation, (“JMG Capital”) and Asset Alliance Holding Corp., a Delaware corporation, and (iv) Jonathan M. Glaser is the Executive Officer and Director of JMG Capital and has sole investment discretion over JMG Capital Partners L.P.’s portfolio holdings.

(9)	This selling securityholder, JMG Triton Offshore Fund, Ltd., has advised us that (i) it is an international business company organized under the laws of the British Virgin Islands, (ii) its investment manager is Pacific Assets Management LLC, a Delaware limited liability company, (the “Manager”) that has voting and dispositive power over JMG Triton Offshore Fund, Ltd.’s investments, including the Registrable Securities, (iii) the equity interests of the Manager are owned by Pacific Capital Management, Inc., a California corporation, (“Pacific”) and Asset Alliance Holding Corp., a Delaware corporation, (iv) the equity interests of Pacific are owned by Messrs. Roger Richter, Jonathan M. Glaser and Daniel A. David, and (v) Messrs. Glaser and Richter have sole investment discretion over JMG Triton Offshore Fund, Ltd.’s portfolio holdings.

(10)	T. Rowe Price Associates, Inc. (“TRPA”), as investment adviser to the selling securityholder, has advised us that (i) it serves as investment adviser with power to direct investments and/or sole power to vote the securities owned by the selling securityholder, as well as securities owned by certain other individual and institutional investors, (ii) for purposes of reporting requirements of the Securities Exchange Act of 1934, TRPA may be deemed to be the beneficial owner of all of the common shares or notes set forth next to the selling securityholder’s name; however, TRPA expressly disclaims that it is, in fact, the beneficial owner of such securities, (iii) TRPA is the wholly owned subsidiary of T. Rowe Price Group, Inc., which is a publicly traded financial services holding company and (iv) T. Rowe Price Investment Services, Inc. is a registered broker-dealer and a subsidiary of TRPA, and acts as the distributor of the T. Rowe Price family of funds, but does not engage in underwriting or market-making activities involving individual securities.

(11)	Information provided or revised by or on behalf of selling securityholder on or prior to January 16, 2007.

(12)	Information provided or revised by or on behalf of selling securityholder on or prior to February 2, 2007.

(13)	This selling securityholder has advised us that Messrs. Thomas L. Kempner, Jr., Marvin H. Davidson, Stephen M. Dowicz, Scott E. Davidson, Michael J. Leffell, Timothy I. Levart, Robert J. Brivio, Jr., Anthony A. Yoseloff, Eric P. Epstein and Avram Z. Friedman (collectively, the “Principals”) are the general partners of M.H. Davidson & Co. and MHD Management Co. (“MHD”), the general partner of Davidson Kempner Partners, and the sole management members of Davidson Kempner International Advisors, L.L.C. (“DKIA”), the investment manager of each of Davidson Kempner International, Ltd. and Serena Limited. Each of the Principals, MHD and DKIA disclaim all beneficial ownership as affiliates of a registered investment adviser, and, in any case, disclaim all beneficial ownership except as to the extent of their pecuniary interest in the shares.

(14)	This selling securityholder has advised us that Harvest Management LLC, investment advisor, has voting or investment power with respect to the securities shown.

(15)	This selling securityholder has advised us that Merrill Lynch, Pierce, Fenner & Smith is not aware of any position, office or directorship with EOP Partnership or Equity Office or their affiliates, however, it may or may not have, from time to time, acted in a financial investment advisory capacity to EOP Partnership or Equity Office.

PLAN OF DISTRIBUTION

The selling securityholders and their successors, which includes their pledgees, donees, partnership distributees and other transferees receiving the notes or EOP common shares from the selling securityholders in non-sale transfers, may sell the notes and the underlying EOP common shares directly to purchasers or through underwriters, broker-dealers or agents. Underwriters, broker-dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers. These discounts, concessions or commissions may be in excess of those customary in the types of transactions involved.

The notes and the underlying EOP common shares may be sold in one or more transactions at:

•	fixed prices that may be changed;

•	prevailing market prices at the time of sale;

•	prices related to the prevailing market prices;

•	varying prices determined at the time of sale; or

•	negotiated prices.

These sales may be effected in a variety of transactions, which may involve cross or block transactions, including the following:

•	on any national securities exchange or quotation service on which the notes or the EOP common shares may be listed or quoted at the time of sale, including the New York Stock Exchange in the case of the EOP common shares;

•	in the over-the-counter-market;

•	in transactions otherwise than on these exchanges or services or in the over-the-counter market (privately negotiated transactions);

•	through the writing and exercise of options (including the issuance of derivative securities), whether these options or such other derivative securities are listed on an options or other exchange or otherwise;

•	through the settlement of short sales; or

•	through any combination of the foregoing, or by any legally available means.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the transaction.

Selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions which may in turn engage in short sales of the notes or the underlying EOP common shares and deliver these securities to close out short positions. In addition, the selling securityholders may sell the notes and the underlying EOP common shares short and deliver the notes and underlying EOP common shares to close out short positions or loan or pledge the notes or the underlying EOP common shares to broker-dealers or other financial institutions that in turn may sell such securities. Selling securityholders may also enter into option or other transactions with broker- dealers or other financial institutions that require the delivery to the broker-dealers or other financial institutions of the notes or the underlying EOP common shares or enter into transactions in which a broker-dealer makes purchases as a principal for resale for its own account or through other types of transactions.

Selling securityholders may decide not to sell all or a portion of the notes and the underlying EOP common shares offered by them pursuant to this prospectus or may decide not to sell notes or the underlying EOP common shares under this prospectus. In addition, selling securityholders may sell or transfer their notes and shares of EOP common shares issuable upon exchange of the notes other than by means of this prospectus. In particular, any securities covered by this prospectus that qualify for sale pursuant to Rule 144, Rule 144A or Regulation S under the Securities Act may be sold thereunder, rather than pursuant to this prospectus.

The aggregate proceeds to the selling securityholders from the sale of the notes or underlying EOP common shares will be the purchase price of the notes or EOP common shares less any discounts and commissions. A selling securityholder reserves the right to accept and, together with their agents, to reject any proposed purchase of notes or EOP common shares to be made directly or through agents. We will not receive any of the proceeds from this offering.

In order to comply with the securities laws of some jurisdictions, if applicable, the holders of notes and EOP common shares into which the notes are exchangeable may sell in some jurisdictions through registered or licensed broker dealers. In addition, under certain circumstances in some jurisdictions, the holders of notes and the EOP common shares into which the notes are exchangeable may be required to register or qualify the securities for sale or comply with an available exemption from the registration and qualification requirements.

EOP common shares are listed on the New York Stock Exchange under the symbol “EOP.” We do not intend to apply for listing of the notes on any securities exchange or for quotation through Nasdaq. The notes originally issued in the private placement are eligible for trading on The Portal Market. However, notes sold pursuant to this prospectus will no longer be eligible for trading on The Portal Market. Accordingly, no assurance can be given as to the development of liquidity or any trading market for the notes.

The selling securityholders and any underwriters, broker-dealers or agents who participate in the distribution of the notes and the underlying EOP common shares may be deemed to be “underwriters” within the meaning of the Securities Act. As a result, any profits on the sale of the notes or the underlying EOP common shares by selling securityholders and any discounts, commissions or concessions received by any such broker-dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act. If the selling securityholders were deemed to be underwriters, the selling securityholders will be subject to the prospectus delivery requirements of the Securities Act and may be subject to liabilities including, but not limited to, those of sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

If the notes and the underlying EOP common shares are sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts or commissions or agent’s commissions.

Any selling securityholder who is a “broker-dealer” may be deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act. As a result, such selling securityholders are an underwriter in connection with the sale of the notes or the shares of EOP common shares issuable upon exchange of the notes covered by this prospectus. Such selling securityholders have informed us that they have purchased their notes in the open market and in the ordinary course of business, not directly from us, and we are not aware of any underwriting plan or agreement, underwriters’ or dealers’ compensation, or passive market-making or stabilization transactions involving the purchase or distribution of these securities by such securityholders.

The selling securityholders and any other persons participating in the distribution of the notes or underlying EOP common shares will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the notes and the underlying EOP common shares by the selling securityholders and any such other person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the notes and the underlying EOP common shares to engage in market making activities with respect to the particular notes and underlying EOP common shares being distributed for a period of up to five business days prior to the commencement of such distribution. This may affect the marketability of the notes and the underlying EOP common shares and the ability to engage in market making activities with respect to the notes and the underlying EOP common shares.

If required, the specific notes or EOP common shares to be sold, the names of the selling securityholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

We and Equity Office entered into a registration rights agreement for the benefit of the holders of the notes to register the notes and EOP common shares into which the notes are exchangeable under applicable federal securities laws under specific circumstances and specific times. Under the registration rights agreement, the selling securityholders and we and Equity Office have agreed to indemnify each other and our respective controlling persons against, and in certain circumstances to provide contribution with respect to, specific liabilities in connection with the offer and sale of the notes and the EOP common shares, including liabilities under the Securities Act. We will pay substantially all of the expenses incident to the registration of the notes and the EOP common shares, except that the selling securityholders will pay all brokers’ commissions and, in connection with an underwritten offering, if any, underwriting discounts and commissions. See “Description of Notes — Registration Rights” in this prospectus.

LEGAL MATTERS

Certain legal matters with respect to the common shares of beneficial interest will be passed upon by Sidley Austin LLP, counsel to Equity Office and EOP Partnership. Certain matters of Maryland law will be passed upon by Venable LLP. Sidley Austin LLP will also issue an opinion to Equity Office and EOP Partnership regarding certain tax matters described under “Material U.S. Federal Income Tax Considerations” in this prospectus.

EXPERTS

The consolidated financial statements and schedule of Equity Office appearing in Equity Office’s Annual Report (Form 10-K) for the year ended December 31, 2005 and Current Report on Form 8-K filed on December 7, 2006 and Equity Office’s management assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 also included in the Form 10-K, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements and schedule and management’s assessment have been incorporated herein by reference, in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements and schedule of EOP Partnership appearing in EOP Partnership’s Annual Report (Form 10-K) for the year ended December 31, 2005 and Current Report on Form 8-K filed on December 7, 2006 and EOP Partnership’s management assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 also included in the Form 10-K, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements and schedule and management’s assessment have been incorporated herein by reference, in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table itemizes the expenses incurred by the registrants in connection with the issuance and registration of the securities being registered hereunder. All amounts shown are estimates except the Securities and Exchange Commission registration fee and the New York Stock Exchange (NYSE) subsequent listing fee. The NYSE subsequent listing fee assumes the notes are exchanged for 41,424,900 common shares of Equity Office.

SEC Registration Fee	$160,500
NYSE Subsequent Listing Fee	$78,707
Legal Fees and Expenses	$125,000
Accounting Fees and Expenses	$132,500
Miscellaneous	$3,300

Total	$500,000

All of the costs above will be paid for by the Registrants.

ITEM 15.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Equity Office Properties Trust

The Maryland REIT Law permits a Maryland REIT to include in its declaration of trust a provision limiting the liability of its trustees and officers to the REIT and its shareholders for money damages, except with respect to liability resulting from (1) an actual receipt of an improper benefit or profit in money, property or services, to the extent of the amount of the benefit or profit in money, property or services actually received or (2) a judgment or other final adjudication adverse to the trustee or officer entered in a proceeding based on a finding that the trustee’s or officer’s action or failure to act was material to the cause of action adjudicated in the proceeding and was the result of active and deliberate dishonesty. The Equity Office declaration of trust contains such a provision.

The Maryland REIT Law permits a Maryland REIT to indemnify and advance expenses to its trustees and officers to the same extent as permitted for directors and officers of a Maryland corporation under the Maryland General Corporation Law. In the case of directors and officers of a Maryland corporation, the Maryland General Corporation Law permits a Maryland corporation to indemnify present and former directors and officers (including any such person who, while serving in that capacity, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of a foreign or domestic corporation, partnership, joint venture, trust, other enterprise or employee benefit plan) against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of such service, unless it is established that either: (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and either (x) was committed in bad faith or (y) was the result of active and deliberate dishonesty; (2) the director or officer actually received an improper personal benefit in money, property or services; or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Under the Maryland General Corporation Law, a Maryland corporation may not, however, indemnify a director who is adjudged to be liable to the corporation or indemnify a director or advance expenses for a proceeding brought by the director or against the corporation, except (x) for a proceeding to enforce indemnification under the Maryland General Corporation Law or (y) if the charter or bylaws of the corporation, a resolution of the board of directors of the corporation or an agreement approved by the board of directors of the corporation to which the corporation is a party expressly so provide. In either situation described in this or the preceding paragraph, a court may order indemnification if it determines the director is fairly and reasonably entitled to indemnification only for expenses.

As a condition to advancing expenses, a Maryland corporation must first receive (1) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (2) a written undertaking by the director or officer or on his or her behalf to repay the amount paid or reimbursed by the Maryland corporation if it shall ultimately be determined that the standard of conduct was not met.

Under the Maryland General Corporation Law, a determination of entitlement to indemnification must by made by (1) the board of directors by a majority vote of a quorum consisting of directors not, at the time, parties to the proceeding, or, if such a quorum cannot be obtained, then by a majority vote of a committee of the board consisting solely of two or more directors not, at the time, parties to such proceeding and who were fully designated to act in the matter by a majority vote of the full board in which the designated directors who are parties may participate; (2) special legal counsel selected by the board or a committee of the board by vote, or, if the requisite quorum of the full board cannot be obtained and the committee cannot be established, by a majority vote of the full board in which directors who are parties may participate; or (3) stockholders.

The Equity Office declaration of trust provides that Equity Office has the power, to the maximum extent permitted by Maryland law, to obligate itself to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, (1) any individual who is a present or former trustee or officer of Equity Office or (2) any individual who, while a trustee or officer of Equity Office and at the request of Equity Office, serves or has served as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise and who is made a party to the proceeding by reason of his or her status as a present or former trustee or officer of Equity Office. The Equity Office bylaws provide that, to the maximum extent permitted by Maryland law, Equity Office shall indemnify such persons. In addition, under the Equity Office bylaws, Equity Office is obligated to, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse, in advance of final disposition of a proceeding, reasonable expenses incurred by such persons under circumstances permitted by Maryland law. Under the Equity Office declaration of trust and bylaws, Equity Office also may, with the approval of its board of trustees, provide indemnification or payment or reimbursement of expenses to any present or former trustee or officer who served a predecessor of Equity Office.

Equity Office has entered into indemnification agreements with its trustees and executive officers to provide them with indemnification to the full extent permitted by Maryland law and the declaration of trust and bylaws of Equity Office.

Equity Office has obtained an insurance policy to provide liability coverage for its trustees and officers.

  EOP Operating Limited Partnership

Pursuant to its Agreement of Limited Partnership (“Partnership Agreement”), EOP Partnership is obligated to indemnify, to the fullest extent provided by the Delaware Revised Uniform Limited Partnership Act, any person or entity made a party to a proceeding by reason of its status as a general partner or a limited partner of EOP Partnership or a trustee, director or officer of EOP Partnership or its general partner and such other persons or entities as the general partner may designate from time to time in its sole discretion (each, an “Indemnitee”) from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including without limitation, attorneys fees and other legal fees and expenses), judgments, fines, settlements and other amounts arising from or in connection with any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, incurred by the Indemnitee and relating to EOP Partnership or the general partner or the operation of, or the ownership of property by, any of them as set forth in the Partnership Agreement in which any such Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, unless it is established by a final determination of a court of competent jurisdiction that: (a) the act or omission of the Indemnitee was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty, (b) the Indemnitee actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the Indemnitee had reasonable cause to believe that the act or omission was unlawful. Any indemnification shall be made only out of the assets of EOP Partnership, and any insurance proceeds from the liability policy covering the general partners and any Indemnitee, and neither a general partner nor any limited partner shall have any obligation to contribute to the capital of EOP Partnership or otherwise provide funds to enable EOP Partnership to fund its indemnity obligations. EOP Partnership is obligated to advance amounts to an Indemnitee for expenses upon receipt of (a) a written affirmation of the Indemnitee that it believes it has met the standard of conduct necessary to entitle it to indemnification and (b) a written undertaking of the Indemnitee that it will repay any such advances if it shall be ultimately determined that it did not meet such standard of conduct. The foregoing indemnification rights are in addition to any other rights afforded to an Indemnitee under any other agreement, by vote of the partners, under applicable law or otherwise, and shall continue as to an Indemnitee who has ceased to serve in such capacity unless otherwise provided in a written agreement pursuant to which such Indemnitees are indemnified. EOP Partnership is authorized to purchase and maintain insurance on behalf of the Indemnitees with respect to the foregoing matters.

ITEM 16.	EXHIBITS

Exhibit
No.	Description	Location

2.1	Agreement and Plan of Merger	Incorporated by reference to Exhibit 2.1 to Equity Office’s and EOP Partnership’s Current Report on Form 8-K/A filed November 21, 2006
3.1	Restated Declaration of Trust	Incorporated by reference to Exhibit 3.2 to Equity Office’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2003
3.2	Third Amended and Restated Bylaws	Incorporated by reference to Exhibit 3.1 to Equity Office’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003
4.1	Indenture, dated August 29, 2000, by and between EOP Partnership and U.S. Bank National Association (formerly known as U.S. Bank Trust National Association)	Incorporated by reference to Exhibit 4.1 to EOP Partnership’s Registration Statement on Form S-3, as amended (SEC File No. 333-43530)
4.2	First Supplemental Indenture, dated June 18, 2001, among EOP Partnership, Equity Office and U.S. Bank National Association (formerly known as U.S. Bank Trust National Association)	Incorporated by reference to Exhibit 4.2 to Equity Office’s Registration Statement on Form S-3, as amended (SEC File No. 333-58976)
4.3	Second Supplemental Indenture, dated June 27, 2006, among EOP Partnership, Equity Office and U.S. Bank National Association (formerly known as U.S. Bank Trust National Association)	Incorporated by reference to Exhibit 4.1 to Equity Office’s and EOP Partnership’s Current Report on Form 8-K filed June 28, 2006
4.4	$1,500,000,000 4.00% Exchangeable Senior Notes due 2026, and related Guarantee	Incorporated by reference to Exhibit A of Exhibit 4.1 to Equity Office’s and EOP Partnership’s Current Report on Form 8-K filed June 28, 2006
4.5	Third Supplemental Indenture, dated as of January 16, 2007, among EOP Partnership, Equity Office and U.S. Bank National Association (formerly known as U.S. Bank Trust National Association)	Previously filed
4.6	Registration Rights Agreement, dated as of June 27, 2006	Incorporated by reference to Exhibit 4.3 to Equity Office’s and EOP Partnership’s Current Report on Form 8-K filed June 28, 2006
4.7	Amendment, dated as of January 10, 2007, to Registration Rights Agreement dated as of June 27, 2007	Previously filed
5.1	Opinion of Sidley Austin LLP regarding the legality of the securities being registered	Previously filed

Exhibit
No.	Description	Location

5.2	Opinion of Venable LLP regarding the legality of the securities being registered under Maryland law	Previously filed
8.1	Opinion of Sidley Austin LLP regarding certain tax matters	Previously filed
12.1	Statement of computation of ratios of earnings to fixed charges for each year in the five-year period ended December 31, 2005	Incorporated by reference to Exhibit 12.1 to EOP Partnership’s and Equity Office’s Current Report on Form 8-K filed December 7, 2006
12.2	Statement of computation of ratios of earnings to fixed charges for the nine months ended September 30, 2006	Incorporated by reference to Exhibit 12.1 to EOP Partnership’s and Equity Office’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006
23.1	Consent of Ernst & Young, Independent Registered Public Accounting Firm	Filed herewith
23.2	Consent of Ernst & Young, Independent Registered Public Accounting Firm	Filed herewith
23.3	Consent of Sidley Austin LLP	Previously filed
23.4	Consent of Venable LLP	Previously filed
24.1	Powers of Attorney	Included as part of the signature page of this registration statement
25.1	Statement of Eligibility of Trustee	Previously filed

ITEM 17.	UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) (A) Each prospectus filed by the registrants pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and (B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Exchange Act of 1934, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Exchange Act of 1934, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on February 2, 2007.

EQUITY OFFICE PROPERTIES TRUST

By:	/s/ Stanley M. Stevens
Stanley M. Stevens
Executive Vice President,
Chief Legal Counsel and Secretary

We, the undersigned trustees and officers of Equity Office Properties Trust, do hereby constitute and appoint Marsha C. Williams and Stanley M. Stevens and each and either of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and our behalf in our capacities as trustees and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable Equity Office Properties Trust to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, including specifically, but without limitation, any and all amendments, including post-effective amendments, hereto; and we hereby ratify and confirm all that said attorneys and agents, or either of them, shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated as of February 2, 2007.

Signature	Title

* Richard D. Kincaid	President, Chief Executive Officer and Trustee (principal executive officer)

* Marsha C. Williams	Executive Vice President and Chief Financial Officer (principal financial officer)

* Virginia L. Seggerman	Senior Vice President and Chief Accounting Officer (principal accounting officer)

* Samuel Zell	Chairman of the Board of Trustees

* Marilyn A. Alexander	Trustee

* Thomas E. Dobrowski	Trustee

* William M. Goodyear	Trustee

* James D. Harper, Jr.	Trustee

Signature	Title

* Sheli Z. Rosenberg	Trustee

* Stephen I. Sadove	Trustee

* Sally Susman	Trustee

* Jan H.W.R. van der Vlist	Trustee

* /s/ Stanley M. Stevens Stanley M. Stevens Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on February 2, 2007.

EOP OPERATING LIMITED PARTNERSHIP

By:  Equity Office Properties Trust, its general partner

By:	/s/ Stanley M. Stevens
Stanley M. Stevens
Executive Vice President,
Chief Legal Counsel and Secretary

We, the undersigned trustees and officers of Equity Office Properties Trust, general partner of EOP Operating Limited Partnership, do hereby constitute and appoint Marsha C. Williams and Stanley M. Stevens and each and either of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and our behalf in our capacities as trustees and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable EOP Operating Limited Partnership to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, including post-effective amendments, hereto; and we hereby ratify and confirm all that said attorneys and agents, or either of them, shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated as of February 2, 2007.

Signature	Title

* Richard D. Kincaid	President, Chief Executive Officer and Trustee (principal executive officer)

* Marsha C. Williams	Executive Vice President and Chief Financial Officer (principal financial officer)

* Virginia L. Seggerman	Senior Vice President and Chief Accounting Officer (principal accounting officer)

* Samuel Zell	Chairman of the Board of Trustees

* Marilyn A. Alexander	Trustee

* Thomas E. Dobrowski	Trustee

* William M. Goodyear	Trustee

Signature	Title

* James D. Harper, Jr.	Trustee

* Sheli Z. Rosenberg	Trustee

* Stephen I. Sadove	Trustee

* Sally Susman	Trustee

* Jan H.W.R. van der Vlist	Trustee

* /s/ Stanley M. Stevens Stanley M. Stevens Attorney-in-Fact

EXHIBIT INDEX

Exhibit
No.	Description	Location

2.1	Agreement and Plan of Merger	Incorporated by reference to Exhibit 2.1 to Equity Office’s and EOP Partnership’s Current Report on Form 8-K/A filed November 21, 2006
3.1	Restated Declaration of Trust	Incorporated by reference to Exhibit 3.2 to Equity Office’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2003
3.2	Third Amended and Restated Bylaws	Incorporated by reference to Exhibit 3.1 to Equity Office’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003
4.1	Indenture, dated August 29, 2000, by and between EOP Partnership and U.S. Bank National Association (formerly known as U.S. Bank Trust National Association)	Incorporated by reference to Exhibit 4.1 to EOP Partnership’s Registration Statement on Form S-3, as amended (SEC File No. 333-43530)
4.2	First Supplemental Indenture, dated June 18, 2001, among EOP Partnership, Equity Office and U.S. Bank National Association (formerly known as U.S. Bank Trust National Association)	Incorporated by reference to Exhibit 4.2 to Equity Office’s Registration Statement on Form S-3, as amended (SEC File No. 333-58976)
4.3	Second Supplemental Indenture, dated June 27, 2006, among EOP Partnership, Equity Office and U.S. Bank National Association (formerly known as U.S. Bank Trust National Association)	Incorporated by reference to Exhibit 4.1 to Equity Office’s and EOP Partnership’s Current Report on Form 8-K filed June 28, 2006
4.4	$1,500,000,000 4.00% Exchangeable Senior Notes due 2026, and related Guarantee	Incorporated by reference to Exhibit A of Exhibit 4.1 to Equity Office’s and EOP Partnership’s Current Report on Form 8-K filed June 28, 2006
4.5	Third Supplemental Indenture, dated as of January 16, 2007, among EOP Partnership, Equity Office and U.S. Bank National Association (formerly known as U.S. Bank Trust National Association)	Previously filed
4.6	Registration Rights Agreement, dated as of June 27, 2006	Incorporated by reference to Exhibit 4.3 to Equity Office’s and EOP Partnership’s Current Report on Form 8-K filed June 28, 2006
4.7	Amendment, dated as of January 10, 2007, to Registration Rights Agreement dated as of June 27, 2007	Previously filed
5.1	Opinion of Sidley Austin LLP regarding the legality of the securities being registered	Previously filed
5.2	Opinion of Venable LLP regarding the legality of the securities being registered under Maryland law	Previously filed
8.1	Opinion of Sidley Austin LLP regarding certain tax matters	Previously filed
12.1	Statement of computation of ratios of earnings to fixed charges for each year in the five-year period ended December 31, 2005	Incorporated by reference to Exhibit 12.1 to EOP Partnership’s and Equity Office’s Current Report on Form 8-K filed December 7, 2006
12.2	Statement of computation of ratios of earnings to fixed charges for the nine months ended September 30, 2006	Incorporated by reference to Exhibit 12.1 to EOP Partnership’s and Equity Office’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006

Exhibit
No.	Description	Location

23.1	Consent of Ernst & Young, Independent Registered Public Accounting Firm	Filed herewith
23.2	Consent of Ernst & Young, Independent Registered Public Accounting Firm	Filed herewith
23.3	Consent of Sidley Austin LLP	Previously filed
23.4	Consent of Venable LLP	Previously filed
24.1	Powers of Attorney	Included as part of the signature page of this registration statement
25.1	Statement of Eligibility of Trustee	Previously filed